Exhibit 10.1

SECOND AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER
among
JK ACQUISITION CORP.,
MULTI-SHOT, INC.,
MULTI-SHOT, LLC,
And Each of
CATALYST/HALL GROWTH CAPITAL MANAGEMENT CO., LLC,
And
SG-DIRECTIONAL, LLC, as
MEMBERS’ REPRESENTATIVE
Dated as of August 27, 2007

Section 11.11 Further Assurances	80
Section 11.12 Headings	80
Section 11.13 Counterparts	80
Section 11.14 Entire Agreement	80

Schedule 2.03(g)	Target Working Capital Calculation — Example
Schedule 2.04(a)	Holders of Escrow Securities
Schedule 2.06(d)	Contingent Award Calculation — Example
Schedule 6.01(k)	Conduct of Business by the Company
Schedule 6.02(s)	Bonus Payments to Officers or Employees
Schedule 7.05(b)	Individuals Entering Into Employment Agreement
Schedule 7.05(c)	Individuals Entering Into Non-Solicitation Agreement
Schedule 8.02(r)	Company Employees to be Employed at Closing
Schedule 8.02(t)	Existing Employment Agreements

Exhibit A	Form of Parent Warrant
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Company Counsel Legal Opinion
Exhibit E	Form of Parent Counsel Legal Opinion
Exhibit F	Form of GB Agreement
Exhibit G	Form of PB Agreement

Company Disclosure Schedules
Parent Disclosure Schedules

SECOND AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER

SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of August 27, 2007 (the “Execution Date”), among JK ACQUISITION CORP., a Delaware corporation (“Parent”), MULTI-SHOT, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), MULTI-SHOT, LLC, a Texas limited liability company (the “Company”), and each of CATALYST/HALL GROWTH CAPITAL MANAGEMENT CO., LLC, a Texas limited liability company (“CHGCM”) and SG-DIRECTIONAL, LLC, an Arkansas limited liability company (“SGD”), collectively as Members’ Representative (as defined in Section 10.05 hereof).

W I T N E S S E T H

WHEREAS, that certain First Amended and Restated Agreement and Plan of Merger dated as of February 14, 2007 was executed by and among the Parent, Merger Sub, the Company, and the Members that are parties thereto (the “Second Agreement”), which Second Agreement amended and restated in its entirety that certain Agreement and Plan of Merger dated as of September 6, 2006 (the “Original Agreement”), executed by and among the Parent, Merger Sub, the Company, and the Members that were parties thereto;

WHEREAS, the parties thereto desire to enter into this Agreement to fully supersede and replace the Second Agreement;

WHEREAS, upon the terms and subject to the conditions of this Agreement, Parent and the Company will enter into a business combination transaction pursuant to which the Company will merge with and into the Merger Sub (the “Merger”);

WHEREAS, as of the Execution Date, the Board of Managers of the Company has (i) determined that the Merger is fair to, and in the best interests of, the Company and the Members, and (ii) approved and adopted this Agreement, the Merger, and the other transactions contemplated by this Agreement;

WHEREAS, the Boards of Directors of each of Parent and Merger Sub have (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent, Merger Sub and their respective stockholders, (ii) unanimously approved and adopted this Agreement, the Merger, and the other transactions contemplated by this Agreement, and (iii) determined to unanimously recommend that the stockholders of Parent approve and adopt this Agreement and the Merger;

WHEREAS, the Members of the Company currently own the membership interests of the Company (the “Company Interests”) as is set forth opposite each such Member’s name in Section 1.01 of the Company Disclosure Schedule (as defined in Article III) (such members being referred to herein as the “Members”);

WHEREAS, pursuant to the Merger, each outstanding share of Company Interest shall be converted into the right to receive shares of Parent’s authorized common stock, par value $0.0001 per share (“Parent Common Stock”) and Parent Warrants (as defined herein), at the rate determined in this Agreement;

WHEREAS, Parent has agreed to grant the Members the registration rights set forth in the Registration Rights Agreement (as defined herein);

WHEREAS, all of the Parent Common Stock otherwise issuable by Parent in connection with the Merger to the Original Members (as defined in Section 11.02(a) herein), who own approximately 38.6% of the Company prior to the Merger shall be placed in escrow by Parent, the release of which amount shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement (as defined in Section 2.04(b));

WHEREAS, as a condition and inducement to Parent’s willingness to enter into this Agreement, each individual listed on Schedule 7.05(b) shall enter into an Employment Agreement (as defined in Section 7.05(b));

WHEREAS, as a condition and inducement to Parent’s willingness to enter into this Agreement, each individual listed on Schedule 7.05(c) shall enter into a Non-Solicitation Agreement (as defined in Section 7.05(c)); and

WHEREAS, certain capitalized terms used in this Agreement are defined in Section 11.02(a) and (b) of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub, the Company, the Members’ Representative and the Members, for the limited purposes stated herein, hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01  The Merger.  Upon the terms of this Agreement and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (“DGCL”) and Texas Limited Liability Company Act (“TLLCA”), at the Effective Time (as defined in Section 1.02), Company shall be merged with and into the Merger Sub. As a result of the Merger, the separate legal existence of Company shall cease, and the Merger Sub shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.02  Effective Time; Closing.  As promptly as practicable following the satisfaction or, if permissible by the express terms of this Agreement, waiver of the conditions set forth in Article VIII (or such other date as may be agreed by each of the parties hereto), the parties hereto shall cause the Merger to be consummated by (i) filing a certificate of merger (the “Certificate of Merger”) with the Secretary of States of (A) the State of Delaware and (B) the State of Texas in such forms as is required by, and executed in accordance with, the relevant provisions of the DGCL and the TLLCA, respectively, and (ii) making all other filings and recordings required under the DGCL and the TLLCA. Parent will prepare and file all proxy materials in accordance with Schedule 14A under the Exchange Act that set forth, among other things, the proposed officers and directors of Parent and Merger Sub after the Closing. The term “Effective Time” means the date and time of the filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger). Immediately prior to the filing of the Certificate of Merger, a closing (the “Closing”) will be held at the offices of Patton Boggs LLP (“Patton Boggs”), 2001 Ross Avenue, Suite 3000, Dallas, Texas (or such other place as the parties may agree). The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 1.03  Effect of the Merger.  At and after the Effective Time, the Merger shall have the effects as set forth in the applicable provisions of the DGCL and TLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 1.04  Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) At the Effective Time, the Certificate of Incorporation of Merger Sub as currently in effect shall be the Certificate of Incorporation of the Surviving Corporation, except that Section 1 of the amended and restated Certificate of Incorporation of the Surviving Corporation, instead of reading the same as Section 1 of the Certificate of Incorporation of Merger Sub, shall read as follows: “The name of this corporation is “Multi-Shot, Inc.”

(b) At the Effective Time, the Bylaws of the Surviving Corporation shall be the same as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references to Merger Sub in the Bylaws of the Surviving Corporation shall be changed to refer to Multi-Shot, Inc.

Section 1.05  Directors and Officers.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

(b) Effective as of the Effective Time, the directors of Parent and the Surviving Corporation shall be Ron Nixon (Chairman), Allen Neel, Richard Turner, James Jacoby and Kim Eubanks, and up to two (2) other designees of the Members, such designees to be designated by the Members’ Representative at least ninety (90) days prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation, as amended, and Bylaws, as amended, of Parent and the Surviving Corporation, and the initial officers of the Surviving Corporation shall be Allen Neel — Chief Executive Officer, President and Secretary; David Cudd — Vice President; and Paul Culbreth — Vice President. Effective as of the Effective Time, the officers of Parent shall be Allen Neel — Chief Executive Officer and President, and Scott Bork — Secretary. In each case, the foregoing officers shall serve until their respective successors are duly elected or appointed and qualified.

ARTICLE II

MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES

Section 2.01  Initial Merger Consideration.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(i) each unit of Company Interest issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the following consideration, payable in the form of:

(1) such number of shares of Parent Common Stock equal to the Company Interest to Parent Common Stock Exchange Ratio; and

(2) such number of Parent Warrants equal to the Company Interest to Parent Warrant Exchange Ratio; and

(3) a cash amount equal to the Company Interest to Cash Exchange Ratio;

(ii) each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time, all of which shall be held by Parent, shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation. The stock certificate evidencing shares of common stock of Merger Sub shall then evidence ownership of the outstanding shares of common stock of the Surviving Corporation.

(b) As used in this Agreement, the following terms have the following meanings (except as noted in this Agreement):

(i) “Gross Enterprise Value” means the enterprise value of the Company, such enterprise value of which is calculated as the sum of (A) (x) 6.25 multiplied by (y) the forecasted trailing 12 months Adjusted EBITDA as of November 30, 2007, plus (B) $10,000,000, which such Gross Enterprise Value is estimated to be $197,500,000.

(ii) “Estimated Net Enterprise Value” means Gross Enterprise Value less Estimated Third Party Indebtedness as of the Closing Date.

(iii) “Estimated Third Party Indebtedness” means the Indebtedness (as defined in Section 2.01(b)(iv)).

(iv) “Indebtedness” means all indebtedness or other obligations of the Company for borrowed money, including, without limitation, all obligations under capital leases which under GAAP are required to be shown as a liability and all indebtedness of a third party for which the Company is liable pursuant to a guaranty or otherwise.

(v) Intentionally omitted.

(vi) “Parent Stock Consideration” means one hundred percent (100%) of the remainder of Estimated Net Enterprise Value, less the Cash Consideration.

(vii) “Parent Shares” means the number of shares of Parent Common Stock equal to the quotient of (A) Parent Stock Consideration divided by (B) $5.40, rounded to the nearest whole share.

(viii) “Parent Warrants” means the 28,516,668 warrants issued by Parent pursuant to Section 2.01(a)(i)(2), subject to the provisions in Section 2.06 hereof, substantially in the form attached hereto as Exhibit A.

(ix) “Escrow Shares” means all of the Parent Shares issued as Parent Stock Consideration to the Original Members pursuant to Section 2.01 hereto, all of the Redemption Liability Shares to the Original Members, if any, issued pursuant to Section 2.08, and any Parent Common Stock issued to the Original Members pursuant to the exchange of any Escrow Warrants.

(x) “Cash Consideration” means $20,000,000.00.

(xi) “Company Interest to Cash Exchange Ratio” means the quotient (calculated to five decimal places) obtained by dividing (x) the Cash Consideration by (y) the Fully Diluted Company Interest Amount (as defined below).

(xii) “Company Interest to Parent Common Stock Exchange Ratio” means the quotient (calculated to five decimal places) obtained by dividing (x) the Parent Shares by (y) the Fully Diluted Company Interest Amount.

(xiii) “Fully Diluted Company Interest Amount” means a number of units of Company Interests equal to the sum of (x) the number of units of Company Interests issued and outstanding immediately prior to the Effective Time and (y) the number of units of Company Interests issuable upon exercise, conversion and/or exchange of all securities issued and outstanding immediately prior to the Effective Time that are exercisable, convertible and/or exchangeable for units of Company Interests.

(xiv) “Company Interest to Parent Warrant Exchange Ratio” means the quotient (calculated to five decimal places) obtained by dividing (x) the Parent Warrants by (y) the Fully Diluted Company Interest Amount.

(c) If, during the period between the date hereof and the Effective Time, any change in the capital stock of Parent shall occur by reason of reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period or any similar event, all of the stock-based items that require adjustment so as to properly reflect the action taken, including, but not limited to, the Initial Merger Consideration, the Parent Shares, the Company Interest to Cash Exchange Ratio, the Company Interest to Parent Common Stock Exchange Ratio, the Parent Warrants, the Redemption Liability Shares (as defined in Section 2.08) and Redemption Warrants (as defined in Section 2.08) shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange or readjustment of shares. The parties recognize that the 2004 Incentive Plan has, in 2005 and 2006, and will most likely in 2007 give rise to a Transaction-Related Members’ Equity Charges (defined below). For the purposes of this Agreement and the Adjusted EBITDA will not include any transaction-related charge to Company earnings as required by GAAP (the “Transaction-Related Members’ Equity Charges”).

(d) If any units of Company Interests outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement, stock option exercise agreement or other agreement with the Company, then the Parent Shares issued in exchange for such units of Company Interests will also be unvested and/or subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such Parent Shares may accordingly be marked with appropriate legends.

(e) The aggregate consideration payable to the holders of Company Interests in accordance with this Section 2.01(a) is referred to in this Agreement as the “Initial Merger Consideration.” The Initial Merger Consideration is subject to adjustment in accordance with Sections 2.02 and 2.03.

Section 2.02  Closing Balance Sheet; Indebtedness; Working Capital.

(a) (i) Intentionally omitted.

(ii) For purposes of this Section 2.02, “Working Capital” shall mean the amount that is the difference between (i) Company’s Current Assets and (ii) Company’s Current Liabilities, calculated in accordance with United States generally accepted accounting principles (“GAAP”) and in a manner consistent with the Company Financial Statements (as defined in Section 3.08(a)). “Current Assets,” as used in the definition of Working Capital, shall mean cash on hand or in deposit accounts, cash equivalents, accounts receivable (net of all reserves), prepaid project costs, prepaid expenses, and any other current assets as defined under GAAP, plus any Transaction Expenses previously paid by the Company. “Current Liabilities”, as used in the definition of Closing Working Capital, shall mean accounts payable, accrued expenses, advanced customer payments and any other current liabilities (excluding any accrued but unpaid Transaction Expenses and current portions of Indebtedness) as defined under GAAP.

(b) The Company will prepare and deliver to Parent at least one (1) business day before the Closing Date an unaudited balance sheet of the Company prepared on an estimated basis as of midnight the day prior to the Closing Date (the “Estimated Closing Balance Sheet”), which shall include detailed supporting calculations of (i) the estimated Indebtedness of the Company as of the Closing Date (the “Estimated Indebtedness”); and (ii) the estimated Working Capital of the Company at the Closing Date (the “Estimated Closing Working Capital”). The Estimated Closing Balance Sheet will be prepared in accordance with GAAP, subject to reasonable exceptions such as the absence of footnotes and customary year-end audit adjustments, in a manner consistent with the methods and practices used to prepare the audited balance sheet as of December 31, 2006 (the “2006 Balance Sheet”). The Company will deliver with the Estimated Closing Balance Sheet, including the Estimated Indebtedness and Estimated Closing Working Capital, a certification executed by the Chief Executive Officer and the Chief Financial Officer that the Estimated Closing Balance Sheet is being delivered in good faith and fairly presents, in all material respects, the financial condition of the Company as of 12:01 a.m. the day before the Closing Date, prepared in accordance with GAAP, subject to reasonable exceptions such as the absence of footnotes and customary year-end audit adjustments. For example, assuming a Closing Date of December 3, 2007, the Company shall deliver the Estimated Closing Balance Sheet on the morning of November 30, 2007 reflecting business activities as of and through November 29, 2007.

Section 2.03  Post-Closing Adjustment.

(a) Within 75 days after the Closing Date, Parent will prepare and deliver to the Members’ Representative written notice (the “Adjustment Notice”) containing an unaudited consolidated balance sheet of the Company as of the close of business on the Closing Date (the “Closing Balance Sheet”), including detailed supporting calculations of (i) the Indebtedness of the Company as of the Closing Date less any Parent Expense Excess (the “Closing Indebtedness”), (ii) the Working Capital of the Company as of the Closing Date (“Closing Working Capital”) and (iii) Parent’s calculation of the amount of any Initial Merger Consideration adjustment required pursuant to Section 2.03(i) (“Adjustment Amount”), if any. If Parent represents that no Adjustment Amount is due and required, the Adjustment Notice shall so state. The Closing Balance Sheet, including the Closing Indebtedness and Closing Working Capital, will be prepared in accordance with GAAP (subject to any adjustments that relate to Transaction Expenses as permitted herein) in a manner consistent with the methods and practices used to prepare the Estimated Balance Sheet, Estimated Indebtedness and Estimated Working Capital.

(b) Within 30 days after delivery of the Adjustment Notice, the Members’ Representative will deliver to Parent a written response in which the Members’ Representative will either:

(i) agree in writing with the Closing Balance Sheet as set forth in the Adjustment Notice, in which case such calculations of Closing Indebtedness, Closing Working Capital and Adjustment Amount, if any, will be final and binding on the parties for purposes of Section 2.03(i); or

(ii) dispute Parent’s determination that no Adjustment Amount is due and required or Parent’s calculation of Closing Indebtedness, Closing Working Capital or Adjustment Amount, if any, as set forth in the Adjustment Notice by delivering to Parent a written notice (a “Dispute Notice”) setting forth in reasonable detail the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith.

(c) If the Members’ Representative fails to take either of the foregoing actions within 30 days after delivery of the Adjustment Notice, then the Company will be deemed to have irrevocably accepted Parent’s calculation of

Closing Indebtedness, Closing Working Capital and/or Adjustment Amount, if any, as set forth in the Adjustment Notice, in which case such calculation of Closing Indebtedness, Closing Working Capital and Adjustment Amount will be final and binding on the parties for purposes of Section 2.03(i).

(d) If the Members’ Representative delivers a Dispute Notice to Parent within 30 days after delivery of the Adjustment Notice, then Parent and the Members’ Representative will attempt in good faith, for a period of 30 days, to agree on the calculations of Closing Indebtedness, Closing Working Capital and Adjustment Amount for purposes of Section 2.03(i). Any resolution by Parent and the Members’ Representative during such 30-day period as to any disputed items will be final and binding on the parties for purposes of Section 2.03(i). If Parent and the Members’ Representative do not resolve all disputed items by the end of 30 days after the date of delivery of the Dispute Notice, then Parent and the Members’ Representative will submit the remaining items in dispute to Hein & Associates, LLP, or if that firm is unwilling or unable to serve, Parent and the Members’ Representative will engage another mutually agreeable independent accounting firm of recognized national standing, which is not the regular auditing firm of Parent or the Company. If Parent and the Members’ Representative are unable to jointly select such independent accounting firm within 10 days after such 30-day period, Parent and the Members’ Representative will each select an independent accounting firm of recognized national standing and each such selected accounting firm will select a third independent accounting firm of recognized national standing, which is not the regular auditing firm of Parent or the Company (such selected independent accounting firm, whether pursuant to this sentence or the preceding sentence, the “Independent Accounting Firm”). The Independent Accounting Firm will act as arbitrator to determine (based solely upon presentations made by Parent and the Members’ Representative and not by independent audit or review) only those items still in dispute. The Purchaser and the Members’ Representative will instruct the Independent Accounting Firm to render its determination with respect to the items in dispute in a written report that specifies the conclusions of the Independent Accounting Firm as to each item in dispute and the resulting calculations and determination of the Closing Indebtedness, Closing Working Capital and the Adjustment Amount. The Parent and the Members’ Representative will each use their commercially reasonable efforts to cause the Independent Accounting Firm to render its determination within 30 days after referral of the items to such firm or as soon thereafter as reasonably practicable. The determinations of the Independent Accounting Firm with respect to the Closing Indebtedness, Closing Working Capital and Adjustment Amount will be final and binding on the parties for purposes of Section 2.03(i). Parent and the Members’ Representative will revise the Closing Balance Sheet and the calculation of the Closing Indebtedness, Closing Working Capital and Adjustment Amount as appropriate to reflect the resolution of the issues in dispute pursuant to this Section 2.03. The procedures for payment of an Adjustment Amount, whether in favor of Parent or in favor of Members, are as set forth in Section 2.03(i) hereof. The fees and expenses of the Independent Accounting Firm will be shared by Parent and the Members in inverse proportion to the relative amounts of the disputed amount (as ultimately resolved) determined to be for the account of Parent and the Members, respectively. For example, if the final Adjustment Amount is forty percent (40%) of the Parent’s original Adjustment Amount as determined in accordance with Section 2.03(a), the Members shall pay forty percent (40%) of the fees and expenses of the Independent Accounting Firm and Parent shall pay the remaining sixty percent (60%) of such fees and expenses.

(e) For purposes of complying with this Section 2.03, Parent and the Members’ Representative will furnish to each other and to the Independent Accounting Firm such work papers and other documents and information relating to the disputed issues as the Independent Accounting Firm may request and as are available to that party (or its independent public accountants) and each such party will be afforded the opportunity to present to the Independent Accounting Firm any material related to the disputed items and to discuss the items with the Independent Accounting Firm. Parent must require that the Independent Accounting Firm enter into a customary form of confidentiality agreement with respect to the work papers and other documents and information regarding the matters, including financial information contained in the Adjustment Notice and Dispute Notice, provided to the Independent Accounting Firm pursuant to this Section 2.03.

(f) If the Closing Indebtedness as finally determined in accordance with this Section 2.03 is equal to $60,000,000, then no adjustment shall be made. If the Closing Indebtedness as finally determined pursuant to this Section 2.03 is less than the $60,000,000, then the Parent shall pay the Members the amount of such difference pursuant to Section 2.03(i) below. If the Closing Indebtedness as finally determined pursuant to this Section 2.03 is greater than the $60,000,000, then the Members will pay to Parent the amount of such difference pursuant to Section 2.03(i) below.

(g) If the Closing Working Capital is less than 13.0% of the average annualized monthly revenues of the Company using the three (3) completed months immediately preceding the Closing Date (the “Target Working Capital”), an example of the calculation of which is set forth on Schedule 2.03(g) for the period ending June 30, 2006, then the Members will pay to Parent the amount of such difference pursuant to Section 2.03(i) below.

(h) All payments required to be made by the Members, on a pro rata basis in proportion to each Member’s share (carried to five decimal places) of the Company Interests, pursuant to Sections 2.03(f) and 2.03(g) will be satisfied by payment from the Escrow Shares (based on the Escrow Per Share Market Value (as defined below) of the Parent Common Stock at such time) in accordance with the terms of the Escrow Agreement or otherwise as permitted by Section 2.03(d) above. The Members will be severally, but not jointly, liable for any amount by which any payments required under Sections 2.03(f) or 2.03(g) exceed the Escrow Fund. All payments to be made by the Parent pursuant to Section 2.03(f) will be satisfied by issuance of additional shares of Parent Common Stock and Parent Warrants to the Members, issued and distributed to the Members on a pro rata basis in proportion to each Member’s share (carried to five decimal places) of the Company Interests based upon the Exchange Value. All adjustments to the Initial Merger Consideration pursuant to this Section 2.03 will be applied to the Initial Merger Consideration to be received by each Member pro-rata based in proportion to each Member’s share (carried to five decimal point places) of the Initial Merger Consideration. The term “Escrow Per Share Market Value” shall mean for any date, the price determined by calculating the average of the closing per share prices of the Parent Common Stock on the American Stock Exchange (“AMEX”) (as reported on AMEX) or such other stock exchange on which Parent Common Stock may then be trading (based on a Trading Day closing at 4:02 p.m. New York City time) for the twenty days prior to any distribution date as described in the Escrow Agreement.

(i) To the extent that there is an Adjustment Amount, the Company, the Parent and the Members’ Representative agree as follows:

(i) If an Adjustment Amount is in favor of Parent, then such Adjustment Amount shall be payable from the Escrow Fund and any such payment from the Escrow Fund for an Adjustment Amount shall be payable in Escrow Shares; provided, that, the Members’ Representative may elect to have an Adjustment Amount paid from Proceeds (as defined in the Escrow Agreement) or in other cash provided by the Members in lieu of Escrow Shares. The Parent, the Company and the Members’ Representative will provide instructions to the Escrow Agent consistent with the foregoing; and

(ii) If an Adjustment Amount is in favor of the Members, then the Parent Stock Consideration shall be recalculated under Section 2.01(b)(vi); provided that for purposes of such recalculation the term “Actual Net Enterprise Value” shall be substituted in place of the term “Estimated Net Enterprise Value” (the result of such recalculation being the “Actual Parent Stock Consideration”). Then, Parent will issue such number of Parent Shares and such number of Parent Warrants to the Members as would have originally been issued to the Members under Section 2.01(a)(i)(1) and Section 2.01(a)(i)(2), respectively, had the term “Actual Parent Stock Consideration” been substituted for the term “Parent Stock Consideration” under Section 2.01 at the time such calculations were made. For purposes of this Agreement the term “Actual Net Enterprise Value” means Gross Enterprise Value less Closing Indebtedness as agreed to between Parent and Members’ Representative or as determined pursuant to Section 2.03(d).

Section 2.04  Exchange of Certificates.

(a) Exchange Procedures.  From and after the Effective Time, a bank or trust company to be designated by Parent shall act as exchange agent (the “Exchange Agent”) in effecting the exchange of the applicable Parent Shares, Parent Warrants, Redemption Liability Shares, if any, and Redemption Warrants, if any, for certificates which immediately prior to the Effective Time represented outstanding membership interests of Company Interests (“Company Interest Certificates”) and which were converted into the right to receive the applicable Parent Shares, Parent Warrants, Redemption Liability Shares, if any, and Redemption Warrants, if any, pursuant to Sections 2.01, 2.03 and 2.08. As promptly as practicable after the Effective Time, Parent and the Exchange Agent shall mail to each record holder of Company Interest Certificates a letter of transmittal (the “Letter of Transmittal”) in a form approved by Parent and the Company and will include instructions for use in surrendering such Company Interest Certificates and receiving the applicable Parent Shares, Parent Warrants, Redemption Liability Shares, if any, and Redemption Warrants, if any, pursuant to Sections 2.01, 2.03 and 2.08. Promptly after the Effective Time, but in no event later than ten (10) business days following the delivery to Parent of the Final Conversion Schedule, Parent shall cause to be deposited in escrow with the Escrow Agent all of the Escrow Shares and Escrow Warrants in the names set forth on Schedule 2.04(a) (collectively, the “Escrow Securities”). As used in this Agreement, “Escrow Warrants” shall refer to all Parent Warrants and Redemption Warrants, if any, issued to the Original Members and deposited in escrow with the Escrow Agent.

Upon the surrender of each Company Interest Certificate for cancellation to the Exchange Agent, together with a properly completed Letter of Transmittal and such other documents as may reasonably be required by Parent:

(i) Parent shall cause to be issued to the holder of such Company Interest Certificate in exchange therefor separate certificates representing the Parent Shares, Parent Warrants, Redemption Liability Shares, if any, and Redemption Warrants, if any, to which such holder is entitled pursuant to Sections 2.01, 2.03 and 2.08;

(ii) all Escrow Securities shall be delivered to the Escrow Agent to be held as Escrow Shares pursuant to the Escrow Agreement; and

(iii) the Company Interest Certificates so surrendered shall forthwith be cancelled.

(b) Escrow Fund.

(i) Prior to or simultaneously with the Closing, the Members’ Representative and Parent shall enter into an escrow agreement substantially in the form of Exhibit B hereto (the “Escrow Agreement”) with the Escrow Agent, or if the Escrow Agent is unwilling or unable to serve, then such other financial institution of at least $500,000,000 in total assets mutually acceptable to the Members’ Representative and Parent. Pursuant to the terms of the Escrow Agreement, Parent shall deposit with the Escrow Agreement (i) one or more stock certificates representing the Escrow Shares, and (ii) one or more warrants representing the Escrow Warrants issued to the Original Members at Closing and related irrevocable stock powers in the name of the Original Members representing the Escrow Securities, which account is to be managed by the Escrow Agent (the “Escrow Account”). Any Escrow Securities and Proceeds in the Escrow Account are collectively referred to herein as the “Escrow Fund”. The Escrow Agreement shall provide that so long as a bona fide, good faith claim for indemnification has not been made by Parent, that (i) the entirety of the Escrow Fund remain with the Escrow Agent until December 31, 2008, (ii) after December 31, 2008, that portion of Escrow Shares (and/or any Proceeds or common stock of Parent received by the Original Members by virtue of the exercise of Parent Warrants and Redemption Warrants) in excess of $3,000,000 in value based on the Escrow Per Share Market Value be released to the Original Members as well as the entirety of the Escrow Warrants and (iii) upon completion of (36) thirty-six months after Closing, the Escrow Account shall be closed and all remaining Escrow Shares and any and all other assets of the Original Members held in the Escrow Fund shall be released to the Original Members. In connection with such deposit of the Escrow Securities with the Escrow Agent and as of the Effective Time, each Original Member holder of Company Interests will be deemed to have constructively received and deposited with the Escrow Agent each Original Member’s pro rata interest in the Escrow Fund as determined as of Closing by reference to such Original Member’s ownership of Company Interests (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by Parent after the Effective Time with respect to shares constituting the Escrow Fund) as reflected on the Company Interest Certificates, without any further action by the Original Members. Distributions of any Escrow Securities or the Escrow Fund or Proceeds from the Escrow Account shall be governed by the terms and conditions of the Escrow Agreement, but shall occur no later than the end of the indemnity periods as set forth in Section 10.01. The adoption of this Agreement and the approval of the Merger by the Members shall constitute approval of the Escrow Agreement and of all the arrangements relating thereto, including, without limitation, the placement of the Escrow Securities and Proceeds in the Escrow Fund and the appointment of the Members’ Representative. No Escrow Securities contributed to the Escrow Fund shall be unvested or subject to any right of repurchase, risk of forfeiture or other condition in favor of Parent, the Surviving Corporation or other entity.

(ii) In the event a Parent Indemnified Party (as defined in Section 10.02) is entitled to indemnification from a Member under Article X (“Indemnification Claim”) for any breach by the Company of any representations and warranties made by the Company under Article III hereof, Parent shall seek payment first out of the Escrow Fund. Such Indemnification Amounts shall be payable in Escrow Shares; provided, that the Members’ Representative may elect to have an Indemnification Amount paid from the Proceeds or in other cash provided by the Members in lieu of Escrow Shares. If the Escrow Fund has been reduced to zero, Parent shall then be entitled to seek payment for an unsatisfied Indemnification Amount directly from the Members, subject to the terms and conditions set forth in Article X.

(c) Distributions.  No dividends or other distributions declared or made after the Effective Time with respect to Escrow Shares comprising part of the Initial Merger Consideration with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Interest Certificate with respect to the Escrow Shares represented thereby until the holder of such Company Interest Certificate shall surrender such Company Interest Certificate in accordance with this Section 2.04. Dividends or other distributions declared or made after the Effective Time with respect to Escrow Shares comprising part of the Merger Consideration with a record date after the Effective Time shall be paid to the record owners of the Escrow Shares.

(d) No Further Rights in Company Interests.  Except as otherwise specifically provided herein, the Parent Shares, the Parent Warrants, the Redemption Liability Shares and the Redemption Warrants issued upon the conversion of Company Interests in accordance with the terms hereof, including the registration rights applicable thereto, shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Interests.

(e) No Fractional Shares.  Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock shall be issued upon the conversion and exchange of Company Interest Certificates, and no holder of Company Interest Certificates shall be entitled to receive a fractional share of Parent Common Stock. In the event that any holder of Company Interest would otherwise be entitled to receive a fractional share of Parent Common Stock (after aggregating all shares and fractional shares of Parent Common Stock issuable to such holder), then such holder will receive an aggregate number of shares of Parent Common Stock rounded up or down to the nearest whole share (with amounts equal to 0.5 and greater being rounded up).

(f) No Liability.  Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Interest for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash properly and legally delivered to a public official pursuant to any abandoned property, escheat or similar Law (as defined in Section 3.06(a)); provided, however, that Parent shall promptly give the Members’ Representative written notice of any such occurrence and such holder of Company Interests shall have the opportunity to dispute the abandonment and reclaim the shares of Parent Common Stock and all related rights as if such occurrence had not occurred, provided such dispute is fairly determined for the benefit of the Member or Members affected.

(g) Withholding Rights.  Each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Interest such amounts as it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax (as defined in Section 3.15(c)) Law, including but not limited to federal and state withholdings as related to the compensatory component of the Merger Consideration that relates to the Company’s 2004 Incentive Plan. To the extent that amounts are so withheld by the Exchange Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Interest in respect of which such deduction and withholding were made by the Exchange Agent, the Surviving Corporation or Parent, as the case may be. Any amounts so withheld shall be properly and timely transmitted to the appropriate parties.

(h) Lost Certificates.  If any Company Interest Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Interest Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Company Interest Certificate, Parent shall issue in exchange for such lost, stolen or destroyed Company Interest Certificate, the applicable Parent Shares (and dividends or other distributions pursuant to Section 2.04(c)), Parent Warrants, Redemption Liability Shares (and dividends or other distributions pursuant to

Section 2.04(c)), and Redemption Warrants to which such person is entitled pursuant to the provisions of this Article II.

Section 2.05 Membership Interest Transfer Books.  Commencing on the date hereof, the membership interest transfer books of the Company shall be closed and there shall be no further registration or transfers of shares of Company Interest thereafter on the records of the Company other than as required to comply with the terms of this Agreement and the Plans. From and after the Effective Time, each holder of a Company Interest Certificate shall cease to have any rights as a member of the Company, except as otherwise provided in this Agreement or by Law.

Section 2.06  Contingent Awards.

(a) From time to time after the Effective Time, the Members shall be entitled to a contingent award payable in shares of Parent Common Stock (“Contingent Award”) pursuant to the terms of this Section 2.06.

(b) On the date on which any holder (an “Index Warrant Holder”) of a warrant (other than a Parent Warrant and a Redemption Warrant) to purchase Parent Common Stock (an “Index Warrant”), elects to exercise such Index Warrant (each a “Measurement Date”), Parent shall calculate and record the average Trading Price (each a “Contingent Award Per Share Market Value”) of the Parent Common Stock for each of the 3 trading days prior to such Measurement Date (each a “Measurement Period”). As used herein, the term “Trading Price” shall mean the closing trading price per share of Parent Common Stock for such date (or the nearest preceding date) on the American Stock Exchange (as reported on AMEX) or such other stock exchange on which the Parent Common Stock may then be trading.

(c) On June 30, 2008 (the “Initial Determination Date”), Parent shall determine the initial Contingent Award payable to the Members for the period beginning on the Closing Date and ending on June 30, 2008 (the “Initial Determination Period”). Subsequent Contingent Awards shall be determined on:

(i) June 30, 2009 (the “Second Determination Date”) for the period beginning on July 1, 2008 and ending on June 30, 2009 (the “Second Determination Period”); and

(ii) April 30, 2010 (unless extended to June 30, 2010 by the mutual written consent of the parties hereto) (the “Third Determination Date”, and together with the Initial Determination Date and the Second Determination Date, each a “Determination Date”) for the period beginning on July 1, 2009 and ending on April 30, 2010 (or June 30, 2010) (the “Third Determination Period”, and together with the Initial Determination Period and the Second Determination Period, each a “Determination Period”).

(d) On each Determination Date, Parent shall calculate the respective Contingent Award as follows (an example of such calculation is set forth on Schedule 2.06(d) attached hereto):

(i) first, for each exercise of an Index Warrant during such Determination Period, multiply (A) the respective Contingent Award Per Share Market Value for such exercise by (B) the number of shares issued pursuant to such Index Warrant exercise (the “Total Exercised Warrant Value”);

(ii) second, calculate (A) the aggregate number of shares issued pursuant to all Index Warrant exercises during such Determination Period, (B) the aggregate Total Exercised Warrant Values from all exercises for such Determination Period and (C) the per share weighted average amount of the Total Exercised Warrant Values for all Index Warrant exercises during such Determination Period;

(iii) third, multiply (A) the number of shares calculated in Section 2.06(d)(ii)(A) by (B) the weighted average of the exercise price of all Index Warrants exercised during such Determination Period (the “Weighted Average Index Warrant Exercise Price”);

(iv) fourth, subtract (A) the number determined in Section 2.06(d)(iii) from (B) the aggregate Total Exercised Warrant Values for such Determination Period;

(v) if the amount determined in Section 2.06(d)(iv) above is greater than zero, Parent shall issue to the Members shares of Parent Common Stock equal to the quotient of (A) the amount determined in Section 2.06(d)(iv) above divided by (B) the amount determined in Section 2.06(d)(ii)(C) (“Contingent

Award Shares”). Any such Contingent Award Shares shall be allocated on a pro rata basis amongst the holders of all Parent Warrants (as compared to all other Parent Warrant holders based upon the number of originally issued Parent Warrants).

(e) Within fifteen (15) days of each Determination Date, Parent shall provide written notice to the Members’ Representative as to the number of Index Warrants exercised and the number of Contingent Award Shares, if any, (a “Contingent Award Notice”). Such Contingent Award Notice shall also contain Parent’s calculation of such Contingent Award Shares pursuant to Section 2.06(d).

(f) Within 15 days after delivery of a Contingent Award Notice, the Members’ Representative will deliver to Parent a written response in which the Members’ Representative will either:

(i) agree in writing with the contents of the Contingent Award Notice, in which case such calculations of the Contingent Award Shares (the “Contingent Award Calculation”), if any, will be final and binding on the parties for purposes of Section 2.06; or

(ii) dispute Parent’s determination of the Contingent Award Calculations, if any, as set forth in a written notice (a “Contingent Award Dispute Notice”) setting forth in reasonable detail the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith.

(g) If the Members’ Representative fails to take either of the foregoing actions within 15 days after delivery of the Contingent Award Notice, then the Company and Members will be deemed to have irrevocably accepted Parent’s determination of such Contingent Award Notice, in which case such determination of the Contingent Award Calculation will be final and binding on the parties for purposes of Section 2.06(j).

(h) If the Members’ Representative delivers a Contingent Award Dispute Notice to Parent within 15 days after delivery of the Contingent Award Notice, then Parent and the Members’ Representative will attempt in good faith, for a period of 15 days, to agree on the calculations for purposes of Section 2.06. Any resolution by Parent and the Members’ Representative during such 15-day period as to any disputed items will be final and binding on the parties for purposes of Section 2.06. If Parent and the Members’ Representative do not resolve all disputed items by the end of 15 days after the date of delivery of the Contingent Award Dispute Notice, then Parent and the Members’ Representative will submit the remaining items in dispute to the Independent Accounting Firm and the procedures set forth in Section 2.03(d) shall be utilized to resolve the disputed items. The determinations of the Independent Accounting Firm with respect to the Contingent Award Calculation will be final and binding on the parties for purposes of Section 2.06.  Parent will revise all of the affected changes in the Contingent Award Calculation as appropriate to reflect the resolution of the issues in dispute pursuant to this Section 2.06.

(i) For purposes of complying with this Section 2.06, Parent and the Members’ Representative will furnish to each other and to the Independent Accounting Firm such work papers and other documents and information relating to the disputed issues as the Independent Accounting Firm may request and as are available to that party (or its independent public accountants) and each party will be afforded the opportunity to present to the Independent Accounting Firm any material related to the disputed items and to discuss the items with the Independent Accounting Firm. Parent must require that the Independent Accounting Firm enter into a customary form of confidentiality agreement with respect to the work papers and other documents and information regarding the matters, including financial information contained in the Contingent Award Notice and Contingent Award Dispute Notice, provided to the Independent Accounting Firm pursuant to this Section 2.06.

(j) Once the Contingent Award Calculation is finalized, Parent shall notify each Parent Warrant holder of such Contingent Award Shares issuable to the Members as determined by the Contingent Award Calculation pursuant to Section 2.06(d) herein, and each Parent Warrant holder shall have the option, within ten (10) days of its receipt of the finalized Contingent Award Calculation, to accept its pro rata share of the Contingent Award Shares or accept a Cash Exercise Warrant in the amount of its pro rata share of the number of shares issued pursuant to the aggregate Index Warrants exercised during such Determination Period. If the amount determined in Section 2.06(d)(iv) above is zero or less than zero, Parent shall not issue any Contingent Award Shares to the Members, but each Member shall automatically be deemed to have elected to receive a Cash Exercise Warrant in the amount of the aggregate Index Warrants exercised during such Determination Period, if any. Parent shall promptly prepare and file with AMEX a Notification Form for Listing Additional Shares with respect to any Contingent Award Shares or shares underlying any Cash Exercise Warrants (“Cash Exercise Warrant Shares”) to be issued pursuant to Section 2.06 and shall use its commercially reasonable efforts to obtain, prior to such issuance of any Contingent Award Shares and Cash Exercise Warrant Shares, approval for the listing of such Contingent Award Shares, subject to official notice to AMEX of issuance.

(k) In the event that prior to the expiration of eighteen (18) months after the Closing Date, the Members are issued Contingent Award Shares or Cash Exercise Warrant Shares, any of such Contingent Award Shares issued to the Original Members and the possession thereof shall be given by the Original Members to the Escrow Agent as soon as practicable. All of the rights, duties and obligations with respect to said Contingent Award Shares and Cash Exercise Shares shall be equivalent to the rights, duties and obligations with respect to the Parent Shares, except as otherwise specifically provided herein, including but not limited to the rights granted to the Members under the Registration Rights Agreement.

(l) Return of Parent Warrants and Redemption Warrants.  In exchange for a Contingent Award or Cash Exercise Warrants, each Member shall surrender a number of Parent Warrants and/or Redemption Warrants exercisable for an amount of Parent Common Stock equal to its pro rata share of the number of shares issued pursuant to the aggregate Index Warrant exercises during such Determination Period to Parent, together with such other documents as may reasonably be required by Parent.

(m) No Fractional Shares.  Notwithstanding any other provision of this Agreement, no fractional shares of Common Stock shall be issued pursuant to this Section 2.06, and no Member shall be entitled to receive a fractional share of Common Stock pursuant to this Section 2.06. In the event that any Member would otherwise be entitled to receive a fractional share of Common Stock pursuant to this Section 2.06, then such Member will receive an aggregate number of shares of Common Stock rounded up or down to the nearest whole share (with amounts greater than 0.5 being rounded up). If the Parent Warrant or Redemption Warrant shall have been exercised in part, Parent shall, at the time of delivery of the certificate or certificates representing Parent Warrants or Redemption Warrants, deliver to holder a new Parent Warrant or new Redemption Warrant, as the case may be, evidencing the rights of holder to acquire shares of Parent Common Stock called for by the Parent Warrant or the Redemption Warrant, which new Parent Warrant or Redemption Warrant, as the case may be, shall in all other respects be identical with the original Parent Warrant or the original Redemption Warrant.

(n) Parent Warrant Cash Exercise.  Pursuant to the provisions of Section 2.06(j), each holder of a Parent Warrant shall have the right to accept, in lieu of the Contingent Award Share, a warrant exercisable for cash (each, a “Cash Exercise Warrant”) that provides the holder the option to exercise such warrant for $5.00 per share (or $6.50 per share to the extent issued upon exercise of the FBW Warrants) for a number of shares in the amount of its pro rata share of the number of shares issued pursuant to the aggregate Index Warrant exercises during such Determination Period. Thereafter, and at any time prior to the expiration of such Cash Exercise Warrant, the holder of such Cash Exercise Warrant shall have the right to exercise such Cash Exercise Warrant for cash as set forth in such warrant; provided, however, that in order for the holder of such Cash Exercise Warrant to make such election, such Cash Exercise Warrant holder shall be required to (i) notify Parent that such Cash Exercise Warrant holder is making such election at or prior to its or his exercise of such Cash Exercise Warrant and (ii) tender payment of the exercise price stated in such Cash Exercise Warrant to Parent in cash or other readily available funds at the time of its or his exercise of such Cash Exercise Warrant. The Cash Exercise Warrant shall have the same terms as the Parent Warrant, including termination provisions, except that it shall be exercisable only for cash as set forth above.

(o) Expiration of Parent Warrants.  The parties agree that the Parent Warrants and the Cash Exercise Warrants shall not expire, but shall survive in full force and effect, until the later of (i) April 10, 2010, (ii) fifteen (15) days following the final determination of the Contingent Award Calculation with respect to the Third Determination Period, or (iii) such time as all Index Warrants have expired, been exercised or have been terminated in accordance with their respective terms.

Section 2.07 Securities Laws Issues.  Parent shall issue the Parent Shares and Parent Warrants as provided in Section 2.01, the shares of Parent Common Stock as provided in Section 2.06 of this Agreement and the Redemption Liability Shares and Redemption Warrants pursuant to a “private placement” exemption or exemptions from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Regulation D promulgated under the Securities Act and an exemption from qualification under the laws of the State of Texas and other applicable state securities laws notwithstanding that the Parent Shares, Parent Warrants, Redemption Liability Shares, Redemption Warrants, and Parent Common Stock issuable pursuant to a Contingent Award shall be entitled to their respective rights specified in the Registration Rights Agreement. Parent and the Company shall comply with all applicable provisions of, and rules under, the Securities Act and applicable state securities laws in connection with the offering and issuance of the shares of Parent Common Stock pursuant to this Agreement. Such Parent Shares, Parent Warrants, Redemption Liability Shares, Redemption Warrants and Parent Common Stock issuable pursuant to a Contingent Award will be “restricted securities” under the Federal and state securities laws and cannot be offered or resold except pursuant to registration under the Securities Act or an available exemption from registration.

Section 2.08  Redemption Shares Issuance.

(a) As used in this Agreement, the following terms have the following meanings (except as noted in this Agreement):

(i) “Exchange Value” means $5.40 per share of Parent Common Stock.

(ii) “Gross Redemption Dollar Amount” means the Redemption Shares Number multiplied by the Redemption Share Price.

(iii) “Net Redemption Dollar Amount” means difference between the Gross Redemption Dollar Amount and the Redemption Value Safe Harbor.

(iv) “Redemption Calculations” has the meaning set forth in Section 2.08(c)(i).

(v) “Redemption Dispute Notice” has the meaning set forth in Section 2.08(c)(ii).

(vi) “Redemption Liability Amount” means the Shares in Excess of Safe Harbor multiplied by the Redemption Price Differential.

(vii) “Redemption Liability Shares” means the number of shares of Parent Common Stock, to be issued to the Members, if any, determined by dividing the Redemption Liability Amount by the Exchange Value.

(viii) “Redemption Option” means the option that each holder of Parent Common Stock has to require the Parent to redeem or convert his, her or its ownership of Parent Common Stock prior to the Closing in accordance with the governing documents of Parent.

(ix) “Redemption Notice” has the meaning set forth in Section 2.08(b).

(x) “Redemption Share Price” means the price per share of Parent Common Stock that Parent is required to pay to any holder of Parent Common Stock exercising their Redemption Option.

(xi) “Redemption Price Differential” means the difference between the Redemption Share Price and the Exchange Value.

(xii) “Redemption Shares Number” means the aggregate number of shares of Parent Common Stock which are required to be redeemed by Parent from the holders of such Parent Common Stock prior to the Closing in accordance with the governing documents of Parent based on those holders who exercise their Redemption Option.

(xiii) “Redemption Value Safe Harbor” means $3,000,000.

(xiv) “Redemption Warrant” means the warrants issued by Parent pursuant to this Section 2.08.

(xv) “Safe Harbor Shares” means the Redemption Value Safe Harbor divided by the Redemption Share Price.

(xvi) “Shares in Excess of Safe Harbor” means the Net Redemption Dollar Amount divided by the Redemption Share Price.

(b) Parent and Merger Sub covenant and agree that they shall comply with all of the requirements of their respective governing documents in connection with timely execution relating to the holders of Parent Common

Stock and their collectively held Redemption Option. Once the expiration date for any holders of Parent Common Stock to exercise the Redemption Option has occurred, Parent shall promptly provide written notice to the Members’ Representative as to the amount of the Redemption Shares Number, if any, and the Redemption Share Price paid therefore (the “Redemption Notice”). Such Redemption Notice shall also contain Parent’s calculation of the amount of the Redemption Liability Amount and the aggregate amount of Redemption Liability Shares and Redemption Warrants as follows:

(i) First, determine the Gross Redemption Dollar Amount by multiplying the Redemption Shares Number by the Redemption Share Price;

(ii) Second, determine the Net Redemption Dollar Amount by subtracting the Redemption Value Safe Harbor from the Gross Redemption Dollar Amount, and if the resulting amount is negative, stop; if the resulting amount is positive, continue;

(iii) Third, determine the Safe Harbor Shares by dividing the Redemption Value Safe Harbor by the Redemption Share Price;

(iv) Fourth, determine the Shares in Excess of Safe Harbor by dividing the Net Redemption Dollar Amount by the Redemption Share Price;

(v) Fifth, determine the Redemption Price Differential by subtracting the Exchange Value from the Redemption Share Price;

(vi) Sixth, determine the Redemption Liability Amount by multiplying the Redemption Price Differential by Shares in Excess of Safe Harbor; and

(vii) Lastly, determine the number of Redemption Liability Shares by dividing the Redemption Liability Amount by the Exchange Value.

(c) Within 15 days after delivery of the Redemption Notice, the Members’ Representative will deliver to Parent a written response in which the Members’ Representative will either:

(i) agree in writing with the contents of the Redemption Notice, in which case such calculations of the Redemption Shares Number, Redemption Share Price, Redemption Liability Amount and the aggregate amount of Redemption Liability Shares and Redemption Warrants (collectively, the “Redemption Calculations”), if any, will be final and binding on the parties for purposes of Section 2.08; or

(ii) dispute Parent’s determination of the Redemption Calculations, if any, as set forth in a written notice (a “Redemption Dispute Notice”) setting forth in reasonable detail the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith.

(d) If the Members’ Representative fails to take either of the foregoing actions within 15 days after delivery of the Redemption Notice, then the Company and Members will be deemed to have irrevocably accepted Parent’s determination of the Redemption Notice, in which case such determination of the Redemption Calculation will be final and binding on the parties for purposes of Section 2.08(g).

(e) If the Members’ Representative delivers a Redemption Dispute Notice to Parent within 15 days after delivery of the Redemption Notice, then Parent and the Members’ Representative will attempt in good faith, for a period of 15 days, to agree on the calculations for purposes of Section 2.08. Any resolution by Parent and the Members’ Representative during such 15-day period as to any disputed items will be final and binding on the parties for purposes of Section 2.08. If Parent and the Members’ Representative do not resolve all disputed items by the end of 15 days after the date of delivery of the Redemption Dispute Notice, then Parent and the Members’ Representative will submit the remaining items in dispute to the Independent Accounting Firm and the procedures set forth in Section 2.03(d) shall be utilized to resolve the disputed items. The determinations of the Independent Accounting Firm with respect to the Redemption Calculations will be final and binding on the parties for purposes of Section 2.08. Parent will revise all of the affected changes in the Redemption Calculations as appropriate to reflect the resolution of the issues in dispute pursuant to this Section 2.08.

(f) For purposes of complying with this Section 2.08, Parent and the Members’ Representative will furnish to each other and to the Independent Accounting Firm such work papers and other documents and information relating to the disputed issues as the Independent Firm may request and as are available to that party (or its independent public accountants) and each party will be afforded the opportunity to present to the Independent Accounting Firm any material related to the disputed items and to discuss the items with the Independent Accounting Firm. Parent must require that the Independent Accounting Firm enter into a customary form of confidentiality agreement with respect to the work papers and other documents and information regarding the matters, including financial information contained in the Redemption Notice and Redemption Dispute Notice, provided to the Independent Accounting Firm pursuant to this Section 2.08.

(g) Once the Redemption Calculations are finalized, Parent shall issue the Redemption Liability Shares and Redemption Warrants to the Members pro rata based in proportion to each Member’s share (carried to five decimal point places) of the Company Interests. Notwithstanding anything to the contrary contained herein, if the amount of Redemption Liability Shares is zero (0) or negative, then the Members shall not be entitled to receive any additional shares of Parent Common Stock under this Section 2.08. If there are any Redemption Liability Shares to be issued to the Members, on or about the Closing pursuant to this Section 2.08, such Redemption Liability Shares shall be issued to each of the Members together with two Redemption Warrants, substantially in the identical form of the Parent Warrants, for each Redemption Liability Share issued pursuant to this Section 2.08(g).

(h) Distributions, dividends or other distributions declared or made after the Effective Time with respect to Redemption Liability Shares with a record date after the Effective Time shall be paid to the record owners of Redemption Liability Shares.

(i) Notwithstanding any other provision of this Agreement, no fractional shares or Redemption Liability Shares shall be issued. In the event that any Member would otherwise be entitled to receive a fractional share of a Redemption Liability Share (after aggregating all shares and fractional shares of Parent Common Stock issuable to such holder under this Section 2.08 and otherwise under this Agreement), then such holder will receive an aggregate number of shares of Parent Common Stock rounded up or down to the nearest whole share (with amounts equal to 0.5 and greater being rounded up).

(j) If prior to December 31, 2008, the Original Members are issued Redemption Liability Shares and Redemption Warrants, all of such Redemption Liability Shares and Redemption Warrants and the possession thereof shall be given to the Escrow Agent as soon as practicable. All of the rights, duties and obligations with respect to said Redemption Liability Shares and Redemption Warrants shall be equivalent to the rights, duties and obligations with respect to the Parent Shares and Parent Warrants, except as otherwise specifically provided herein, including but not limited to the rights granted to the Members under the Registration Rights Agreement and the rights specified in Section 2.06 pertaining to Contingent Awards.

(k) Any issuance of Redemption Liability Shares and Redemption Warrants pursuant to this Section 2.08 will be treated by the parties as an adjustment to the Initial Merger Consideration and the Initial Merger Consideration as so adjusted is referred to in this Agreement as the “Merger Consideration.”

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct except as set forth in the disclosure schedules delivered by the Company to Parent and Merger Sub (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall initially be as of June 30, 2007 with respect to the representations and warranties set forth in Section 3.07 through Section 3.33, and as of the Execution Date with respect to the representations and warranties contained in Section 3.01 through Section 3.06, except where any schedule specifically purports to be as of a different date in which case such schedule shall be as of the date on the schedule. The Company Disclosure Schedules may be updated pursuant to Section 7.19 hereof, and shall be updated as of the Closing Date. The Company Disclosure Schedule shall be arranged and cross-referenced to specific sections in this Article III and shall provide exceptions to, or otherwise qualify in reasonable detail, only the specific corresponding section in this Article III.

Section 3.01  Organization and Qualification.  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite limited liability company power and authority to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted and as currently proposed to be conducted, except where the failure to be so organized, existing or in good standing or to have such limited liability company power and authority has not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below). The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing has not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 3.01 of the Company Disclosure Schedule sets forth each jurisdiction where the Company is qualified or licensed as a foreign corporation and each other jurisdiction in which the Company owns, uses, licenses or leases real property or has employees or engages independent contractors. The term “Company Material Adverse Effect” means any event, change, violation, inaccuracy, circumstance or effect (regardless of whether or not such events, changes, violations, inaccuracies, circumstances or effects are inconsistent with the representations or warranties made by the Company in this Agreement) that has, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, condition (financial or otherwise), assets (tangible or intangible), liabilities, employees, properties, prospects, capitalization or results of operations of the Company, except for any such events, changes, violations, inaccuracies, circumstances or effects resulting from or arising in connection with (i) any changes in general, political, global or other national or worldwide events or changes in economic or business conditions that do not disproportionately impact the Company as compared to other entities similar in size and scope as that of the Company and that are within its industry or (ii) any changes or events affecting the industry in which the Company operates that do not disproportionately impact the Company as compared to other entities similar in size and scope as that of the Company and that are within its industry.

Section 3.02  Articles of Organization and Regulations.  The Company has heretofore made available to Parent a complete and correct copy of (a) the Articles of Organization and Regulations of the Company (together, the “Company Charter Documents”) including all amendments thereto, (b) the minute books containing all consents, actions and meetings of the Members of the Company and the Company’s Board of Managers and any committees thereof, to the extent they exist, and (c) the Member Interest transfer books of the Company setting forth all issuances or transfers of any interests of the Company. Such Company Charter Documents are in full force and effect. No such revisions or amendments to the Company Charter Documents will conflict with this Agreement. The Company is not in violation of any of the provisions of the Company Charter Documents. The minute books, membership interests transfer books, stock registers and other records of the Company are complete and accurate, and the signatures appearing on all documents contained therein are the true or facsimile signatures of the persons purported to have signed the same.

Section 3.03  No Subsidiaries.

(a) The Company does not own, of record or beneficially, or control any direct or indirect equity or other interest, or any right (contingent or otherwise) to acquire the same, in any corporation, partnership, limited liability company, joint venture, association or other entity. The Company is not a member of (nor is any part of the Company’s business conducted through) any partnership, nor is the Company a participant in any joint venture or similar arrangement. There are no contractual obligations of the Company to provide funds to, or make any investment in (whether in the form of a loan, capital contribution or otherwise), any other person.

(b) The Company does not control, directly or indirectly, or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not a Subsidiary. Except as provided in the Regulations of the Company, there are no contractual obligations of the Company to provide funds to, or make any investment in (whether in the form of a loan, capital contribution or otherwise), any other person.

Section 3.04  Capitalization.  Without regard to any disclosure in the Company Disclosure Schedule (except as specifically mentioned below):

(a) The Company Interests set forth in Section 3.04(a) of the Company Disclosure Schedule will represent all of the outstanding member or other equity ownership interests of the Company on the Closing Date. The Members hold 100% of the Company Interests. The Company has no securities or other instruments convertible into or exercisable for membership or other equity ownership interests of the Company that have not already been converted as of the Closing Date. All of the Company Interests have been duly authorized and validly issued and are fully paid and non-assessable.

(b) As of the Closing Date, there are no options, warrants or other rights, agreements, arrangements or commitments of any character, whether or not contingent, relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any share of capital stock of, or other equity interest in, the Company. All shares of Company Interest so subject to issuance, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(c) The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Members of the Company on any matter (other than the consent rights of the Company’s lender as disclosed in Section 3.06(a) of the Company Disclosure Schedule).

(d) All of the securities offered, sold or issued by the Company (i) have been offered, sold or issued in compliance with the requirements of the Federal securities laws and any applicable state securities or “blue sky” laws, and (ii) are not subject to any preemptive right, right of first refusal, right of first offer or right of rescission.

(e) Except as set forth in Section 3.04(e) of the Company Disclosure Schedule, the Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company, other than unvested securities in the ordinary course upon termination of employment or consultancy. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any share of capital stock of, or other equity interest in, the Company. Other than as set forth in Section 3.04(e) of the Company Disclosure Schedule, there are no member agreements, voting trusts or other agreements or understandings to which the Company is a party, or of which the Company is aware, that (i) relate to the voting, registration or disposition of any securities of the Company, (ii) grant to any person or group of persons the right to elect, or designate or nominate for election, a manager to the Board of Managers of the Company, or (iii) grant to any person or group of persons information rights.

(f) Each of the 2004 Incentive Plans and the Special Bonus Plan were terminated in connection with the Recapitalization and no further awards or other obligations of the Company remain outstanding with respect to either thereunder.

Section 3.05  Authority Relative to This Agreement.

(a) The Company has the legal power, capacity and authority to execute this Agreement and all other agreements and documents contemplated hereby to which it is a party. The execution and delivery of this Agreement and such other agreements and documents by the Company, to the extent a party thereto, and the consummation by the Company of the transactions contemplated hereby have been validly authorized by the Company and the Members and no other action on the part of the Company or the Members is necessary to validly authorize the transactions contemplated hereby (other than the approval and adoption of this Agreement and the Merger by the Members as described in Section 3.16 hereof and the filing and recordation of appropriate merger documents as required by the DGCL and TLLCA). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.

(b) Without limiting the generality of the foregoing, the Board of Managers of the Company, at a meeting duly called and held, has unanimously (i) determined that the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, the Company and Members, (ii) approved and adopted the Merger, this Agreement and the other transactions contemplated hereby in accordance with the provisions of the DGCL and TLCCA and the Company’s charter documents, and (iii) directed that this Agreement and the Merger be submitted to the Members for their approval and adoption and (iv) resolved to recommend that the Members vote in favor of the approval and adoption of this Agreement.

Section 3.06  No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 3.06(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Company Charter Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.06(b) have been obtained and all filings and obligations described in Section 3.06(b) have been made or complied with, conflict with or violate any material foreign or domestic (Federal, state or local) law, statute, ordinance, franchise, permit, concession, license, writ, rule, regulation, order, injunction, judgment or decree (“Law”) applicable to the Company or by which any property or asset of the Company is bound or affected, or (iii) conflict with, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, require consent, approval or notice under, give to others any right of termination, amendment, acceleration or cancellation of, require any payment under, or result in the creation of a lien or other encumbrance on any property or asset of the Company pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which any property or asset of the Company is bound or affected.

(b) Except as set forth in Section 3.06(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, order, permit or authorization from, or registration, notification or filing with, any domestic or foreign governmental, regulatory or administrative authority, agency or commission, any court, tribunal or arbitral body, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental authority (a “Governmental Entity”), except (i) for the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), if applicable, and (ii) for the filing and recordation of appropriate merger documents as required by the DGCL or the TLLCA, and (iii) for such other consents, approvals, orders, permits, authorizations, registrations, notifications or filings, which if not obtained or made could not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 3.07  Permits; Compliance.

(a) The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted and as currently proposed to be conducted (the “Company Permits”). All Company Permits are in full force and effect and will remain so after the Closing and no suspension or cancellation of any Company Permit is pending or, to the Knowledge of the Company, threatened. The Company has not received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any Company Permit, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Permit.

(b) The Company is not in conflict with, or in default or violation of (i), to the Knowledge of the Company, any Law applicable to the Company or by which any property or asset of the Company is bound or affected, (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any property or asset of the Company is bound or affected, or (iii), to the Knowledge of the Company, any Company Permit.

Section 3.08  Financial Statements.

(a) True and complete copies of (i) the audited balance sheets, the statements of operations, changes in members’ equity and changes in cash flows for the years ended December 31, 2005 and 2006, together with all related notes and schedules thereto (collectively referred to herein as the “Audited Financial Statements”), and (ii) the unaudited balance sheet of the Company as of June 30, 2007 (the “Reference Balance Sheet”), and the related statements of operations, changes in members’ equity and changes in cash flows for the six month period ended June 30, 2007 (and together with the Reference Balance Sheet, the “Interim Financial Statements”), are attached as Section 3.08(a) of the Company Disclosure Schedule. The Audited Financial Statements and the Interim Financial Statements (including, in each case, any notes thereto)(collectively, the “Company Financial Statements”) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by GAAP) and each present fairly, in all material respects, the financial position of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to be material).

(b) To the Knowledge of the Company, except as set forth in Section 3.08(b) of the Company Disclosure Schedule, the Company does not have any debts, liabilities or obligations of any nature (whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or as a guarantor or otherwise) (“Liabilities”), other than Liabilities (i) recorded or reserved against on the Reference Balance Sheet or (ii) incurred in the ordinary course of business, consistent with past practice, since June 30, 2007 plus up to an aggregate amount of $100,000 incurred since June 30, 2007 not in the ordinary course of the business, consistent with past practice. Except as set forth in Section 3.08(b) of the Company Disclosure Schedule, reserves are reflected on the Reference Balance Sheet and on the books of account and other financial records of the Company against all Liabilities of the Company in amounts that have been established on a basis consistent with the past practice of the Company and in accordance with GAAP. To the Knowledge of the Company and except as set forth in Section 3.08(b) of the Company Disclosure Schedule, there are no outstanding warranty claims against the Company. To the extent any specific representation or warranty in this Agreement is otherwise qualified as to the party’s knowledge or as to materiality; the definition of “Liabilities” used in this Section 3.08(b) does not undermine or modify any other representation contained herein, and the Company shall not be deemed in violation of this Section 3.08(b) for any Liabilities governed by other specific representations and warranties in this Agreement.

Section 3.09  Absence of Certain Changes or Events.  Since January 1, 2007, except as contemplated by or as disclosed in this Agreement and except for the Settlement Agreement, the Ulterra Acquisition and the Recapitalization, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, (a) there has not been any Company Material Adverse Effect and (b) the Company has not taken or legally committed to take any of the actions specified in Section 6.01(a) through (z).

Section 3.10  Absence of Litigation.  Except for the Dispute and the matters addressed in the Settlement Agreement, and as otherwise set forth in Section 3.10 of the Company Disclosure Schedule, there is no litigation, suit, claim, action, proceeding or investigation (a “Legal Proceeding”) pending or, to the Knowledge of the Company, threatened against the Company, or any property or asset owned or used by the Company or any person whose liability the Company has or may have assumed, either contractually or by operation of Law, before any arbitrator or Governmental Entity that could reasonably be expected, if resolved adversely to the Company, to (i) impair the operations of the Company as currently conducted, including, without limitation, any claim of infringement of any intellectual property right, (ii) collectively result in losses to the Company in excess of $250,000, (iii) impair the ability of the Company to perform its obligations under this Agreement or (iv) prevent, delay or make illegal the consummation of the transactions contemplated by this Agreement. To the Company’s Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to give rise to or serve as a basis of the commencement of any Legal Proceeding involving the Company (as set forth above). Neither the Company nor the officers or managers thereof in their capacity as such, or any property or asset of the Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of the Company, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator or Governmental Entity. Except as disclosed in Section 3.10 of the Company Disclosure Schedule, the Company has no plans to initiate any Legal Proceeding against any third party.

Section 3.11  Employee Benefit Plans; Labor Matters.

(a) Section 3.11(a) of the Company Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, stock appreciation right, restricted stock, phantom stock, incentive, deferred compensation, retiree medical, disability or life insurance, cafeteria benefit, dependent care, disability, director or employee loan, fringe benefit, sabbatical, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements (whether legally enforceable or not, whether formal or informal and whether in writing or not) to which the Company is a party, with respect to which the Company has any obligation or which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer or manager of the Company, (ii) each employee benefit plan for which the Company could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company could incur liability under Section 4212(c) of ERISA, and (iv) any employment agreements, offer letters or other contracts, arrangements or understandings between the Company and any key employee of the Company (whether legally enforceable or not, whether formal or informal and whether in writing or not) including, without limitation, any contracts, arrangements or understandings relating to a sale of the Company (each, a “Plan,” and collectively, the “Plans”).

(b) Each Plan is in writing and the Company has furnished Parent with a true and complete copy of each Plan (or a written summary where the Plan is not in writing) and a true and complete copy of each material document, if any, prepared in connection with each such Plan, including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the two (2) most recent annual reports (Form 5500 series and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Plan, (iv) the most recently received Internal Revenue Service determination letter for each Plan intended to qualify under ERISA or the Code, (v) the most recently prepared actuarial report and financial statement in connection with each such Plan, (vi) any correspondence with the Internal Revenue Service or the Department of Labor with respect to each such Plan and (vii) each form of notice of grant and stock option agreement used to document Company Options. Except as disclosed on Section 3.11(a) of the Company Disclosure Schedule, there are no other employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which the Company is a party, with respect to which the Company has any obligation or which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer or manager of the Company. The Company has no express or implied commitment, whether legally enforceable or not, (x) to create, incur liability with respect to, or cause to exist, any other employee benefit plan, program or arrangement, (y) to enter into any contract or agreement to provide compensation or benefits to any individual, or (z) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(c) None of the Plans is a multi-employer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multi-employer Plan”) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). Each Plan is subject only to the Laws of the United States or a political subdivision thereof.

(d) Except as set forth in Section 3.11(d) of the Company Disclosure Schedule, none of the Plans provides for the payment of separation, severance, termination or similar benefits to any person or obligates the Company to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement or as a result of a “change in ownership or control,” within the meaning of such term under Section 280G of the Code. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or together with another event, will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, forgiveness of indebtedness or otherwise) becoming due under any Plan, whether or not such payment is contingent, (ii) increase any benefits otherwise payable under any Plan or other arrangement, (iii) result in the acceleration of the time of payment, vesting or funding of any benefits including, but not limited to, the acceleration of the vesting and exercisability of any Company Option, whether or not contingent, or (iv) affect in any material respects any Plan’s current treatment under any Laws including any Tax or social contribution Law. No Plan provides, or reflects or represents any liability to provide, retiree health, disability, or life insurance benefits to any person for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other person that such employee or other person would be provided with retiree health, disability, or life insurance benefits, except to the extent required by statute.

(e) Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, regulations and rules promulgated thereunder including, without limitation, ERISA and the Code. The Company has performed all obligations required to be performed by it under, is not in any respect in default under or in violation of, and to the Knowledge of the Company, there is not any default or violation by any party to, any Plan. No action, claim or proceeding is pending or, to the Knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could give rise to any such action, claim or proceeding. Neither the Company nor any person that is a member of the same controlled group as the Company or under common control with the Company within the meaning of Section 414 of the Code (each, an “ERISA Affiliate”) is subject to any penalty or Tax with respect to any Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Each Plan can be amended, terminated or otherwise discontinued at any time without material liability to Parent, the Company or any of their ERISA Affiliates (other than ordinary administration expenses). Neither the Company nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of the Family Medical Leave Act of 1993, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state Law applicable to its employees.

(f) Each Plan intended to qualify under Section 401(a) or Section 401(k) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has received a favorable determination, opinion, notification or advisory letter from the Internal Revenue Service with respect to each such Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, and no fact or event has occurred since the date of such determination letter or letters from the Internal Revenue Service to adversely affect the qualified status of any such Plan or the exempt status of any such trust, or (ii) has remaining a period of time under applicable Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Plan.

(g) Neither the Company nor any ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multi-employer Plan or Multiple Employer Plan, and no fact or event exists which could give rise to any such liability.

(h) The Company has not, since its inception, terminated, suspended, discontinued contributions to or withdrawn from any employee pension benefit plan, as defined in Section 3(2) of ERISA, including, without limitation, any Multi-employer Plan. All contributions, premiums or payments required to be made or accrued with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Entity and no fact or event exists which could give rise to any disallowance.

(i) Except as set forth in Section 3.11(i) of the Company Disclosure Schedule, (i) the Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or in the Company’s business, and currently, to the Knowledge of the Company, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit that could affect the Company; (ii) there are no controversies, strikes, slowdowns or work stoppages pending or, to the

Knowledge of the Company, threatened between the Company and any of its employees, and the Company has not experienced any such controversy, strike, slowdown or work stoppage within the past three years; (iii) the Company has not breached or otherwise failed to comply with the provisions of any collective bargaining or union contract and there are no grievances outstanding against the Company under any such agreement or contract; (iv) the Company has not engaged in any unfair labor practice, and there are no unfair labor practice complaints pending against the Company before the National Labor Relations Board or any other Governmental Entity or any current union representation questions involving employees of the Company; (v) the Company is currently in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, worker classification (including the proper classification of independent contractors and consultants), collective bargaining, workers’ compensation and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Entity and has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing; (vi) the Company has paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, including, if required, accruals related to compensation pursuant to the incentive plans on the Closing Balance Sheet, including with respect to the Transaction-Related Members’ Equity Charge; (vii) there is no claim with respect to payment of wages, salary, overtime pay, workers compensation benefits or disability benefits that has been asserted or threatened against the Company or that is now pending before any Governmental Entity with respect to any person currently or formerly employed by the Company; (viii) the Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices; (ix) the Company is in compliance with all Laws and regulations relating to occupational safety and health Laws and regulations, and there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to the Company; (x) the Company is in compliance with all Laws and regulations relating to discrimination in employment, and there is no charge of discrimination in employment or employment practices for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or, to the Knowledge of the Company, threatened against the Company or that is now pending before the United States Equal Employment Opportunity Commission or any other Governmental Entity; and (xi) each employee of the Company who is located in the United States and is not a United States citizen has all approvals, authorizations and papers necessary to work in the United States in accordance with applicable Law.

(j) Section 3.11(j) of the Company Disclosure Schedule contains a true and complete list of all individuals who serve as employees of or consultants to the Company as of the date set forth on such schedule whose annual compensation from the Company and positions with the Company have been previously detailed to Parent, and whose annual compensation has not been modified in any material manner other than as permitted hereby, and for which a Company representation of such fact will be provided at Closing.

(k) To the Company’s Knowledge, no employee of or consultant to the Company has been injured in the workplace or in the course of his or her employment or consultancy, except for injuries which are covered by insurance or for which a claim has been made under worker’s compensation or similar Laws.

Section 3.12  Contracts.

(a) Section 3.12(a) of the Company Disclosure Schedule lists (under the appropriate subsection) each of the following written contracts and agreements of the Company (such contracts and agreements being the “Material Contracts”):

(i) each contract and agreement for the purchase or lease of personal property with any supplier or for the furnishing of services to the Company with payments greater than $100,000 per year;

(ii) all broker, exclusive dealing or exclusivity, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements to which the Company is a party or any other contract that compensates any person based on any sales by the Company;

(iii) all leases and subleases of real property;

(iv) all contracts and agreements relating to Indebtedness other than trade indebtedness of the Company, including any contracts and agreements in which the Company is a guarantor of Indebtedness;

(v) all contracts and agreements with any Governmental Entity to which the Company is a party;

(vi) all contracts and agreements that limit or purport to limit the ability of the Company to compete in any line of business or with any person or in any geographic area or during any period of time;

(vii) all contracts containing confidentiality requirements (including all nondisclosure agreements);

(viii) all contracts and agreements between or among the Company and any Member of the Company or any Affiliate of such person, other than contracts or agreements that will have no force and effect after the Closing Date;

(ix) all contracts and agreements (x) relating to the voting and any rights or obligations of a Member of the Company, other than contracts or agreements that will have no force and effect after the Closing Date, (y) that restrict the voting, acquisition, issuance or transfer of Parent Common Stock following the Effective Time;

(x) all contracts to manufacture for, supply to or distribute to any third party any products or components;

(xi) all contracts regarding the acquisition, issuance or transfer of any securities and each contract affecting or dealing with any securities of the Company, including, without limitation, any restricted stock agreements or escrow agreement or any securities issuances pursuant to any existing incentive plans;

(xii) all contracts providing for indemnification of any officer, manager, employee or agent of the Company;

(xiii) all contracts related to or regarding the performance of consulting, advisory or other services or work of any type by any third party, other than contracts or agreements that will have no force and effect after the Closing Date;

(xiv) all other contracts that have a term of more than 180 days and that may not be terminated by the Company, without any material penalty, within 30 days after the delivery of a termination notice by the Company;

(xv) any agreement of the Company that is terminable upon or prohibits assignment or a change of ownership or control of the Company;

(xvi) all other contracts and agreements, excluding master service agreements or contracts for services to be provided by the Company, whether or not made in the ordinary course of business, that contemplate an exchange of consideration with an aggregate value greater than $200,000; and

(xvii) any agreement of guarantee, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any person other than software licenses or professional services contracts entered into in the ordinary course of business.

(b) Each Material Contract and master service agreement or contract for services to be provided by the Company (i) is valid and binding on the Company, as the case may be, and, to the Knowledge of the Company, on the other parties thereto, and is in full force and effect, and (ii), other than contracts which will have no force or effect after the Closing Date upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence. The Company is not in breach or violation of, or default under, any Material Contract and, to the Knowledge of the Company, no other party to any Material Contract is in breach or violation thereof or default thereunder.

(c) The Company has delivered or made available to Parent accurate and complete copies of all Material Contracts identified in Section 3.12(a) of the Company Disclosure Schedule, including all amendments thereto.

(d) To the Company’s Knowledge, the Company does not have any oral contracts.

(e) Except as set forth in Section 3.12(e) of the Company Disclosure Schedule, to the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (i) result in a breach or violation of, or default under, any Material Contract, (ii) give any entity the right to declare a default, seek damages or exercise any other remedy under any Material Contract, (iii) give any entity the right to accelerate the maturity or performance of any Material Contract or (iv) give any entity the right to cancel, terminate or modify any Material Contract.

Section 3.13  Environmental Matters.  Except as disclosed on Section 3.13 of the Company Disclosure Schedule:

(a) The Company and, to the Knowledge of the Company, all third-party vendors of the Company have obtained all Environmental Permits required by Environmental Laws and necessary for the conduct of its business. The Company and, to the Knowledge of the Company, all third-party vendors of the Company are in compliance with such permits and, in connection with its Business, applicable Environmental Laws, and there is no past material non-compliance which has not been resolved (including the payment of any fines and penalties related thereto).

(b) The Company as a direct result of it actions alone, in the conduct of its business, and not as a result of the actions of others, has not incurred or become liable for or subject to any Environmental Liabilities in connection with the Real Property or the Business.

(c) The Company has not received any written notice from any Governmental Entity or other third party of a violation of or liability under any Environmental Laws in connection with the Real Property or the Business, which notice has not been resolved.

(d) The Company has not received any written notice, claim, or request for information alleging that the Company, to the extent related to the Business, or the Business are or may be liable for damages, remediation or cost recovery as a result of a Release or threatened Release of Hazardous Substances.

(e) Neither the Company nor its respective predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, handled, or Released any Hazardous Substances on, at, or from the Real Property or owned or operated any real property in a manner so as to give rise to liabilities of such parties for Remedial Action pursuant to Environmental Laws.

(f) The Company has furnished to Parent all final, non-privileged environmental audits and reports prepared by or for the Company and all correspondence or orders from any Governmental Entity alleging responsibility for Environmental Liabilities or violations of Environmental Laws and relating to the current and former operations and facilities of the Company or any of its Affiliates with respect to the Business, which are in the Company’s possession, custody or control.

(g) The Company has not received any written request for information, or been notified that it is a potentially responsible party, under CERCLA or any similar Law of any state, locality or any other jurisdiction. The Company has not entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto.

For purposes of this Agreement:

“Business” means the business of the Company as conducted on the date of this Agreement, including, without limitation, providing directional drilling and surveying services primarily to the oil and gas industry.

“CERCLA” means the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

“Environmental Laws” shall mean all Legal Requirements relating to pollution, the protection of the environment or the use, handling, Release or management of Hazardous Substances, including CERCLA, the Federal Solid Waste Disposal Act, as amended by the RCRA and Hazardous and Solid Waste Amendments thereto, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act, and any similar or analogous Legal Requirements of any Governmental Entity, as each of the foregoing is in effect on or prior to the date hereof.

“Environmental Liabilities” shall mean any and all damages, claims or liabilities (whether known or unknown, foreseen or unforeseen, contingent or otherwise), including, without limitation, liability for response costs, personal injury to Persons, the Company with respect to the Business, property damage, natural resource damage or any investigatory, corrective or remedial obligation, which arise under or relate to any Environmental Laws in effect at the time of such liability.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Hazardous Substance” shall mean any hazardous substance as that term is defined in CERCLA, including petroleum, crude oil or any fraction thereof, asbestos, and natural gas in its various forms, and any hazardous waste as defined or regulated under RCRA.

“Legal Requirement” means any material requirement arising under any action, law, treaty, rule or regulation, manual, guidance, advisory, alert, determination, order or direction of a Governmental Entity and any binding arbitration award or order.

“Real Property” means the real property described on Section 3.18 of the Company Disclosure Schedule and the leased real property subject to the leases described in Section 3.12(a)(iii) of the Company Disclosure Schedule.

“Release” shall have the meaning set forth in CERCLA.

“Remedial Action” shall mean all actions to investigate, clean up, remove or treat a Release(s) of Hazardous Substances (including required remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, operations and maintenance and monitoring).

“RCRA” means the Resource Conservation and Recovery Act.

Section 3.14  Intellectual Property.

(a) The Company owns or is licensed for, and in any event possess sufficient and legally enforceable rights with respect to, all Company Intellectual Property (as defined below) relevant to their respective businesses, as previously, presently or proposed to be conducted, or necessary to conduct any such business without any conflict with or infringement or misappropriation of any rights or property of any person (“Infringement”). Such ownership, licenses and rights are exclusive except with respect to standard, generally commercially available, “off-the-shelf” third party products that are not part of any previous, current or proposed product, service or Intellectual Property offering of the Company. “Intellectual Property” means (i) inventions (whether or not patentable); trade names, trade and service marks, logos, domains, URLs, websites, addresses and other designations (“Marks”); works of authorship; mask works; data; technology, know-how, trade secrets, ideas and information; designs; formulas; algorithms; processes; methods; schematics; computer software (in source code and/or object code form); and all other intellectual property of any sort (“Inventions”) and (ii) patent rights; Mark rights; copyrights; mask work rights; sui generis database rights; trade secret rights; moral rights; and all other intellectual and industrial property rights of any sort throughout the world, and all applications, registrations, issuances and the like with respect thereto (“IP Rights”). “Company Intellectual Property” means all Intellectual Property that was or is used, exercised, or exploited (“Used”) or proposed to be Used in any business of the Company, or that may be necessary to conduct any such business as previously or presently conducted or proposed to be conducted; this term will also include all other Intellectual Property owned by or licensed to the Company now or in the past. All copyrightable matter within Company Intellectual Property that is relevant to the Company has been created by persons who were employees of the Company at the time of creation and no third party has or will have “moral rights” or rights to terminate any assignment or license with respect thereto. With respect to patent rights, moral rights and Mark rights, the representations and warranties of this Section 3.14(a) are made only to the Company’s Knowledge.

(b) To the extent included in Company Intellectual Property, Section 3.14(b) of the Company Disclosure Schedule lists (by name, number, jurisdiction and owner) all patents and patent applications; all registered and unregistered Marks; and all registered and material unregistered copyrights and mask works; and all other issuances, registrations, applications and the like with respect to those or any other IP Rights. All the foregoing (i) are valid, enforceable and subsisting to the extent such concepts are applicable, and (ii) along with all related filings, registrations and correspondence, have been provided to Parent. No cancellation, termination, expiration or abandonment of any of the foregoing (except natural expiration or termination at the end of the full possible term, including extensions and renewals) is anticipated by the Company. Except as referenced in written documentation previously provided to Parent (including without limitation file wrappers), the Company is not aware of any questions or challenges (or any potential basis therefor) with respect to the patentability or validity of any claims of any of the foregoing patents or patent applications or the validity (or any other aspect or status) of any such IP Rights.

(c) Section 3.14(c) of the Company Disclosure Schedule lists: (i) all licenses, sublicenses and other agreements to which the Company is a party (or by which it or any Company Intellectual Property is bound or subject) which involve annual payments or expected receipt of funds in an amount greater than $50,000 and pursuant to which any person has been or may be assigned, authorized to Use, granted any lien or encumbrance regarding, or given access to any Company Intellectual Property other than distribution of standard object code product pursuant to a standard form end-user, object code, internal-use software license and support/maintenance agreements entered into in the ordinary course of business; and (ii) all licenses, sublicenses and other agreements pursuant to which the Company has been or may be assigned or authorized to Use, or has incurred or may incur any obligation in connection with, (A) any third party Intellectual Property be incorporated or embodied in, or form all or any part of any previous, current or proposed product, service or Intellectual Property offering of the Company or (B) any Company Intellectual Property and (iii) each agreement pursuant to which the Company has deposited or is required to deposit with an escrowholder or any other person, all or part of the source code (or any algorithm or documentation contained in or relating to any source code) of any Company Intellectual Property (“Source Materials”). The Company has not entered into any agreement to indemnify, hold harmless or defend any other person with respect to any assertion of Infringement or warranting the lack thereof. Any standard form referred to above in this section has been clearly identified as such and provided to Parent.

(d) No event or circumstance has occurred, exists or is contemplated (including, without limitation, the authorization, execution or delivery of this Agreement or the consummation of any of the transactions contemplated hereby) that (with or without notice or the lapse of time) could result in (i) the breach or violation of any license, sublicense or other agreement required to be listed in Section 3.14 of the Company Disclosure Schedule or (ii) the loss or expiration of any right or option by the Company (or the gain thereof by any third party) under any such license, sublicense or other agreement or (iii) the release, disclosure or delivery to any third party of any part of the Source Materials. Further, the Company makes all the same representations and warranties with respect to each license, sublicense and agreement listed on Section 3.14 of the Company Disclosure Schedule as are made with respect to Material Contracts elsewhere in this Agreement.

(e) There is, to the Knowledge of the Company, no unauthorized Use, disclosure, or Infringement of any Company Intellectual Property by any third party, including, without limitation, any employee or former employee of the Company. The Company has not brought or threatened any action, suit or proceeding against any third party for any Infringement of any Company Intellectual Property or any breach of any license, sublicense or agreement involving Company Intellectual Property.

(f) The Company has taken all reasonably necessary and appropriate steps to protect and preserve the confidentiality of all Company Intellectual Property not otherwise disclosed in published patents or patent applications or registered copyrights (“Company Confidential Information”). All use by and disclosure to employees or others of Company Confidential Information has been pursuant to the terms of valid and binding written confidentiality and nonuse/restricted-use agreements or agreements that contain similar obligations. The

Company has not disclosed or delivered to any third party, or permitted the disclosure or delivery to any escrow agent or other third party, any part of the Source Materials.

(g) Substantially all of the current employees of the Company and substantially all of the current independent contractors or consultants who devote substantially all of their business time to performing services for the Company as set forth in Section 3.11(j) of the Company Disclosure Schedule have executed and delivered (and to the Company’s Knowledge, is in compliance with) an agreement in substantially the form of the Company’s standard Confidentiality Agreement, which is attached to Section 3.14(g) of the Company Disclosure Schedule.

(h) The Company has not received any communication alleging or suggesting that or questioning whether the Company has been or may be (whether in its past, current or proposed business or otherwise) engaged in, liable for or contributing to any Infringement, nor does the Company have any reason to expect that any such communication will be forthcoming.

(i) The Company has no Knowledge that any of its employees or contractors is obligated under any agreement, commitment, judgment, decree, order or otherwise (an “Employee Obligation”) that could interfere with the use of his or her commercially reasonable best efforts to promote the interests of the Company or that could conflict with any of their businesses as conducted or proposed to be conducted. Neither the execution nor delivery of this Agreement nor the conduct of the Company’s business as conducted or proposed to be conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Employee Obligation. The Company is not Using, and it will not be necessary to Use, (i) any Inventions of any of their past or present employees or contractors (or people currently intended to be hired) made prior to or outside the scope of their employment by the Company or (ii) any confidential information or trade secret of any former employer of any such person.

(j) To the Knowledge of the Company, all Software is free of all viruses, worms, trojan horses and other infections or harmful routines and does not contain any bugs, errors, or problems that, to the Company’s Knowledge, could disrupt its operation or have an adverse impact on the operation of other software programs or operating systems. “Software” means software, programs, databases and related documentation, in any form (including Internet sites, Internet content and links) that is (i) material to the operation of the business of the Company, including, but not limited to, that operated by the Company on its web sites or used by the Company in connection with processing customer orders, storing customer information, or storing or archiving data, or (ii) manufactured, distributed, sold, licensed or marketed by the Company.

(k) The Company has obtained all approvals and agreements necessary or appropriate (including, without limitation, assurances from customers regarding further export) for exporting any Company Intellectual Property outside the United States and importing any Company Intellectual Property into any country in which they are or have been disclosed, sold or licensed for Use, and all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect.

Section 3.15  Taxes.

(a) All Tax (as defined below) returns, statements, reports, declarations and other forms and documents (including without limitation estimated Tax returns and reports and material information returns and reports) required to be filed with any Tax Authority (as defined below) with respect to any Taxable (as defined below) period ending on or before the Closing, by or on behalf of the Company (collectively, “Tax Returns” and individually, a “Tax Return”), have been or will be completed and filed when due (including any extensions of such due date) and all amounts shown due on such Tax Returns on or before the Effective Time have been or will be paid on or before such date. The Interim Financial Statements (i) fully accrue or record all actual and contingent liabilities for Taxes or Permitted Tax Distributions (as defined below) with respect to all periods through June 30, 2007 and the Company has not and will not incur any Tax liability in excess of the amount reflected (excluding any amount thereof that reflects timing differences between the recognition of income for purposes of GAAP and for Tax purposes) on the Reference Balance Sheet included in the Interim Financial Statements with respect to such periods, and (ii) properly accrue or record in accordance with GAAP all material liabilities for Taxes or Permitted Tax Distributions payable after June 30, 2007, with respect to all transactions and events occurring on or prior to such date. All information set forth in the notes to the Interim Financial Statements relating to Tax matters is true, complete and accurate in all material respects. The Company has not incurred any material Tax liability since June 30, 2007 other than in the ordinary course of business and the Company has made adequate provisions for all Taxes since that date in accordance with GAAP on at least a quarterly basis.

(b) The Company has withheld and paid to the applicable financial institution or Tax Authority all amounts required to be withheld. To the Knowledge of the Company, no Tax Returns filed with respect to Taxable years through the Taxable year ended December 31, 2005 in the case of the United States, have been examined and closed. The Company (or any member of any affiliated or combined group of which the Company has been a member) has not granted any extension or waiver of the limitation period applicable to any Tax Returns that is still in effect and there is no material claim, audit, action, suit, proceeding, or (to the Knowledge of the Company) investigation now pending or threatened against or with respect to the Company in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax Authority has been received by the Company, and there are no liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax Authority that could, if determined adversely to the Company, materially and adversely affect the liability of the Company for Taxes. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company. The Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code. The Company is in full compliance with all the terms and conditions of any Tax exemption or other Tax-sharing agreement or order of a foreign government, and the consummation of the Merger will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax-sharing agreement or order. Neither the Company nor any person on behalf of the Company has entered into or will enter into any agreement or consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income tax Law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income tax Law) apply to any disposition of any asset owned by the Company. None of the assets of the Company is property that the Company is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code. None of the assets of the Company directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. None of the assets of the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code. The Company has not made and will not make a deemed dividend election under Treas. Reg. § 1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code. The Company has never been a party (either as a distributing corporation, a distributed corporation or otherwise) to any transaction intended to qualify under Section 355 of the Code or any corresponding provision of state Law. The Company has not participated in (and will not participate in) an international boycott within the meaning of Section 999 of the Code. No Member is other than a United States person within the meaning of the Code. The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country and the Company has not engaged in a trade or business within any foreign country. The Company has never elected to be treated as an S-corporation under Section 1362 of the Code or any corresponding provision of Federal or state Law. All material elections with respect to the Company’s Taxes made during the fiscal years ending December 31, 2004 and 2005 are reflected on the Company’s Tax Returns for such periods, copies of which have been provided to Parent. After the date of this Agreement but prior to the Effective Time, no material election with respect to Taxes will be made without the prior written consent of Parent, which consent will not be unreasonably withheld or delayed. The Company is not party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for Federal income tax purposes other than that the Company itself is taxed as a partnership for Federal income tax purposes. The Company is not currently and never has been subject to the reporting requirements of Section 6038A of the Code. There is no agreement, contract or arrangement to which the Company is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of Sections 280G (as determined without regard to Section 280G(b)(4)), 162 (other than 162(a)) or 404 of the Code. The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of Federal Law as a result of being a member of a group filing consolidated Tax Returns, under operation of certain state Laws as a result of being a member of a unitary group, or under comparable Laws of other states or foreign jurisdictions) that includes a party other than the Company nor does the Company owe any amount under any such agreement. The Company has previously provided or made available to Parent true and correct copies of all income, franchise, and sales Tax Returns, and, as reasonably requested by Parent, prior to or following the date hereof, presently existing information statements and reports. The Company is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Other than by reason of the Merger, the Company has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the Merger.

(c) For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer (except transfer taxes that may or may not be applicable to this Transaction, which if applicable will be accrued on the Estimated Closing Balance Sheet), franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (a “Tax Authority”), (ii) any liability for the payment of any amounts of the type described in (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) above as a result of any express or implied obligation to indemnify any other person and/or as it relates to any Permitted Tax Distribution. As used in this Section 3.15, the term “Company” means the Company and any entity included in, or required under GAAP to be included in, any of the Audited Financial Statements or the Interim Financial Statements.

Section 3.16  Vote Required.  The only vote necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement is the affirmative vote of the holders of at least 66 2/3% of the Company Interests in favor of the approval and adoption of this Agreement and the Merger.

Section 3.17  Assets; Absence of Liens and Encumbrances.  Except as set forth in Section 3.17 of the Company Disclosure Schedule, the Company owns, leases or has the legal right to use all of the assets, properties and rights of every kind, nature, character and description, including, without limitation, real property and personal property (other than Intellectual Property, which is covered by Section 3.14 hereof), used or intended to be used in the conduct of the business of the Company or otherwise owned or leased by the Company and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used or intended to be used by the Company in or relating to the conduct of the business of the Company (all such properties, assets and contract rights being the “Assets”). Other than with respect to the Permitted Liens, the Company has good and indefeasible title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all mortgages, liens, pledges, charges, claims, defects of title, restrictions, infringements, security interests or encumbrances of any kind or character (“Liens”). The equipment of the Company used in the operations of its business is, taken as a whole, in good operating condition and repair, ordinary wear and tear excepted.

Section 3.18  Real Property.  Section 3.18 of the Company Disclosure Schedule lists all real property that the Company owns or leases. With respect to each parcel of such Real Property that is owned, the Company has good and clear record title to such parcel, free and clear of any Lien, easement, covenant or other restriction, except for recorded easements, covenants or other restrictions which do not impair the use, occupancy or value of such parcel. Except as disclosed in Section 3.18 of the Company Disclosure Schedule, with respect to each parcel of Real Property that is leased: (a) such lease is valid, legal, binding and enforceable by the lessee, and in full force and effect; (b) such lease will continue to be legal, valid, binding, enforceable and in full force and effect following the Closing Date; (c) the lessee is not in material breach or default under any such lease, and to the Knowledge of the Company, no other party to such lease is in material breach or default, and no event has occurred that, with notice or lapse of time, would constitute a material breach or default by the lessee or, to the Knowledge of the Company, any other party thereto, or permit termination, modification or acceleration by the lessor thereunder; (d) the lessee has not repudiated and, to the Knowledge of the Company, no other party to any such lease has repudiated any provision thereof; (e) the lessee has not received any information from which a reasonable person would conclude that there are any disputes with respect to any such lease; and (f) all Real Property subject to such lease has been operated and maintained in all material respects in accordance with applicable laws.

Section 3.19  Certain Interests.

(a) Except as set forth on Section 3.19(a) of the Company Disclosure Schedule, no holder of greater than 1% of the voting power of the Company or its Affiliates or any officer or, to the Knowledge of the Company, any manager of the Company or any immediate relative or spouse (or immediate relative of such spouse) who resides with, or is a dependent of, any such officer or manager:

(i) has any direct or indirect financial interest in any creditor, competitor, supplier, manufacturer, agent, representative, distributor or customer of the Company; provided, however, that the ownership of securities representing no more than 1% of the outstanding voting power of any creditor, competitor, supplier, manufacturer, agent, representative, distributor or customer, and which are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a “financial interest” as long as the person owning such securities has no other connection or relationship with such creditor, competitor, supplier, manufacturer, agent, representative, distributor or customer;

(ii) owns, directly or indirectly, in whole or in part, or has any other interest in, any tangible or intangible property that the Company uses in the conduct of its business (except for any such ownership or interest resulting from the ownership of securities in a public company);

(iii) has any claim or cause of action against the Company; or

(iv) has outstanding any indebtedness of or to the Company, other than the Stephens Group Debt.

(b) Except as set forth on Section 3.19(b) of the Company Disclosure Schedule and for the payment of employee compensation or remuneration in the ordinary course of business, consistent with past practice, the Company has no liability or any other obligation of any nature whatsoever to any Member or any Affiliate thereof or to any officer or manager of the Company or, to the Knowledge of the Company, to any immediate relative or spouse (or immediate relative of such spouse) of any such officer or manager.

Section 3.20  Insurance Policies.  Section 3.20 of the Company Disclosure Schedule sets forth (i) a true and complete list of all insurance policies to which the Company is a party or is a beneficiary or named insured and (ii) any claims made thereunder or made under any other insurance policy since August 6, 2004. True and complete copies of all such policies have been provided to Parent. All premiums due on such policies have been paid and the Company is otherwise in compliance with the terms of such policies. The Company has not failed to give any notice or present any claim under any such policy in a timely fashion. Such insurance to the date hereof has been maintained in full force and effect and not been canceled or changed, except to extend the maturity dates thereof. Except as set forth on Section 3.20 of the Company Disclosure Schedule, since August 6, 2004, the Company has not received any notice or other communication regarding any actual or possible (i) cancellation or threatened termination of any insurance policy, (ii) refusal of any coverage or rejection of any claim under any insurance policy or (iii) adjustment in the amount of the premiums payable with respect to any insurance policy.

Section 3.21  Restrictions on Business Activities.  There is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or to which the Company is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice material to the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted or as proposed to be conducted.

Section 3.22  Brokers.  Except as set forth in Section 3.22 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the origination, negotiation or execution of this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and those entities set forth in Section 3.22 of the Company Disclosure Schedule pursuant to which such advisor would be entitled to any payment in relation to the Merger or the transactions contemplated by this Agreement. The Original Members are responsible for any such fees paid or payable by the Company.

Section 3.23  Intentionally Omitted.

Section 3.24  Customers and Suppliers.  Section 3.24 of the Company Disclosure Schedule contains a complete list of all customers who individually accounted for more than 2% of the Company’s gross revenues during the fiscal years ended December 31, 2005 and 2006 and the six month period ended June 30, 2007. No customer listed on Section 3.24 of the Company Disclosure Schedule has, within the past 12 months, cancelled or otherwise terminated, or, to the Knowledge of the Company, made any threat to cancel or terminate, its relationship with the Company, or decreased materially its usage of the Company’s services or products. Except as set forth in Section 3.24 of the Company Disclosure Schedule, since January 1, 2007, no material supplier of the Company has cancelled or otherwise terminated any contract with the Company prior to the expiration of the contract term, or, to the Knowledge of the Company, made any threat to the Company to cancel, reduce the supply or otherwise terminate its relationship with the Company. The Company has not (i) breached (so as to provide a benefit to the Company that was not intended by the parties) any agreement with or (ii) engaged in any fraudulent conduct with respect to, any customer or supplier of the Company.

Section 3.25  Inventory.  All inventory of the Company, whether or not reflected on the Reference Balance Sheet, consists of a quality and quantity usable and saleable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Reference Balance Sheet pursuant to the Company’s policies and the best estimates of the Company’s management in accordance with GAAP. All inventories not written-off have been priced at the lower of cost or market on a first-in, first-out basis. The value of each type of inventory, whether raw materials, work-in-process or finished goods, are not excessive in the present circumstances of the Company in the best estimate of the Company’s management in accordance with GAAP.

Section 3.26  Accounts Receivable; Bank Accounts.  Except as set forth in Section 3.26 of the Company Disclosure Schedule, all accounts receivable of the Company reflected on the Reference Balance Sheet are valid receivables properly reflected pursuant to the Company’s policies and practices and the best estimates of the Company’s management in accordance with GAAP, and subject to no material setoffs or counterclaims and are current and collectible (within 90 days after the date on which they first became due and payable), net of the applicable reserve for bad debts on the Reference Balance Sheet. Except as set forth in Section 3.26 of the Company Disclosure Schedule, all accounts receivable reflected in the financial or accounting records of the Company that have arisen since the date of Reference Balance Sheet are valid receivables subject to no material setoffs or counterclaims and are current and collectible (within 90 days after the date on which they first became due and payable), net of a reserve for bad debts in an amount reasonably proportionate to the reserve shown on the Reference Balance Sheet. Section 3.26 of the Company Disclosure Schedule describes each account maintained by or for the benefit of the Company at any bank or other financial institution.

Section 3.27  Intentionally Omitted.

Section 3.28  Offers.  The Company has suspended or terminated, and has the legal right to terminate or suspend, all negotiations and discussions of any acquisition, merger, consolidation or sale of all or substantially all of the assets or member interests of the Company with parties other than Parent.

Section 3.29  Warranties.  No product or service manufactured, sold, leased, licensed or delivered by the Company is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Company, which are set forth in Section 3.29 of the Company Disclosure Schedule and (ii) manufacturers’ warranties for which the Company has no liability. Section 3.29 of the Company Disclosure Schedule sets forth the aggregate expenses incurred by the Company in fulfilling its obligations under its guaranty, warranty, right of return and indemnity provisions during each of the Company’s fiscal years ended December 31, 2005 and 2006 covered by the Audited Financial Statements and the Company represents that such expense has not increased as a percentage of sales since December 31, 2006 and the Company does not reasonably expect such expenses to increase in the future.

Section 3.30  Books and Records.  The minute books and other similar records of the Company contain complete and accurate records of all actions taken at any meetings of the Company’s members, Board of Managers or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices consistent with GAAP.

Section 3.31  Intentionally Omitted.

Section 3.32  Proxy Statement.  The information previously supplied or to be supplied by the Company for inclusion in Parent’s proxy statement in connection with the transactions contemplated by this Agreement (such proxy statement as amended or supplemented is referred to herein as the “Proxy Statement”) shall not contain at the time the Proxy Statement is filed with the SEC and at the time it becomes effective under the Securities Act, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by the Company for inclusion in the proxy statement to be delivered to Parent’s stockholders in connection with the meeting of Parent’s stockholders to consider the approval of this Agreement (the “Parent Stockholders’ Meeting”) shall not contain, on the date the Proxy Statement is first mailed to Parent’s stockholders, and at the time of the Parent Stockholders’ Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the information and, accordingly, the resulting statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any information provided by the Company in any earlier communication with respect to the solicitation of proxies for the Parent Stockholders’ Meeting which has become false or misleading. If at any time prior to the Effective Time, any event relating to the Company or any of its Affiliates, officers or managers should be discovered by the Company which should be, in the reasonable opinion of the Company, set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent.

Section 3.33  No Misstatements.  No representation or warranty made by the Company in this Agreement, the Company Disclosure Schedule or any certificate delivered or deliverable pursuant to the terms hereof contains or will contain any untrue statement of a material fact, or omits, or will omit, when taken as a whole, to state a material fact, necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; provided, however, that any representations and warranties made by the Company herein that are qualified by the Company’s “Knowledge” or materiality shall be incorporated into the representation and warranty made by this sentence of this Section 3.33. To the Knowledge of the Company, the Company has disclosed to Parent all material information relating to the business of the Company or the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MEMBERS

Each Member hereby severally, and not jointly, represents and warrants to Parent and Merger Sub only with respect to itself and not with respect to any other Member that the statements contained in this Article IV are true and correct.

Section 4.01  Ownership; Accredited Status.

(a) Except as provided in the FARMITA referenced in Section 3.04(e) of the Company Disclosure Schedule, which will be terminated as of Closing, Member is the record and beneficial owner of, or is the trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good and indefeasible title to, the Company Interests as set forth in Sections 1.01 and 3.04(a) of the Company Disclosure Schedule, which as of the date hereof are, and at all times prior to the Closing Date, such Company Interests shall be, free and clear of any liens, claims, options, charges or other encumbrances other than to the extent such circumstances do not impair Member’s ability to comply with its obligations hereunder. Except as provided in the FARMITA referenced in Section 3.04(e) of the Company Disclosure Schedule, which will be terminated as of Closing, Member has the sole right to vote the Company Interests with respect to the Merger, and except as contemplated by this Agreement, none of the Company Interests is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Company Interests with respect to the Merger.

(b) As of the Closing Date, Member shall not own, either beneficially or of record, any equity interests of the Company other than the Company Interests set forth in Sections 1.01 and 3.04(a) of the Company Disclosure Schedule.

(c) Such Member is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D as promulgated under the Securities Act.

Section 4.02  Power; Authorization; Enforceability.  Member has all requisite power, authority and legal capacity to execute this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. Member has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation of Member, enforceable against Member in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity. Except as provided in the FARMITA referenced in Section 3.04(e) of the Company Disclosure Schedule, which will be terminated as of Closing, the execution and delivery by Member of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, materially amend, accelerate or cancel any right or obligation under, or result in the creation of any lien or encumbrance on any Company Interests pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license permit, franchise or other instrument or obligation to which Member is a party or by which Member or the Company Interests are or will be bound or affected. If Member is a natural person and is married and the Company Interests constitute community property of Member or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, Member’s spouse, enforceable against such spouse in accordance with its terms.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company that the statements contained in this Article V are true and correct except as set forth in the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”). The Parent Disclosure Schedules may be updated pursuant to Section 7.19 hereof, and shall be updated as of the Closing Date. The Parent Disclosure Schedule shall be arranged according to specific sections in this Article V and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding section in this Article V.

Section 5.01  Organization and Qualification.

(a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority have not had, and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below). Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing has not had, and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The term “Parent Material Adverse Effect” means any event, change or effect that is materially adverse to the business, operations, condition (financial or otherwise), assets (tangible or intangible), liabilities, prospects or results of operations of Parent and its subsidiaries taken as a whole, except for any such events, changes or effects resulting from or arising in connection with (i) any changes in general, political, global or other national or worldwide events or changes in economic or business conditions that do not disproportionately impact Parent as compared to other entities similar in size and scope as that of Parent and that are within its industry or (ii) any changes or events affecting the industry in which Parent operates that do not disproportionately impact Parent as compared to other entities similar in size and scope as that of Parent and that are within its industry, (iii) any decline in the trading price of Parent Common Stock, or (iv) any adverse change in the United States securities market that does not disproportionately impact Parent, on or after the date of this Agreement and prior to the Closing Date.

(b) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

Section 5.02  Authority Relative to This Agreement.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, and, subject to obtaining the necessary approvals of the stockholders of Parent, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (other than with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL and the TLLCA). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due corporate authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.

Section 5.03  Capital Structure.

(a) As of the Execution Date, the authorized capital stock of Parent consists of (i) 50,000,000 shares of Parent Common Stock and (ii) 1,000,000 shares of preferred stock, par value $0.001 per share, of Parent (“Parent Preferred Stock”). As of the Execution Date, (i) 16,516,667 shares of Parent Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, (ii) 2,100,000 shares of Parent Common Stock were reserved for future issuance pursuant to a unit purchase option issued by Parent to the underwriters in connection with its initial public offering, and (iii) warrants to purchase 28,516,668 shares of Parent Common Stock were outstanding, an equal number of which shares were reserved for issuance pursuant thereto. As of the date hereof, no shares of Parent Preferred Stock were issued and outstanding.

(b) As of the Execution Date, except for outstanding options and warrants referred to in clauses (ii) and (iii) of the second sentence of Section 5.03(a) and otherwise as disclosed in the Parent SEC Reports (as defined below), there are no outstanding options, warrants, or other agreements relating to the issuance of capital stock of Parent or obligating Parent to issue or sell any shares of its capital stock.

Section 5.04  No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub will not, (i) conflict with or violate their respective organizational documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.04(b) have been obtained and all filings and obligations described in Section 5.04(b) have been made or complied with, conflict with or violate in any material respect any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected, or (iii) conflict with, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, or other occurrences that could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Except as set forth in Section 5.04(b) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub will not, require any consent, approval, order, authorization, registration or permit of, or filing with or notification to, any Governmental Entity, except (i) for the pre-merger notification requirements of the HSR Act, if applicable, (ii) for the filing and recordation of appropriate merger documents as required by the DGCL or the TLLCA, (iii) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Federal and state securities laws and AMEX, and (iv) for such other consents, approvals, orders authorizations, registrations or permits, filings or notifications that if not obtained or made could not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 5.05  SEC Filings; Financial Statements.

(a) Parent has correctly, accurately and timely in all material respects filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since its inception date through the date of this Agreement (collectively, the “Parent SEC Reports”). As of the respective dates they were filed (and if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), (i) the Parent SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the Parent Audited Financial Statements (as defined in Section 5.11(a)) and Parent Interim Financial Statements (as defined in Section 5.11(a)) (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or 8-K promulgated by the SEC) and each presented fairly, in all material respects, the consolidated financial position of Parent and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Parent Material Adverse Effect).

Section 5.06  Interim Operations of Merger Sub.  Merger Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Merger Sub has no liabilities and, except for a subscription agreement pursuant to which all of its authorized capital stock was issued to Parent, is not a party to any agreement other than this Agreement and agreements with respect to the appointment of registered agents and similar matters.

Section 5.07  Board Approval.  Subject to certain conditions contained in Sections 8.01 and 8.02, including, but not limited to receiving a third party fairness opinion, dated as of the date of this Agreement (the “Opinion”), the Board of Directors of Parent (including any required committee or subgroup of the Board of Directors of Parent) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Merger and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is in the best interests of the stockholders of Parent, and (iii) determined that the fair market value of the Company is equal to at least 80% of Parent’s net assets.

Section 5.08  Valid Issuance of Parent Shares.  The shares of Parent Common Stock to be issued pursuant to this Agreement and pursuant to the Parent Warrants and Redemption Warrants will, when issued, be duly authorized, validly issued, fully paid and non-assessable.

Section 5.09  Brokers.  Except as set forth on Section 5.09 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.10  Intentionally Omitted.

Section 5.11  Financial Statements.

(a) True and complete copies of (i) the audited balance sheet, the audited statements of operations, changes in stockholders’ equity and changes in cash flows for the year then ended, together with all related notes and schedules thereto (collectively referred to herein as the “Parent Audited Financial Statements”, and (ii) the unaudited balance sheet of the Parent as of June 30, 2007, (the “Parent Reference Balance Sheet”), and the related statements of operations, changes in members’ equity and changes in cash flows for the year ended June 30, 2007, (together with Parent Reference Balance Sheet, the “Parent Interim Financial Statements”), attached as Section 5.11(a) of the Parent Disclosure Schedule. The Parent Audited Financial Statements and the Parent Interim Financial Statements (including, in each case, any notes thereto) were prepared in accordance with the GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by GAAP) and each present fairly, in all material respects, the financial position of Parent as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of the Parent Interim Financial Statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to be material).

(b) To the Knowledge of Parent, except as set forth in Section 5.11(b) of the Parent Disclosure Schedule, Parent does not have any Liabilities, other than Liabilities (i) recorded or reserved against on the Parent Reference Balance Sheet or (ii) incurred in the ordinary course of business, consistent with past practice, since June 30, 2007 plus up to an aggregate amount of $100,000 incurred since June 30, 2007 not in the ordinary course of the business, consistent with past practice. Except as set forth in Section 5.11(b) of the Parent Disclosure Schedule, reserves are reflected on the Parent Reference Balance Sheet and on the books of account and other financial records of Parent against all Liabilities of Parent in amounts that have been established on a basis consistent with the past practice of Parent and in accordance with GAAP. To the Knowledge of Parent, there are no outstanding warranty claims against Parent.

Section 5.12  Absence of Certain Changes or Events.  Since January 1, 2007, except as contemplated by or as disclosed in this Agreement or as set forth in Section 5.12 of the Parent Disclosure Schedule, Parent has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, (a) there has not been any Parent Material Adverse Effect and (b) Parent has not taken or legally committed to take any of the actions specified in Section 6.02(a) through (x).

Section 5.13  Absence of Litigation.  Except for the Dispute and the matters addressed in the Settlement Agreement, there is no Legal Proceeding pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub, or any property or asset owned or used by Parent or any person whose liability Parent has or may have assumed, either contractually or by operation of Law, before any arbitrator or Governmental Entity that could reasonably be expected, if resolved adversely to Parent, to (i) impair the operations of Parent or Merger Sub as currently conducted, including, without limitation, any claim of infringement of any intellectual property right, (ii) collectively result in losses to Parent or Merger Sub in excess of $250,000, (iii) impair the ability of Parent or Merger Sub to perform its obligations under this Agreement, or (iv) prevent, delay or make illegal the consummation of the transactions contemplated by this Agreement. To Parent’s Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to give rise to or serve as a basis of the commencement of any Legal Proceeding. Neither Parent nor Merger Sub nor the officers or managers thereof in their capacity as such, or any property or asset of Parent or Merger Sub is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of Parent, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator or Governmental Entity. Neither Parent nor Merger Sub has plans to initiate any Legal Proceeding against any third party.

Section 5.14  Taxes.

(a) All Tax Returns have been or will be completed and filed when due (including any extensions of such due date) and all amounts shown due on such Tax Returns on or before the Effective Time have been or will be paid on or before such date. The Parent Interim Financial Statements (i) fully accrue all actual and contingent liabilities for

Taxes (as defined below) with respect to all periods through June 30, 2007, and (ii) properly accrues in accordance with GAAP all material liabilities for Taxes payable after June 30, 2007, with respect to all transactions and events occurring on or prior to such date. All information set forth in the notes to the Parent Interim Financial Statements relating to Tax matters is true, complete and accurate in all material respects. Parent has not incurred any material Tax liability since June 30, 2007 other than in the ordinary course of business and Parent has made adequate provisions for all Taxes since that date in accordance with GAAP on at least a quarterly basis.

(b) Parent has withheld and paid to the applicable financial institution or Tax Authority all amounts required to be withheld. To the Knowledge of Parent, no Tax Returns filed with respect to Taxable years through the Taxable year ended December 31, 2006 in the case of the United States, have been examined and closed. Parent (or any member of any affiliated or combined group of which Parent has been a member) has not granted any extension or waiver of the limitation period applicable to any Tax Returns that is still in effect and there is no material claim, audit, action, suit, proceeding, or (to the Knowledge of Parent) investigation now pending or threatened against or with respect to Parent in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax Authority has been received by Parent, and there are no liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax Authority that could, if determined adversely to Parent, materially and adversely affect the liability of Parent for Taxes. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Parent. Parent has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code. Parent is in full compliance with all the terms and conditions of any Tax exemption or other Tax-sharing agreement or order of a foreign government, and the consummation of the Merger will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax-sharing agreement or order. Neither Parent nor any person on behalf of Parent has entered into or will enter into any agreement or consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income tax Law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income tax Law) apply to any disposition of any asset owned by Parent. None of the assets of Parent is property that Parent is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code. None of the assets of Parent directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. None of the assets of Parent is “tax-exempt use property” within the meaning of Section 168(h) of the Code. Parent has not made and will not make a deemed dividend election under Treas. Reg. § 1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code. Parent has never been a party (either as a distributing corporation, a distributed corporation or otherwise) to any transaction intended to qualify under Section 355 of the Code or any corresponding provision of state Law. Parent has not participated in (and will not participate in) an international boycott within the meaning of Section 999 of the Code. Parent does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country and Parent has not engaged in a trade or business within any foreign country. Parent has never elected to be treated as an S-corporation under Section 1362 of the Code or any corresponding provision of Federal or state Law. All material elections with respect to Parent’s Taxes made during the fiscal years ending December 31, 2005 and 2006 are reflected on Parent’s Tax Returns for such periods, copies of which have been provided to the Company. After the date of this Agreement, no material election with respect to Taxes will be made without the prior written consent of the Company, which consent will not be unreasonably withheld or delayed. Parent is not party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for Federal income tax purposes. Parent is not currently and never has been subject to the reporting requirements of Section 6038A of the Code. There is no agreement, contract or arrangement to which Parent is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of Sections 280G (as determined without regard to Section 280G(b)(4)), 162 (other than 162(a)) or 404 of the Code. Parent is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of Federal Law as a result of being a member of a group filing consolidated Tax Returns, under operation of certain state Laws as a result of being a member of a unitary group, or under comparable Laws of other states or foreign jurisdictions) that includes a party other than Parent nor does Parent owe any amount under any such agreement. Parent has previously provided or made available to the Company true and correct copies of all income, franchise, and sales Tax Returns, and, as reasonably requested by the Company, prior to or following the date hereof, presently existing information statements and reports. Parent is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Other than by reason of the Merger, Parent has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the Merger.

(c) As used in this Section 5.14, the term “Parent” means Parent and any entity included in, or required under GAAP to be included in, any of the Parent Interim Financial Statements.

Section 5.15  Assets; Absence of Liens and Encumbrances.  Parent owns, leases or has the legal right to use all of the assets, properties and rights of every kind, nature, character and description, including, without limitation, real property and personal property, used or intended to be used in the conduct of the business of Parent or otherwise owned or leased by Parent and, with respect to contract rights, is a party to and enjoys the right to benefits of all contracts, agreements and other arrangements used or intended to be used by Parent in or relating to the conduct of the business of Parent (all such properties, assets and contract rights being the “Parent Assets”). Parent has good and indefeasible title to, or, in the case of leased or subleased Parent Assets, valid and subsisting leasehold interests in, all Parent Assets, free and clear of all mortgages, liens, pledges, charges, claims, defects of title, restrictions, infringements, security interests or encumbrances of any kind or character (“Parent Liens”).

Section 5.16  Proxy Statement.  The information previously supplied or to be supplied by Parent for inclusion in the Proxy Statement shall not contain at the time the Proxy Statement is filed with the SEC and at the time it becomes effective under the Securities Act, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. At the time it becomes effective, the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, except to the extent that information provided to the Parent by the Company is contained therein and such information, as provided to the Parent by the Company, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by Parent for inclusion in the Proxy Statement to be delivered to Parent’s stockholders in connection with the Parent Stockholders’ Meeting shall not contain, on the date the Proxy Statement is first mailed to Parent’s stockholders, and at the time of the Parent Stockholders’ Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement provided by Parent in any earlier communication with respect to the solicitation of proxies for the Parent Stockholders’ Meeting which has become false or misleading. If at any time prior to the Effective Time, any event relating to Parent or any of its Affiliates, officers or managers should be discovered by Parent which should be set forth in a supplement to the Proxy Statements, Parent shall promptly inform Company.

Section 5.17  Registration Rights Agreement.  The Registration Rights Agreement contains substantially the same terms and conditions as the registration rights agreement entered into among Parent, Founders and FBW, dated April 10, 2006 (the “Founders RR Agreement”), and such Founders RR Agreement has not been and shall not be amended without the prior written consent of the Members’ Representative.

Section 5.18  Offers.  The Company acknowledges that Parent is permitted to receive general inquiries from third parties concerning potential transactions that would be in substitution of or in addition to, the transaction contemplated by this Agreement (a “Back Up Transaction”), and to conduct preliminary dialogue related thereto. However, Parent may not negotiate, present, or propose related to any presentations or proposals concerning conditional terms with any third party with respect to any Back Up Transaction until the earlier of (i) the Closing or (ii) the Termination of this Agreement pursuant to the terms provided for in Article IX hereof.

Section 5.19  Undisclosed Liabilities.  Neither Parent nor Merger Sub has any liabilities or obligations of a type required to be reflected on a balance sheet prepared in accordance with GAAP or the footnotes required to be included therewith, without regard to materiality, except (i) as and to the extent disclosed in the Parent SEC Reports or on Section 5.19 of the Parent Disclosure Schedule, or (ii) as incurred by Parent or Merger Sub in the ordinary course of business after June 30, 2007 in an aggregate amount not to exceed $25,000. The aggregate liabilities and indebtedness of the Parent and Merger Sub as of the date hereof do not, and as of the Closing Date will not, exceed Four Million Two Hundred and Two Thousand Five Hundred and No/100 Dollars ($4,202,500), including, but not limited to, the Estimated Parent Expenses.

Section 5.20  No Misstatements.  No representation or warranty made by Parent or Merger Sub in this Agreement, the Parent Disclosure Schedule or any certificate delivered or deliverable pursuant to the terms hereof contains or will contain any untrue statement of a material fact, or omits, or will omit, when taken as a whole, to state a material fact, necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; provided, however, that any representations and warranties made by Parent or Merger Sub herein that are qualified by Parent’s or Merger Sub’s “Knowledge” or materiality shall be incorporated into the representation and warranty made by this sentence of this Section 5.20. To the Knowledge of Parent and Merger Sub, Parent and Merger Sub have disclosed to the Company all material information relating to the business of Parent and Merger Sub or the transactions contemplated by this Agreement.

ARTICLE VI

CONDUCT OF BUSINESSES PENDING THE MERGER

Section 6.01  Conduct of Business by the Company Pending the Merger.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time the Company agrees to carry on its business in the usual, regular and ordinary course and in substantially the same manner as previously conducted, to pay its debts and Taxes, including Permitted Tax Distributions, when due (subject to good faith disputes over such debts or Taxes), to pay or perform other obligations when due and, to the extent consistent with such business, to use all commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and consultants and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses would be substantially identical at the Effective Time. The Company shall promptly notify Parent of any material event or occurrence not in the ordinary course of business of the Company. The Company agrees to use its commercially reasonable best efforts to satisfy all conditions to the Closing set forth in Article VIII, to the extent such conditions are applicable to the Company, and timely consummate the Merger contemplated herein.

By way of amplification and not limitation, except as specifically contemplated by this Agreement or as specifically set forth in Section 6.01 of the Company Disclosure Schedule, the Company shall not, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent, which consent shall not be unreasonably withheld, of Parent:

(a) amend or otherwise change the Company Charter Documents or equivalent organizational documents;

(b) issue, sell, pledge, dispose of, grant, encumber, authorize or propose the issuance, sale, pledge, disposition, grant or encumbrance of any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or any other ownership interest (including, without limitation, any phantom interest), of the Company, except pursuant to the terms of options, warrants or preferred stock outstanding on the date of this Agreement and new issuances under the Gain Share Plan;

(c) sell, lease, license, pledge, grant, encumber or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to its business;

(d) split, combine, subdivide, redeem or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its equity interests except from former employees, managers, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

(e) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest or any assets in any corporation, partnership, other business organization or any division thereof other than the RST Transaction;

(f) except for the Settlement Agreement, institute or settle any Legal Proceeding for an amount greater than $100,000, except as related to Legal Proceedings disclosed in Section 3.10 of the Company Disclosure Schedule;

(g) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances other than such indebtedness described herein and to be included on the Estimated Closing Balance Sheet;

(h) authorize any unbudgeted capital expenditure in excess of $100,000, individually or in the aggregate;

(i) enter into any lease or contract for the purchase or sale of any property, real or personal, other than as permitted by subparagraph 6.01(h) above, in an amount greater than $100,000 on an annual basis other than the new lease agreement contemplated to be entered into between the Company and Angel/McIver Interests, LP, regarding the Company’s facility in Conroe, Texas;

(j) waive or release any material right or claim;

(k) except as set forth on Schedule 6.01(k) as it relates to increases in compensation for persons covered herein to the extent the person has or is expected to have a material increase in duties, responsibilities and authority, and/or has received a documented promotion, increase, or agree to increase, the compensation payable, or to become payable, to its (i) officers or (ii) employees (provided that any employee’s annual compensation may be increased by an amount not to exceed 10% of such employee’s current annual base salary), or grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its managers, officers or other employees, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other Plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; provided, however, that the foregoing provisions of this subsection shall not apply to any amendments to employee benefit plans described in Section 3(3) of ERISA that may be required by Law;

(l) accelerate, amend or change the period of exercisability or the vesting schedule of restricted stock or Company Options granted under any option plan, employee stock plan or other agreement or authorize cash payments in exchange for any Company Options granted under any of such plans, except as specifically required by the terms of such plans or any such agreement or any related agreement in effect as of the date of this Agreement and disclosed in the Company Disclosure Schedule;

(m) extend any offers of employment to potential employees, consultants or independent contractors or terminate any existing employment relationships for which the annual remuneration is greater than $200,000;

(n) enter into, amend or terminate any Material Contract;

(o) enter into, amend or terminate any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 6.01;

(p) other than in the ordinary course of business consistent with past practice and current business plans, enter into any licensing, distribution, OEM agreements, sponsorship, advertising, merchant program or other similar contracts, agreements or obligations, other than the RST Transaction or as contemplated thereby, that may not be cancelled without penalties by the Company upon notice of 30 days or less;

(q) take any action, other than reasonable and usual action in the ordinary course of business, consistent with past practice, with respect to accounting policies, principles or procedures;

(r) other than the 754 election that has been made or will be made on the Company’s March 31, 2007 short form Tax return on or prior to the Closing Date, make or change any Tax or accounting election, change any annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, but in no event take any other action or omit to take any action that would have the effect of increasing the Tax liability of the Company or Parent;

(s) (i) sell, assign, lease, terminate, abandon, transfer, permit to be encumbered or otherwise dispose of or grant any security interest in and to any item of the Company Intellectual Property, in whole or in part, (ii) grant any license with respect to any Company Intellectual Property, other than a license of Software granted to customers of the Company to whom the Company licenses such Software in the ordinary course of business and the license contemplated to be entered into by the Company with respect to the RST Transaction, (iii) other than in connection with the RST Transaction, develop, create or invent any Intellectual Property jointly with any third party, or (iv) disclose, or allow to be disclosed, any confidential Company Intellectual Property, unless such Company Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof;

(t) make (or become obligated to make) any bonus payments to any of its officers or employees except: (1) for those for which the Company is simultaneously fully reimbursed or (2) between the execution date hereof and the Effective Time, bonus payments to certain employees not covered by the incentive plan in an amount not to exceed an aggregate of $500,000;

(u) except as permitted by GAAP, revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable;

(v) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear, unless it is more commercially reasonable to replace any such asset in the ordinary course of Company’s business;

(w) take any action or fail to take any reasonable action that would cause there to be a Company Material Adverse Effect;

(x) permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated and not replaced by a substantially similar replacement policy without notice to Parent;

(y) except in the ordinary course of its business, the Company will not write off as uncollectible, or establish any extraordinary reserve with respect to, any account receivable or other right of the Company to customer remittances for services in excess of $150,000 with respect to a single matter, or in excess of $450,000 in the aggregate; or

(z) take, or agree in writing or otherwise to take, any of the actions described in subsections (a) through (y) above, or any action which is reasonably likely to make any of the Company’s representations or warranties contained in this Agreement untrue or incorrect on the date made (to the extent so limited) or as of the Effective Time.

Section 6.02  Conduct of Business by Parent Pending the Merger.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent agrees to carry on its business in the usual, regular and ordinary course and in substantially the same manner as previously conducted, to pay its debts and Taxes when due (subject to good faith disputes over such debts or Taxes), to pay or perform other obligations when due and, to the extent consistent with such business, to use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and consultants and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses would be substantially identical at the Effective Time. Parent shall promptly notify the Company of any material event or occurrence not in the ordinary course of business of Parent. The Parent and the

Merger Sub agree to use their commercially reasonable best efforts to satisfy all conditions to the Closing set forth in Article VIII and timely consummate the Merger contemplated herein.

By way of amplification and not limitation, except as specifically contemplated by this Agreement or as specifically set forth in Section 6.02 of the Parent Disclosure Schedule, Parent shall not, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent, which consent shall not be unreasonably withheld, of Company:

(a) amend or otherwise change the Certificate of Incorporation and Bylaws or equivalent organizational documents;

(b) except as it relates to the redemption or cancellation of Parent Common Stock pursuant to the Settlement Agreement, issue, sell, pledge, dispose of, grant, encumber, authorize or propose the issuance, sale, pledge, disposition, grant or encumbrance of any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or any other ownership interest (including, without limitation, any phantom interest), of Parent, except pursuant to the terms of options, warrants or preferred stock outstanding on the date of this Agreement;

(c) sell, lease, license, pledge, grant, encumber or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to its business;

(d) split, combine, subdivide, redeem or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its equity interests except from former employees, managers, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

(e) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest or any assets in any corporation, partnership, other business organization or any division thereof;

(f) except for the Settlement Agreement, institute or settle any Legal Proceeding for an amount greater than $100,000;

(g) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances other than such indebtedness described herein;

(h) authorize any unbudgeted capital expenditure in excess of $100,000, individually or in the aggregate;

(i) enter into any lease or contract for the purchase or sale of any property, real or personal, in an amount greater than $50,000 on an annual basis;

(j) waive or release any material right or claim;

(k) increase, or agree to increase, the compensation payable, or to become payable, to its (i) officers or (ii) employees (provided that any employee’s annual compensation may be increased by an amount not to exceed 10% of such employee’s current annual base salary), or grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its managers, officers or other employees or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other Plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; provided, however, that the foregoing provisions of this subsection shall not apply to any amendments to employee benefit plans described in Section 3(3) of ERISA that may be required by Law;

(l) accelerate, amend or change the period of exercisability or the vesting schedule of restricted stock or stock options granted under any option plan, employee stock plan or other agreement or authorize cash payments in exchange for any stock options granted under any of such plans, except as specifically required by the terms of such plans or any such agreement or any related agreement in effect as of the date of this Agreement and disclosed in the Parent Disclosure Schedule;

(m) extend any offers of employment to potential employees, consultants or independent contractors or terminate any existing employment relationships for which the annual remuneration is greater than $200,000;

(n) enter into, amend or terminate any Material Contract to which it is a party;

(o) enter into, amend or terminate any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 6.02;

(p) other than in the ordinary course of business consistent with past practice, enter into any licensing, distribution, OEM agreements, sponsorship, advertising, merchant program or other similar contracts, agreements or obligations that may not be cancelled without penalties by Parent upon notice of 30 days or less;

(q) take any action, other than reasonable and usual action in the ordinary course of business, consistent with past practice, with respect to accounting policies, principles or procedures;

(r) make or change any Tax or accounting election, change any annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Parent, surrender any right to claim refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Parent, or take any other action or omit to take any action that would have the effect of increasing the Tax liability of Parent or the Company;

(s) make (or become obligated to make) any bonus payments to any of its officers or employees except as set forth on Schedule 6.02(s);

(t) except as permitted by GAAP, revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable;

(u) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear, unless it is more commercially reasonable to replace any such asset in the ordinary course of Parent’s business;

(v) take any action or fail to take any reasonable action that would cause there to be a Parent Material Adverse Effect;

(w) permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated and not replaced by a substantially similar replacement policy without notice to the Company;

(x) amend, modify, terminate or otherwise change the PB Agreement or the GB Agreement;

(y) take, or agree in writing or otherwise to take, any of the actions described in subsections (a) through (x) above, or any action which is reasonably likely to make any of Parent’s or Merger Sub’s representations or warranties contained in this Agreement untrue or incorrect on the date made (to the extent so limited) or as of the Effective Time; and

(z) fail to timely file any Parent SEC Reports with the SEC.

Section 6.03  Litigation.  The parties shall notify one another in writing promptly after learning of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or other Governmental Entity initiated by it or them or against it or them, or known by either party to be threatened against it or them or any of its or their officers, directors, managers, employees or stockholders in their capacity as such.

Section 6.04  Notification of Certain Matters.  Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied; and (ii) any failure or inability of Parent or the Company, as the case may be, to comply with or satisfy, any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided, however, that the delivery of any notice pursuant to this Section 6.04 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. The parties hereto acknowledge that reliance shall not be an element of any claim or cause of action by any party hereto for misrepresentation or breach of a representation, warranty or covenant under this Agreement.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01  Proxy Statement; Stockholder Approval. Proxy Statement; Parent Stockholders’ Meeting; Name Change.

(a) Parent will use its commercially reasonable best efforts to timely prepare and file the Proxy Statement with the SEC, including but not limited to, describing changes in this Agreement, updating the Financial Statements and Company Financial Statements as required, describing the Recapitalization, the Ulterra Acquisition and the Settlement Agreement, disclosing all changes to the Proxy Statement associated therewith, and addressing, to the extent relevant, SEC comments received by Parent on June 19, 2007 to the Proxy Statement filed by the Parent on May 8, 2007. Parent will solely be responsible to respond to, and will respond to, any comments of the SEC and Parent will use its commercially reasonable best efforts to mail the Proxy Statement to its stockholders at the earliest practicable time. As promptly as practicable after the execution of this Agreement, the Parent will prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky laws relating to the Merger and the transactions contemplated by this Agreement, (collectively, the “Other Filings”). The Company shall, within a reasonable time, provide all information with respect to the Company and its Affiliates and Ulterra reasonably requested by Parent as required to prepare and file the Proxy Statement and any Other Filings and such information shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, and the Company shall and shall cause its employees and advisors to comply with this provision. The Company shall use its commercially reasonable best efforts to cause its Chief Executive Officer to participate as reasonably requested by Parent in the “road show” presentations to investors. Each of the Members shall, within a reasonable time, provide all information with respect to that Member reasonably requested by Parent as required to prepare and file the Proxy Statement and any Other Filings and such information shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Company or the Parent will notify the other party promptly upon its receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other governmental officials for amendments or supplements to the Proxy Statement or any Other Filing or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Proxy Statement, the Merger or any Other Filing. The Parent will cause the Proxy Statement and the Other Filings to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any material event occurs with respect to the Company, the Company will, within a reasonable time, inform the Parent of such occurrence and, within a reasonable time, provide Parent with the information reasonably requested by the Parent in connection therewith. The proxy materials will be sent to the stockholders of Parent for the purpose of soliciting proxies from holders of Parent Common Stock to vote in favor of (i) the adoption of this Agreement and the approval of the Merger (“Parent Stockholder Approval”), (ii) the issuance and sale of shares of Common Stock to the extent that such issuance requires shareholder approval under the rules of AMEX and (iii) the election of Ron Nixon (Chairman), Allen Neel, Richard Turner, James Jacoby and Kim Eubanks, and up to two (2) other designees of the Members, such designees to be designated by the Members’ Representative at least ninety (90) days prior to the Effective Time, and the resignation of Messrs. Wilson, Spickelmier, McConnell and Williamson to Parent’s Board of Directors at the Parent Stockholders’ Meeting. Such proxy materials shall be in the form of a proxy statement to be used for the purpose of soliciting such proxies from holders of Parent Common Stock. Nothing contained in this Section 7.01(a) shall impose any additional obligations on the Company except to the extent explictly set forth herein.

(b) As soon as practicable following its approval by the SEC, Parent shall distribute the Proxy Statement to the holders of Parent Common Stock and, pursuant thereto, shall call the Parent Stockholders’ Meeting in accordance with the DGCL and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Merger and the other matters presented to the stockholders of Parent for approval or adoption at the Parent Stockholders’ Meeting, including, without limitation, the matters described in Section 7.01(a).

(c) Parent shall comply with all applicable provisions of and rules under the Exchange Act, the Securities Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Parent Stockholders’ Meeting. Without limiting the foregoing, Parent shall ensure that the Proxy Statement does not, as of the date on which it is distributed to the holders of Parent Common Stock, and as of the date of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information provided by the Company pursuant to Section 7.01(d) below relating to the Company or any other information furnished by the Company for inclusion in the Proxy Statement to the extent the Company information or its interpretation thereof has not been altered by Parent or Parent’s representatives).

(d) Except as set forth in this Agreement, the parties acknowledge and agree that (i) Parent shall be responsible for preparing the Proxy Statement and the Other Filings and (ii) that the Company and the Members shall have no duty, obligation or responsibility with respect to the Proxy Statement and the Other Filings.

(e) Prior to the Effective Time, Parent shall take such actions necessary to change its name from “JK Acquisition Corp.” to “MS Energy Services, Inc.”

Section 7.02  Members Approval; Exemption from Registration.

(a) Within a reasonable time after the date the Parent mails the “definitive” proxy materials to its stockholders, and in any event within ten (10) days of such mailing, so long as such mailing has occurred, and in accordance with applicable Law and the Company’s Charter Documents, the Company shall convene a meeting of its Members or solicit written consents from its Members to obtain their approval and adoption of this Agreement and the other transactions contemplated hereby. The Company shall ensure that the Members’ meeting is called, noticed, convened and held, and that all proxies or written consents are solicited and obtained from the Members, in compliance with applicable Law, the Company’s Charter Documents, and all other applicable legal requirements. The Company agrees to use its commercially reasonable best efforts to take all action necessary or advisable to secure the necessary votes required by applicable Law and the Company’s Charter Documents to effect the Merger. The Board of Managers of the Company shall unanimously recommend that the Members vote in favor of and adopt and approve this Agreement and the other transactions contemplated hereby. Neither the Board of Managers of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Board of Managers of the Company that the Members vote in favor of and adopt and approve this Agreement and the other transactions contemplated hereby, except that the Board of Managers shall not be obligated to approve or recommend to the Members for approval any proposed amendment or modification of this Agreement unless the Board of Managers determines, in its sole reasonable discretion, that such amendment or modification is in the best interest of the Company.

(b) At every meeting of the Members of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the Members of the Company with respect to the Merger so long as Parent and Merger Sub are not in material violation of this Agreement, each Member shall vote or cause to be voted the Company Interests and any New Company Interests (as defined below) in favor of (x) adoption of the Merger Agreement and approval of the Merger, and (y) any matter that is required for the Company to ensure the satisfaction of the conditions precedent to the consummation of the Merger. Each current Member and any future Member agrees that any Company Interests to which that Member acquires record or beneficial ownership (“New Membership Interests”) after the execution of this Agreement and prior to the Closing Date (including through the exercise of any options, warrants or similar instruments), shall be subject to the terms and conditions of this Agreement to the same extent as if the New Membership Interests constituted Company

Interests. The Members will provide information and otherwise execute documents and take other ministerial actions reasonably necessary to complete the transactions described herein.

(c) Each of the parties hereto acknowledge that the shares of Parent Common Stock issued to the Members pursuant to this Agreement are intended to be issued pursuant to the “private placement” exemption from registration under Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act and agree to fully cooperate with Parent in its efforts to ensure that the shares of Parent Common Stock may be issued pursuant to such private placement exemption; provided, however, that neither Parent nor Merger Sub makes any representation or warranty that such issuance in fact qualifies for such private placement exemption. Such Parent Shares shall be subject to a Registration Rights Agreement substantially in the form attached hereto as Exhibit C (the “Registration Rights Agreement”).

(d) Notwithstanding the foregoing and anything to the contrary in Article VIII hereof, in the event that Parent, based on advice of its counsel, has determined that the shares of Parent Common Stock to be issued pursuant to this Agreement cannot be issued under the “private placement” exemption from registration under Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act, then Parent shall take all action necessary to prepare and file, on a timely basis, a registration statement on Form S-4 with the SEC which registers the issuance of the shares of Parent Common Stock pursuant to this Agreement (the “Form S-4 Alternative”). Parent shall use, and shall cause its officers, employees, agents, advisors or other representatives to use, their respective commercially reasonable best efforts to effectuate the foregoing (and fully cooperate with the other parties), including, without limitation, preparing and filing all applications, documents and forms necessary to register the shares of Parent Common Stock on an effective registration statement on Form S-4. In the event that shares of Parent Common Stock are issued pursuant to the Form S-4 Alternative, no Shares of Parent Common Stock (or certificates therefor) shall be issued in exchange for any Company Interest Certificates to any person who, prior to the Effective Time, may be an “Affiliate” (as that term is used in Rule 145 under the Securities Act) of the Company until such person has delivered to Parent and the Company a duly executed Affiliate Agreement in the form provided by Parent.

(e) The Members agree that they shall vote any shares of Parent Common Stock held by such Members on the record date of the Parent Stockholder Meeting in favor of the Merger and for the approval of all of the other items brought before the Parent Stockholder Meeting for which Parent seeks approval in the Proxy Statement.

(f) The Members agree that, prior to the Effective Time, they shall not transfer any of their Company Interests to any Person who is not an “accredited investor” as such term is defined in Rule 501(a) of Regulation D as promulgated under the Securities Act.

Section 7.03  Access to Information; Confidentiality.

(a) From the date of this Agreement to the Effective Time, the Parent and the Company shall, subject to the other party’s compliance with the covenant set forth in Section 7.03(b) below, use commercially reasonable efforts to provide to each other (and each party’s officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Representatives”) access as may be reasonably necessary at reasonable times upon prior notice to the directors, officers, employees, agents, properties, offices and other facilities of the other party and to the books and records of the Company. The parties acknowledge and agree that in the event the Company voluntarily undertakes to perform any action other than providing access to its books, records, directors, officers, employees, or agents as described herein, no such action or actions shall give rise to any obligation on the part of the Company broader than the obligations expressly set forth in this Section 7.03(a) and as otherwise set forth in this Agreement.

(b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Non-Disclosure Agreement, dated May 25, 2006 (the “Non-Disclosure Agreement”), between the Company and Parent.

Section 7.04  No Solicitation of Transactions.

(a) The Company will not, directly or indirectly, and will instruct its Representatives not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its Members) that constitutes any Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, managers or employees of the Company, or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company, to take any such action. The Company will notify Parent immediately after receipt by the Company (or by any of its officers, directors, employees, agents, advisors or other representatives) of any written proposal for, or written inquiry respecting, any Competing Transaction, or any request for nonpublic information in connection with such written proposal or inquiry or for access to the properties, books or records of the Company by any person that informs or has informed the Company that it is considering making or has made such a written proposal or inquiry. Such notice to Parent shall indicate in reasonable detail the identity of the person making such written proposal or inquiry and the terms and conditions of such written proposal or inquiry. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

(b) A “Competing Transaction” means any of the following involving the Company (other than the Merger and the other transactions contemplated by this Agreement): (i) a merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, transfer or other disposition of a material portion of the assets or debt or equity securities of such party; (iii) a tender offer or exchange offer for 15% or more of the outstanding voting securities of such party; or (iv) any solicitation in opposition to approval by the Members of the Company of this Agreement and the Merger.

Section 7.05  Employee Benefits Matters.

(a) Subject to the requirements of third parties and laws associated with existing Company employee benefit plans and further subject to determination of any and all obligations relating to existing Company benefit plans on the Closing Date, all employees of the Company shall continue in their existing benefit plans, except for the Company’s satisfaction of its obligations under any existing incentive plans and the Special Bonus Plan as noted in Section 3.11 of the Company Disclosure Schedule, until such time as, in Parent’s sole discretion, an orderly transition can be accomplished to employee benefit plans and programs maintained by Parent or Merger Sub for its and its Affiliates’ employees in the United States. Parent and Merger Sub shall take such reasonable actions, to the extent permitted by Parent’s and Merger Sub’s benefits programs, as are necessary to allow eligible employees of the Company to participate in the health, welfare and other benefits programs of Parent or Merger Sub or alternative benefits programs in the aggregate that are substantially equivalent to those applicable to employees of the Company prior to Closing in similar functions and positions on similar terms (it being understood that equity incentive plans are not considered employee benefits). Pending such action, Parent shall maintain the effectiveness of and be solely responsible for the Company’s benefit plans.

(b) At Closing, Parent will enter into employment agreements or the Company will amend existing employment agreements (in either case, collectively, the “Employment Agreements,” and, individually, an “Employment Agreement”) with the individuals set forth on Schedule 7.05(b) hereto.

(c) At Closing, Parent will enter into non-solicitation and non-competition agreements (collectively, the “Non-Solicitation Agreements”, and, individually, a “Non-Solicitation Agreement”) with the individuals set forth on Schedule 7.05(c) hereto.

(d) Prior to the Effective Time, the Company shall take all necessary actions to obtain the requisite Member approval under Section 280G(b)(5) of the Code of any payments or benefits that could be considered “excess parachute payments” within the meaning of Section 280G of the Code and shall require all “disqualified individuals” within the meaning of Section 280G of the Code to subject their existing benefits and payments to the stockholder approval requirements of Section 280G(b)(5) of the Code, as contemplated in the Proposed Treasury Regulations promulgated thereunder. The Company further agrees that whether or not its Members approve any such excess parachute payments, neither Parent nor the Surviving Corporation shall have any responsibility or liability with respect to any excise taxes owed by the recipients of any such payments.

(e) Intentionally omitted.

(f) The Company and, as applicable, its ERISA Affiliates each agree to terminate any and all group severance, separation or salary continuation plans, programs or arrangements immediately prior to Closing. Parent shall receive from the Company evidence that the plans, programs or arrangements of the Company and, as applicable, each ERISA Affiliate have been terminated pursuant to resolutions adopted by each such entity’s board of managers or directors (the form and substance of which resolutions shall be subject to review and approval of Parent), effective as of the day immediately preceding the Closing Date but contingent on the Closing.

(g) With respect to all equity interest purchase, option and award agreements (including any restricted units, unit purchase, option or award agreements under the incentive plans) between the Company and any current or former employee, manager, consultant or founder effective as of the Effective Time, any and all rights of repurchase under each such agreement shall be assigned to Parent (or to such other entity as Parent shall designate) by virtue of the Merger and without any further action on the part of the Company, such assignment to be effective as of the Effective Time.

Section 7.06  Further Action; Consents; Filings.

(a) Upon the terms and subject to the conditions hereof including, without limitation, those set forth in Section 7.01(d), each of Parent, Merger Sub and the Company shall use its commercially reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary under applicable Law or this Agreement to consummate and make effective the Merger and the other transactions contemplated by this Agreement, (ii) obtain from any Governmental Entity or any other person all consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, including those required under the HSR Act, and (iii) make all necessary filings, and thereafter make any other required submission, with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement required under applicable Law. The Company, Merger Sub and the Company shall, subject to the limitations contained in Section 7.01(d), cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith. The Parent covenants and agrees that it will provide the Company with not less than ten (10) business days advance written notice of its intent to file the Premerger Notification Report Form under the HSR Act.

(b) To the extent required, Parent and the Company shall file as soon as practicable notifications under the HSR Act and each of Parent and the Company shall use commercially reasonable efforts to respond as promptly as practicable to all reasonable inquiries or requests and to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). Parent shall be solely responsible for any fee payable by Parent, Company or the Members in connection with filing the required notifications under the HSR Act, if applicable. In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violating any Antitrust Law, each of Parent and Company shall cooperate and Parent shall use all reasonable efforts to contest and resist vigorously any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions contemplated by this Agreement, unless by mutual agreement Parent and Company decide that litigation is not in their respective best interests. The Parent and the Company will consult and cooperate with one another, at no expense to the Company, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Laws, if necessary; provided, that Company shall have no duty, obligation or responsibility to undertake any analyses, efforts or other actions in connection with any Proceedings under or relating to any Antitrust Laws, except with respect to its obligations to file a response to the Premerger Notification Report Form filed by the Parent under the HSR Act. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that neither the Company, the Parent nor the Members shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any Antitrust Order. Each of Parent and Company shall use all commercially reasonable efforts to take such actions as may be required to cause the expiration of the waiting periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement; provided, however, that nothing contained herein shall require either party to seek early termination of any such waiting period under the Antitrust Laws.

(c) Notwithstanding anything to the contrary in Section 7.06(a) or (b), (i) neither Parent nor Merger Sub shall be required to divest (including, without limitation, through a licensing arrangement) any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Parent Material Adverse Effect and (ii) the Company shall not be required to divest (including, without limitation, through a licensing arrangement) any of its respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Company Material Adverse Effect.

(d) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company and the Parent shall promptly notify one another in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with this Agreement or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the Merger or the transactions contemplated hereunder or otherwise limit the right of Parent or its subsidiaries to own or operate all or any portion of the business, assets or properties of the Company.

Section 7.07  Intentionally Omitted.

Section 7.08  No Public Announcement.  The initial press release relating to this Agreement shall be a joint press release the text of which has or will have been substantially agreed to by each of Parent and the Company prior to its release. Thereafter, unless otherwise required by applicable Law, neither Parent nor the Company shall issue any press release or otherwise make any public statements with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement without the prior written consent of the other party.

Section 7.09  Expenses.  Except as provided in Article IX or Section 2.03, in the event that the Merger is consummated, then at Closing (a) the Parent shall reimburse the Members for all prepaid Transaction Expenses and either pay to the Members, or pay directly to the third parties who are owed Transaction Expenses, all unpaid Transaction Expenses, (b) the Parent shall reimburse James P. Wilson and Keith D. Spickelmier for their proportionate share of the $300,000 advanced to the Parent as of the date hereof, and (c) with respect to Founder Expenses paid or incurred after the date hereof, either pay any such Founder Expenses to James P. Wilson and Keith D. Spickelmier or to the third parties who are owed Founder Expenses; provided, however, in no event will the aggregate amount of Founder Expenses paid or reimbursed to Messrs. Wilson and Spickelmier under Subsection (b) and (c) above exceed $800,000. In addition, at Closing or at such other time as may be specified under the GB Agreement or the PB Agreement, the Parent shall pay all amounts required to be paid by it under the GB Agreement and the PB Agreement. In the event that the Merger is not consummated, then the provisions of Article IX shall govern.

Section 7.10  Affiliate Agreements.  In the event that Parent elects to issue the shares of Parent Common Stock pursuant to the Form S-4 Alternative, the Company shall request each person that could reasonably be deemed to be an “Affiliate” of the Company for purposes of the Securities Act to execute and deliver to Parent, as promptly as practicable after the execution of this Agreement, an Affiliate Agreement in the form provided by Parent.

Section 7.11  Intentionally Omitted.

Section 7.12  AMEX Listing.  Parent shall promptly prepare and file with AMEX a Notification Form for Listing Additional Shares with respect to the Parent Shares and Redemption Liability Shares to be issued at the

Effective Time pursuant to this Agreement and shall use its reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Shares and Redemption Liability Shares, subject to official notice to AMEX of issuance, and the Company shall reasonably cooperate with Parent with respect to such filing on a basis consistent with the Company’s duties under Section 7.01 hereof.

Section 7.13  Intentionally Omitted.

Section 7.14  Key Employees.  Prior to the Closing, the Company shall notify Parent if, to the Company’s Knowledge, any key employee or officer of the Company expects to or has expressed an intent to resign from his or her position with the Company within twelve (12) months after the Closing Date.

Section 7.15  WARN Act.  To the extent that the Merger triggers a termination of the Company’s employees, the Company agrees to use commercially reasonable efforts to make available the existing Company employees to Parent that the Merger Sub desires to continue employment of for the purpose of operating the Business. Parent and Merger Sub agree to continue the opportunity to be employed to all or substantially all of the Company employees on the terms and conditions that presently exist as of the Closing Date. Nothing between the parties shall prohibit Parent or Merger Sub from terminating any of the existing employees subsequent to their employment by Merger Sub. If it appears that a violation of the federal Worker Adjustment and Retraining Notification Act (the “WARN Act”) is likely to occur, Parent or the Company may elect to terminate this Agreement without further liability or, by mutual agreement, they may elect to proceed with complying with said laws and close the transaction as soon after such compliance as is reasonably practicable. The parties agree to consult with each other on the need for and timing of notices pursuant to the WARN Act, if applicable, and utilize commercially reasonable efforts to comply with same.

Section 7.16  Conversion Schedule.  Section 7.16 of the Company Disclosure Schedule is a schedule prepared by the Company (the “Preliminary Conversion Schedule”) showing the number of Parent Shares, Parent Warrants, Redemption Liability Shares and Redemption Warrants to be issued to each holder of shares of Company Interests and each holder of rights to acquire membership interests of the Company, including the number of Parent Shares, Parent Warrants, Redemption Liability Shares and Redemption Warrants to be deposited in the Escrow Fund, as of the execution of this Agreement as if the Effective Time and the exchange of shares pursuant to the Merger had occurred as of the date of the execution of this Agreement (assuming that no Redemption Liability Shares and Redemption Warrants will be issued to the Members pursuant to Section 2.08). Within ten (10) days after the Closing, the Company and the Members’ Representative shall prepare a final schedule as of the Effective Time (the “Final Conversion Schedule”), and an officer of the Company shall certify the Final Conversion Schedule and deliver such schedule to Parent.

Section 7.17  Litigation Support.  In the event and for so long as any Member is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated under this Agreement, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the Parent, Merger Sub and the Company will reasonably cooperate with one another and their respective counsel in the contest or defense, reasonably make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Member (unless the contesting or defending Member is entitled to indemnification therefore as described below). Parent and Merger Sub acknowledge and agree that any Member that is individually brought into any litigation in connection with the Company for facts, events or circumstances arising prior to the Closing shall be indemnified to the maximum extent permitted to be indemnified under the Company’s Charter Documents. Notwithstanding the foregoing, the Member(s) shall not be entitled to indemnification to the extent of any of the following:

(i) they are sued for any shareholder derivative action or suit by any Member; or

(ii) actions or inactions which constitute a breach of any Member representation, warranty, covenant or agreement set forth herein; or

(iii) actions or inactions by any Member which constitute a breach of any fiduciary duty; or

(iv) to the extent such Member(s) are found to have engaged in gross negligence, intentional misconduct, willful misconduct or fraud or other non-indemnifiable conduct set forth in the Company Charter Documents.

Section 7.18  Director and Officer Insurance.  On or before the Closing Date, Parent shall provide to the Company an updated commitment for a director and officer insurance policy covering Parent, Merger Sub and Company directors, managers and executive officers with coverage limits not less than $10,000,000. Such policy shall be, without exception, effective as of the Effective Time, and reasonably acceptable to the Company and all directors of Parent and Merger Sub in accordance with the terms and provisions contained in the commitment. The bylaws, regulations or other operative documents of the Surviving Corporation shall furthermore continue to provide indemnification to all directors and executive officers to the maximum extent provided by Delaware law.

Section 7.19  Schedules Bring Down.

(a) The representations and warranties of the Company contained in this Agreement and all information delivered in the Company Disclosure Schedule, or any attachment or exhibit hereto or in any certificate delivered by the Company to Parent and/or Merger Sub shall be true and correct on the Closing Date as though then made and as though the Closing Date was substituted for the date to which such representations and warranties relate throughout such representations and warranties; provided, however, that the Company Disclosure Schedule delivered to Parent and Merger Sub as of the date of the Original Agreement shall be permitted to be revised and amended as of the Closing Date pursuant to the terms and conditions of Section 7.19(c) below.

(b) The representations and warranties of Parent and Merger Sub contained in this Agreement and all information delivered in the Parent Disclosure Schedule, or any attachment or exhibit hereto or in any certificate delivered by Parent to the Company shall be true and correct on the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties; provided, however, that the Parent Disclosure Schedule delivered to the Company as of the date of the Original Agreement shall be permitted to be revised and amended as of the Closing Date pursuant to the terms and conditions of Section 7.19(c) below.

(c) The Company agrees to use its commercially reasonable best efforts to update Company Disclosure Schedules and deliver a revised and amended Company Disclosure Schedule to Parent on or prior to September 30, 2007, which updated Company Disclosure Schedules will be as of the Execution Date. The Parent and the Company agree to use their commercially reasonable best efforts to provide each other with any revised and amended schedules pursuant to this Section 7.19 no later than five (5) business days prior to the Closing Date mutually agreed upon by Parent and the Company. Based upon its review of the schedules delivered pursuant to Section 7.19 by the other party, either party may terminate this Agreement and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time (i) by the Company if the revised Parent Disclosure Schedules contain an adverse change (other than a Parent Excluded Change) that can reasonably be valued in excess of $1,000,000, or (ii) by the Parent if the revised Company Disclosure Schedules contain an adverse change (other than a Company Excluded Change) that can reasonably be valued in excess of $1,000,000; provided, however, if (i) Parent terminates this Agreement pursuant to this Section 7.19(c) or if Parent’s termination is not reasonable pertaining to the schedules delivered by the Company to Parent, and Parent’s duties under Section 9.02(b) herein would otherwise have existed, then the terms of Section 9.02(b) shall apply to Parent, and (ii) the Company terminates this Agreement pursuant to this Section 7.19(c), and Parent’s duties under Section 9.02(b) herein would otherwise have existed, then the terms of Section 9.02(b) shall apply to Parent. The term “Parent Excluded Change” means (i) any changes in general, political, global or other national or worldwide events or changes in economic or business conditions that do not disproportionately impact Parent as compared to other entities similar in size and scope as that of Parent and that are within its industry or (ii) any changes or events affecting the industry in which Parent operates that do not disproportionately impact Parent as compared to other entities similar in size and scope as that of Parent and that are within its industry, (iii) any decline in the trading price of Parent Common Stock, (iv) any adverse change in the United States securities market that does not disproportionately impact Parent, or (v) the expenditure or incurrence of the Parent Estimated Expenses, on or after the date of this Agreement and prior to the Closing Date. The term “Company Excluded Change” means (i) any changes in general, political, global or other national or worldwide events or changes in economic or business conditions that do not disproportionately impact the Company as compared to other entities similar in size and scope as that of the Company and that are within its industry or (ii) any changes or events affecting the industry in which the Company operates that do not disproportionately impact the Company as compared to other entities similar in size and scope as that of the Company and that are within its industry.

(d) Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that all the schedules attached hereto are as of the Execution Date except for the schedules attached hereto that pertain to Sections 3.07 through 3.33, which will be as of June 30, 2007 (until, with respect to the Company Disclosure Schedules, such schedules are updated as contemplated in Section 7.19(c)). Accordingly, none of the parties shall be in breach of any of the representations and warranties containing schedules by virtue of those schedules being inaccurate due to changes thereto between the time of June 30, 2007 and the Execution Date; provided, however, that the provisions contained in Section 7.19(a), (b) and (c) hereof shall apply with respect to the right, duty and obligation of the parties to update the schedules no later than five (5) business days prior to the Closing Date, and as further updated up to the actual Closing Date.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.01  Conditions to the Obligations of Each Party.  The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a) Stockholder Approval.  This Agreement shall have been approved and adopted by the requisite affirmative vote of the stockholders of Parent in accordance with the DGCL and the Parent’s Certificate of Incorporation and Bylaws, provided that Parent will proceed with the Merger only if (i) a majority of the shares of Parent Common Stock voted by the Public Stockholders are voted in favor of the Merger and (ii) Public Stockholders owning less than 20% of the shares of Parent Common Stock both vote against the Merger and exercise their Redemption Option pursuant to the Parents’ Certificate of Incorporation. As used herein, the term “Public Stockholders” shall mean any stockholder of Parent holding shares of Parent Common Stock issued in connection the Parent’s IPO, excluding shares of Parent Common Stock held by the Founders. As used herein, the term “Founders” shall mean James P. Wilson, Keith D. Spickelmier, Michael H. McConnell and Herbert C. Williamson;

(b) No Order.  No Governmental Entity or court of competent jurisdiction located or having jurisdiction in the United States shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an “Order”) which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

(c) HSR Act.  Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, if applicable;

(d) Listing.  Parent shall have filed with AMEX a Notification Form for Listing Additional Shares with respect to Parent Shares and Redemption Liability Shares at the Effective Time to be issued pursuant to this Agreement; and

(e) Registration Rights Agreement.  Parent, the Members and the Members’ Representative shall have entered into the Registration Rights Agreement.

Section 8.02  Conditions to the Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties.  Each of the representations and warranties made by the Company in this Agreement that are qualified as to Knowledge, materiality or Company Material Adverse Effect, or any similar standard or qualification, shall be true and correct in all respects, and each of the representations and warranties made by the Company in this Agreement that are not qualified as to Knowledge, materiality or

Company Material Adverse Effect, or any similar standard or qualification, shall be true and correct in all material respects, in each case as of the Effective Time with the same force and effect as if made on and as of the Effective Time, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, and Parent shall have received a certificate of the Chief Executive Officer of the Company to that effect;

(b) Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and Parent shall have received a certificate of the Chief Executive Officer of the Company to that effect;

(c) Approvals.  Parent shall have received, each in form and substance reasonably satisfactory to Parent, all authorizations, consents, orders and approvals (i) required by any Governmental Entity or official, if any, (ii) set forth in Section 3.06 of the Company Disclosure Schedule or (iii) the failure of which to obtain would have, or could reasonably be expected to have, a Company Material Adverse Effect;

(d) No Company Material Adverse Effect.  No event or events shall have occurred, or could be reasonably likely to occur, which, individually or in the aggregate, have, or could reasonably be expected to have, a Company Material Adverse Effect;

(e) Employment Agreements.  Each individual set forth on Schedule 7.05(b) hereto shall remain employed by the Company and the Employment Agreements shall have been entered into at Closing on mutually acceptable terms to Parent and such individuals;

(f) Non-Solicitation Agreements.  Each individual set forth on Schedule 7.05(c) shall have entered into a Non-Solicitation Agreement on mutually acceptable terms to Parent and such individuals;

(g) Affiliate Agreements.  In the event that Parent elects to issue the shares of Parent Common Stock pursuant to the Form S-4 Alternative, each of the Affiliates of the Company shall have executed and delivered to Parent an Affiliate Agreement and such agreement shall (i) become effective at Closing or (ii) remain in full force and effect and shall not have been anticipatorily breached or repudiated by any of such Affiliates;

(h) No Restraints.  There shall not be pending or threatened any suit, action, investigation or proceeding to which a Governmental Entity is a party (i) seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from Parent or the Company any damages that are material or (ii) seeking to prohibit or limit the ownership or operation by Parent or the Company of any material portion of their respective businesses or assets;

(i) Issuance of Shares of Parent Common Stock.  The issuance of the shares of Parent Common Stock pursuant to this Agreement will be validly issued pursuant to the “private placement” exemption from registration provided by Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act. If Parent elects to utilize the Form S-4 Alternative, the registration statement on Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order;

(j) Escrow Agreement.  Parent, the Members’ Representative and Escrow Agent shall have entered into the Escrow Agreement and the Escrow Agreement shall be in full force and effect and shall not have been anticipatorily breached or repudiated;

(k) Termination or Amendment of Incentive Plans.  The Company shall have terminated or amended the incentive plans identified by Parent prior to Closing, and the Company shall have provided Parent with evidence, reasonably satisfactory to Parent, as to the termination or amendment of the incentive plans;

(l) Opinion of the Company’s Counsel.  Parent shall have received the opinion of Franklin, Cardwell & Jones, P.C., counsel to the Company, substantially in the form attached hereto as Exhibit D;

(m) Intentionally omitted;

(n) Secretary’s Certificate.  Parent shall have received (i) a certificate executed by the Secretary of the Company attaching and certifying as to matters customary for a transaction of this sort, including, without limitation, the true and correct copies of the Company’s Charter Documents and copies of the resolutions of the Company’s Board of Managers and the Members approving and adopting this Agreement and the transactions relating hereto, and (ii) such other documents relating to the transactions contemplated by this Agreement as Parent may reasonably request;

(o) Estoppel Certificate.  Parent shall have received an estoppel certificate, dated as of a date not more than seven (7) days prior to the Closing Date and satisfactory in form and content to Parent, executed by each of those landlords listed on Section 3.12(a)(iii) of the Company Disclosure Schedule whose consent is required in order that the parties might consummate the transactions contemplated hereby;

(p) FIRPTA Compliance.  The Company shall, prior to the Closing Date, provide Parent with a properly executed Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) Notification Letter, in form and substance satisfactory to Parent, which states that the membership interests of the Company do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, the Company shall have provided to Parent, as agent for the Company, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company upon the consummation of the Merger;

(q) Parachute Payments.  Prior to the Effective Time, the Company shall have obtained the requisite Members approval, if any, under Section 280G(b)(5) of the Code of any payments or benefits that could be considered “excess parachute payments” within the meaning of Section 280G of the Code, and any “disqualified individuals” as defined in Section 280G of the Code shall have agreed to forfeit any payments that would otherwise be non-deductible if such Member approval, if required is not obtained;

(r) Employees.  Each of the individuals set forth on Schedule 8.02(r) shall be employed in good standing by the Company;

(s) Board and Officer Resignations.  The Company shall have received written letters of resignation from each of the current members of the Board of Managers and officers of the Company, in each case effective at the Effective Time;

(t) Termination or Amendment of Employee Agreements.  Parent shall have been furnished evidence satisfactory to it that the Company has terminated or amended all employment agreements with Messrs. Neel, Culbreth and Cudd, and that any employment agreements existing prior to Closing between the Company and each of those employees set forth on Schedule 8.02(t) shall be valid and enforceable;

(u) Termination of the Company’s Agreements.  Parent shall have been furnished evidence satisfactory to it that all rights granted by the Company to its members and in effect prior to the Closing, including, but not limited to, rights of co-sale, voting, registration, first refusal, first offer, preemptive, board observation or information or operational covenants, shall have terminated prior to the Closing Date;

(v) Intentionally Omitted.

(w) Termination of Membership Interest Transfer Agreement.  The Company shall have terminated the Membership Interest Transfer Agreement effective as of the date of the Closing; and

(x) Fairness Opinion.  The Opinion shall have been issued by a nationally recognized firm that (i) the Merger is fair to, and in the best interest of, Parent, Merger Sub and their respective stockholders and (ii) the fair market value of the Company is equal to at least 80% of Parent’s net assets.

Section 8.03  Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties.  Each of the representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified as to materiality or Parent Material Adverse Effect, or any similar standard or qualification, shall be true and correct, and each of the representations and warranties of Parent and Merger Sub contained in this Agreement that are not qualified as to materiality or Parent Material Adverse Effect, or any similar standard or qualification, shall be true and correct in all material respects, in each case as of the Effective Time with the same force and effect as if made on and as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and the Company shall have received a certificate of a duly authorized officer of Parent to that effect;

(b) Approvals.  The Company shall have received, each in form and substance reasonably satisfactory to the Company, all authorizations, consents, orders and approvals (i) required by any Governmental Entity or official, if any, (ii) set forth in Section 5.04(b) of the Parent Disclosure Schedule or (iii) the failure of which to obtain would have, or could reasonably be expected to have, a Parent Material Adverse Effect;

(c) Employment Agreements.  Each individual set forth on Schedule 7.05(b) hereto shall remain employed by the Company and the Employment Agreements shall be entered into with such individuals at Closing on mutually acceptable terms;

(d) Non-Solicitation Agreements.  Each individual set forth on Schedule 7.05(c) hereto shall enter into a Non-Solicitation Agreement at Closing on mutually acceptable terms;

(e) Affiliate Agreements.  In the event that Parent elects to issue the shares of Parent Common Stock pursuant to the Form S-4 Alternative, each of the Affiliates of the Company shall have executed and delivered to Parent an Affiliate Agreement and such agreement shall (i) become effective at Closing, or (ii) remain in full force and effect and shall not have been anticipatorily breached or repudiated by any of such Affiliates;

(f) No Restraints.  There shall not be pending or threatened any suit, action, investigation or proceeding to which a Governmental Entity is a party (i) seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from Parent or the Company any damages that are material or (ii) seeking to prohibit or limit the ownership or operation by Parent or the Company of any material portion of their respective businesses or assets;

(g) Issuance of Shares of Parent Common Stock.  The issuance of the shares of Parent Common Stock pursuant to this Agreement will be validly issued pursuant to the “private placement” exemption from registration provided by Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act. If Parent elects to utilize the Form S-4 Alternative, the registration statement on Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order;

(h) Escrow Agreement.  Parent, the Members’ Representative and Escrow Agent shall have entered into the Escrow Agreement and the Escrow Agreement shall be in full force and effect and shall not have been anticipatorily breached or repudiated;

(i) Secretary’s Certificate.  The Company shall have received (i) certificates executed by the Secretary of each of Parent and Merger Sub attaching and certifying as to matters customary for a transaction of this sort, including, without limitation, the true and correct copies of Parent’s and Merger Sub’s organizational documents and copies of the resolutions of the each of their Boards of Directors approving and adopting this Agreement and the transactions relating hereto, and (ii) such other documents relating to the transactions contemplated by this Agreement as the Company may reasonably request;

(j) FIRPTA Compliance.  Parent shall, prior to the Closing Date, provide the Company with a properly executed FIRPTA Notification Letter, in form and substance satisfactory to the Company, which states that the stock of Parent and Merger Sub do not constitute “United States real property interests” under Section 897(c)

of the Code, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, Parent shall have provided to the Company, as agent for Parent, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Company to deliver such notice form to the Internal Revenue Service on behalf of Parent upon the consummation of the Merger;

(k) Employees.  Each of the individuals set forth on Schedule 8.02(r) shall be employed in good standing by the Company;

(l) Termination of the Company’s Agreements.  All rights granted by the Company to its Members and in effect prior to the Closing, including, but not limited to, rights of co-sale, voting, registration, first refusal, first offer, preemptive, board observation or information or operational covenants, shall have terminated prior to the Closing Date;

(m) Termination of Incentive Plan.  The Company shall have terminated or amended the incentive plans effective as of the date of the Closing;

(n) Termination of Membership Interest Transfer Agreement.  The Company shall have terminated the Membership Interest Transfer Agreement effective as of the date of the Closing;

(o) Agreements and Covenants.  Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate of a duly authorized officer of Parent to that effect;

(p) Opinion of Parent’s Counsel.  The Company shall have received the opinion of Patton Boggs, counsel to Parent, or another counsel reasonably satisfactory to the Company, substantially in the form attached hereto as Exhibit E;

(q) Resignations.  Parent shall have received a written letter of resignation and release from Herbert C. Williamson and Michael H. McConnell as directors of Parent, and from James P. Wilson as a director and Chief Executive Officer of Parent and Keith D. Spickelmier as a director and President of Parent, in each case effective at the Effective Time; provided, that such resignation and release will not release Parent from any contractual or statutory obligations owed by it to insure and/or indemnify any of the foregoing individuals for such individuals’ acts or omissions in their capacity as officers and/or directors of Parent.

(r) No Parent Material Adverse Effect.  No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or could have, a Parent Material Adverse Effect;

(s) Fairness Opinion.  An updated Opinion shall have been issued by a nationally recognized firm that (i) the Merger is fair to, and in the best interest of, Parent, Merger Sub and their respective stockholders and (ii) the fair market value of the Company is equal to at least 80% of Parent’s net assets;

(t) Evidence of Funding.  Parent shall provide the Company with evidence satisfactory to the Company that Messrs. Wilson and Spickelmier have funded the Parent with up to an additional $500,000 (in addition to the $300,000 advanced as of the Execution Date) as necessary for the expenses of the Parent on terms acceptable to the Company;

(u) Contribution of Founder Shares.  For the consideration provided in the Settlement Agreement and each to be effective upon the Effective Time: (i) the Parent shall have received, and James P. Wilson shall have contributed to Parent, 1,327,339 shares of Parent Common Stock; (ii) Parent shall have received, and Keith D. Spickelmier shall have contributed to Parent, 1,086,005 shares of Parent Common Stock, (iii) Parent shall have received, and Michael H. McConnell shall have contributed to Parent, 22,495 shares of Parent Common Stock, (iv) Parent shall have received, and Herbert C. Williamson shall have contributed to Parent, 22,495 shares of Parent Common Stock, and Parent shall hold such shares of Parent Common Stock as treasury stock;

(v) PB Agreement.  Parent shall provide the Company with a copy of the PB Agreement duly executed by the Parent and Patton Boggs;

(w) GB Agreement.  Parent shall provide the Company with a copy of the GB Legal Fees Agreement duly executed by the Parent, Merger Sub, James P. Wilson, Keither D. Spickelmier, Herbert C. Williamson, Michael H. McConnell and Gibbs & Bruns;

(x) Transfer of Parent Common Stock to Gibbs & Bruns.  (i) James P. Wilson shall have transferred all of his right, title and interest in and to 50,417 shares of Parent Common Stock to Gibbs & Bruns, (ii) Keith D. Spickelmier shall have transferred all of his right, title and interest in and to 41,250 shares of Parent Common Stock to Gibbs & Bruns, (iii) Herbert C. Williamson shall have transferred all of his right, title and interest in and to 463 shares of Parent Common Stock to Gibbs & Bruns, and (iv) Michael H. McConnell shall have transferred all of his right, title and interest in and to 463 shares of Parent Common Stock to Gibbs & Bruns, in each instance in accordance with the terms of the GB Agreement and effective as of the Effective Time;

(y) Repayment of Stephens Group Debt.  At the Closing, the Company shall have repaid the Stephens Group Debt in full;

(z) Transaction Expenses.  At the Closing, the Parent shall have either directly paid the Transaction Expenses on behalf of the Members and Company or reimbursed the Members for the Transaction Expenses;

(aa) Cash Consideration.  At the Closing, the Parent shall have paid the Cash Consideration to the Members in cash or other readily available funds as provided in Section 2.01(a)(i)(3) hereof; and

(bb) Parent Warrants.  At the Closing, the Parent shall have duly executed and delivered the Parent Warrants to the Members as provided in Section 2.01(a)(i)(2) hereof.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01  Termination.  This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement, as follows:

(a) by mutual written consent duly authorized by the Board of Directors of Parent and Merger Sub and the Board of Managers of the Company prior to the Effective Time;

(b) by either Parent or the Company upon the issuance of any Order which is final and nonappealable which would (i) prevent the consummation of the Merger, (ii) prohibit Parent’s or the Company’s ownership or operation of any portion of the business of the Company or (iii) compel Parent or the Company to dispose of or hold separate, as a result of the Merger, any material portion of the business or assets of the Company or Parent;

(c) by Parent upon a breach of any material representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable best efforts and for so long as the Company continues to exercise such commercially reasonable best efforts, Parent may not terminate this Agreement under this Section 9.01(c) unless such breach is not cured within 30 days after notice thereof is provided by Parent to the Company (but no cure period is required for a breach which, by its nature, cannot be cured);

(d) by the Company upon a breach of any material representation, warranty, covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement, or if any representation or warranty of Parent and Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating Parent Breach”); provided, however, that, if such Terminating Parent Breach is curable by Parent and Merger Sub through the exercise of their respective commercially reasonable best efforts and for so long as Parent and Merger Sub continue to exercise such commercially reasonable best efforts, the Company may not terminate this Agreement under this Section 9.01(d) unless such breach is not cured within 30 days after notice thereof is provided by the Company to Parent (but no cure period is required for a breach which, by its nature, cannot be cured); provided that, in the event that the aggregate liabilities and indebtedness of Parent and Merger Sub exceed $4,202,500 as of the Closing Date, then Parent shall be in material breach of its representation contained in the last sentence of Section 5.19 and such breach shall constitute a Terminating Parent Breach for purposes of this Section 9.01(d); or

(e) by Parent if the Company’s 2007 Annualized Adjusted EBITDA is less than $29,000,000 through the end of the most recently completed month prior to the month in which the Effective Time occurs.

Section 9.02  Effect of Termination.

(a) In the event of termination of this Agreement pursuant to Sections 9.01(a), 9.01(c), 9.01(d) or 9.01(e), or by Parent to the extent permitted under Section 7.19(c), this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Merger Sub or the Company or any of their respective officers, managers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that (i) Section 7.03(b), Section 9.02 and Article XI shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve (x) a Member from liability for such Member’s breach of any of its, his or her own representations or warranties set forth in Article IV of this Agreement, or (y) Parent, Merger Sub or Company from liability for the breach of any of its representations or warranties or the breach of any of its covenants or agreements set forth in this Agreement;

(b) In the event of termination of this Agreement pursuant to any other provision contained in this Agreement or otherwise (including, without limitation, pursuant to Section 9.05) except for those cited in Section 9.02(a), or if the Company has terminated this Agreement pursuant to Section 7.19(c), Parent shall reimburse the Company and the Members for all Transaction Expenses; provided, that the Company and the Members acknowledge and agree that they shall not seek such expenses from (i) the trust fund holding the net proceeds of the Parent’s initial public offering and the interest thereon, or (ii) the Founders individually, except in the instance of the Founders’ gross negligence, willful misconduct or fraud or to the extent the Parents liabilities exceed $4,202,500 as a result of expenses that are not reasonable in amount and purpose, and then only to the extent of such unreasonable expenses; and

(c) Other than termination giving rise to the Company’s right of expense reimbursement by the Parent as outlined in Section 9.02(b) above, each party’s responsibility and right to reimbursement for its costs and expenses incurred in connection with this Merger shall be as provided for in Section 7.09 hereto in the same manner as though the Closing had occurred and the Merger been consummated.

Section 9.03  Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors or Board of Managers at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 9.04  Waiver.  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Section 9.05  Automatic Termination.  This Agreement will be automatically terminated without the requirement of any action or notice by or to any party hereto in the event that:

(a) Parent has failed to file with the SEC and mail to its stockholders the “definitive” Proxy Statement prior to December 31, 2007; or

(b) if the Effective Time shall not have occurred on or before January 31, 2008.

ARTICLE X

INDEMNIFICATION

Section 10.01  Survival of Representations and Warranties.

(a) The representations and warranties of the Company and the Members contained in this Agreement and any other document or certificate relating hereto (collectively, the “Acquisition Documents”) shall survive the Effective Time until December 31, 2008; provided, however, that the representations and warranties set forth in Section 3.14 shall survive the Effective Time for a period of 36 months; provided further that the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.04, 3.05, 3.06, 3.13, 3.15 and 3.16 (the “Company Basic Representations”) shall survive until the end of the applicable statute of limitations pertinent thereto in each instance. Neither the period of survival nor the liability of the Members with respect to the Company’s and such Members’ representations and warranties shall be affected by any investigation made at any time (whether before or after the Effective Time) by or on behalf of Parent or by any actual, implied or constructive knowledge or notice of any facts or circumstances that Parent may have as a result of any such investigation or otherwise.

(b) The representations and warranties of Parent and the Merger Sub contained in the Acquisition Documents shall survive the Effective Time until December 31, 2008; provided, however, that the representations and warranties set forth in Sections 5.01, 5.02, 5.03, 5.04, 5.05(a), 5.07, 5.08, 5.11, 5.14, 5.16, 5.17 and 5.19 (the “Parent Basic Representations”) shall survive until the end of the applicable statute of limitations pertinent thereto in each instance; provided, that, in the event any inaccuracy or breach of the representations and warranties set forth in Section 5.16 by Parent or Merger Sub is due to any inaccuracy or breach of the representations and warranties set forth in Section 3.32 (subject to its survival period pursuant to Section 10.01(a)) by the Company, the representations and warranties of Parent and the Merger Sub contained in Section 5.16 shall only survive from the Effective Time for a period of 18 months. Neither the period of survival nor the liability of Parent and Merger Sub with respect to Parent’s and Merger Sub’s representations and warranties shall be affected by any investigation made at any time (whether before or after the Effective Time) by or on behalf of the Company or by any actual, implied or constructive knowledge or notice of any facts or circumstances that the Company may have as a result of any such investigation or otherwise.

(c) The parties hereto agree that reliance shall not be an element of any claim for misrepresentation or indemnification under this Agreement. The waiver by any party of any condition based on the accuracy of any such representation or warranty, or based on the performance of, or compliance with, any covenant or obligation, shall not affect the right to indemnification or other remedy based on such representations, warranties, covenants or obligations. If written notice of a claim has been given in good faith prior to the expiration of the applicable representations and warranties by any party, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved.

Section 10.02  Indemnification by the Members.

(a) After the Effective Time, Parent and its Affiliates (including, after the Effective Time, the Surviving Corporation), officers, directors, employees, agents, successors and assigns (collectively, the “Parent Indemnified Parties”) shall be indemnified and held harmless by the Members, severally, and not jointly and severally, for any and all liabilities, losses, damages of any kind, diminution in value, claims, costs, expenses, fines, fees, deficiencies, interest, awards, judgments, amounts paid in settlement and penalties (including, without limitation, attorneys’, consultants’ and experts’ fees and expenses and other costs of defending, investigating or settling claims) suffered, incurred, accrued (in accordance with GAAP) or paid by them (including, without limitation, in connection with any action brought or otherwise initiated by any of them) (collectively, “Losses”) arising out of or resulting from:

(i) any inaccuracy or breach of any representation or warranty (without giving effect to any qualification as to materiality (or similar qualifications) contained therein) made by the Company or any Member in the Acquisition Documents;

(ii) the breach of any covenant or agreement made by the Company or any Member in the Acquisition Documents;

(iii) Losses from breach of contract or other claims made by any party that had a contractual or other right to acquire the Company’s membership interests or assets;

(iv) any cost, loss or other expense (including the value of any Tax deduction lost) as a result of the application of Section 280G of the Code to any of the transactions contemplated by this Agreement plus any necessary gross up amount; or

(v) any Member expenses paid by the Surviving Corporation following the Closing.

(b) As used herein, “Losses” are not limited to matters asserted by third parties, but include Losses incurred or sustained by the Parent Indemnified Parties in the absence of claims by third parties.

(c) Notwithstanding anything to the contrary contained in this Agreement, except with respect to (A) claims for equitable remedies and (B) claims based on fraud or willful misrepresentation or misconduct:

(i) the maximum aggregate amount of indemnifiable Losses arising out of or resulting from the causes enumerated in Sections 10.02(a) or 10.02(b) that may be recovered from the Members shall not exceed $10,000,000; and

(ii) no indemnification payment by the Members with respect to any indemnifiable Losses otherwise payable under Section 10.02(a) and arising out of or resulting from the causes enumerated in Section 10.02(a)(i) shall be payable until such time as all such indemnifiable Losses shall aggregate to more than $500,000, after which time the Members shall be liable in full for all indemnifiable Losses in excess of the first $500,000.

(d) In the event of a claim relating to any Indemnification Claim any Parent Indemnified Person may have under Article X, Parent shall seek payment first out of the Escrow Fund. Such Indemnification Amounts shall be payable in Escrow Shares; provided, that, the Members’ Representative may elect to have all or a portion of an Indemnification Amount paid from Proceeds or other cash provided by the Members in lieu of Escrow Shares. If the Escrow Fund has been reduced to zero, Parent shall then be entitled to seek payment for an unsatisfied Indemnification Amount directly from the Members, subject to the terms and conditions set forth in Article X.

Section 10.03  Indemnification by Parent and Merger Sub.

(a) After the Effective Time, the Members shall be indemnified and held harmless by Parent and Merger Sub (collectively, the “Member Indemnified Parties”) for any Losses arising out of or resulting from :

(i) any inaccuracy or breach of any representation or warranty (without giving effect to any qualification as to materiality (or similar qualifications) contained therein) made by Parent or Merger Sub in the Acquisition Documents; or

(ii) the breach of any covenant or agreement made by Parent or Merger Sub in the Acquisition Documents.

(b) Notwithstanding anything to the contrary contained in this Agreement:

(i) the maximum aggregate amount of indemnifiable Losses arising out of or resulting from the causes enumerated in Section 10.03(a) that may be recovered from Parent shall not exceed an amount determined as follows;

(1) determine the percentage of ownership of Parent held by the Members, on a fully diluted basis resulting from the Closing of the Merger, as of the Closing Date (after considering any Redemption Shares, but not considering any Parent Warrants);

(2) subtract the amount determined in Section 10.03(b)(i)(1) above from 1.00, which will represent the percentage ownership of JKA common stock on a fully diluted basis held by JKA stockholders resulting from the Closing of the Merger, as of the Closing Date (after considering and Redemption Shares, but not considering any Parent Warrants); and

(3) determine the maximum aggregate amount of indemnifiable Losses that may be recovered from Parent by dividing $10,000,000 by the fractional percentage determined by subsection (2) above.

(ii) no indemnification payment by Parent with respect to any indemnifiable Losses otherwise payable under Section 10.03(a) and arising out of or resulting from the causes enumerated in Section 10.03(a) shall be payable until such time as all such indemnifiable Losses shall aggregate to more than $500,000, after which time Parent shall be liable in full for all indemnifiable Losses in excess of the first $500,000.

(iii) Any payments made pursuant to Section 10.03(b)(ii) shall be paid to the Members in an amount determined by dividing (A) the claim amount by (B) the amount determined in Section 10.03(b)(i)(2) above.

(c) In no event shall the Members be entitled to indemnification pursuant to this Article X for Losses for which they are compensated through the post closing adjustment mechanism in Section 2.03 hereof. In addition, the exclusion of the first $500,000 of Losses in Section 10.03(b)(ii) shall not apply to reduce the Losses of the Company in connection with any Parent Expense Excess.

Section 10.04  Indemnification Procedures.

(a) For purposes of this Section 10.04, a party against which indemnification may be sought is referred to as the “Indemnifying Party” and the party which may be entitled to indemnification is referred to as the “Indemnified Party”.

(b) The obligations and liabilities of Indemnifying Parties under this Article X with respect to Losses arising from actual or threatened claims or demands by any third party which are subject to the indemnification provided for in this Article X (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within 15 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release an Indemnifying Party from any of its obligations under this Article X except to the extent that such Indemnifying Party is materially prejudiced by such failure. The notice of claim shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such indemnification claim, and the amount or good faith estimate of the amount arising therefrom.

(c) If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim through counsel of its choice (such counsel to be reasonably acceptable to the Indemnified Party) if it gives notice of its intention to do so to the Indemnified Party within 15 days of the receipt of such notice from the Indemnified Party; provided, however, that the Indemnifying Party shall not have the right to assume the defense of the Third Party Claim if (i) any such claim seeks, in addition to or in lieu of monetary losses, any injunctive or other equitable relief, (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of the adequacy of the Escrow Fund to provide indemnification in accordance with the provisions of this Agreement and the Escrow Agreement with respect to such proceeding, (iii) there is reasonably likely to exist a conflict of interest that would make it inappropriate (in the judgment of the Indemnified Party in its reasonable discretion) for the same counsel to represent both the Indemnified Party and the Indemnifying Party, or (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim may establish (in the good faith judgment of the Indemnified Party) a precedential custom or practice adverse to the business interests of the Indemnified Party or would increase the Tax liability of the Indemnified Party; provided further, that if by reason of the Third Party Claim a Lien, attachment, garnishment, execution or other encumbrance is placed upon any of the property or assets of such Indemnified Party, the Indemnifying Party, if it desires to exercise its right to assume such defense of the Third Party Claim, must agree to use a portion of the Escrow Fund to furnish a satisfactory indemnity bond to obtain the prompt release of such Lien, attachment, garnishment, execution or other encumbrance. If the Indemnifying Party assumes the defense of a Third Party Claim, it will conduct the defense actively, diligently and at its own expense, and, subject to the limits of this Agreement, it will hold all Indemnified Parties harmless from and against all Losses caused by or arising out of any settlement thereof. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably requested by the Indemnifying Party. Except with the written consent of the Indemnified Party (not to be unreasonably withheld), the Indemnifying Party will not, in the defense of a Third Party Claim, consent to the entry of any judgment or enter into any settlement (i) which does not include as an unconditional term thereof the giving to the Indemnified Party by the third party of a release from all liability with respect to such suit, claim, action, or proceeding; (ii) unless there is no finding or admission of (A) any violation of Law by the Indemnified Party (or any Affiliate thereof), (B) any liability on the part of the Indemnified Party (or any Affiliate thereof) or (C) any violation of the rights of any person and no effect on any other claims of a similar nature that may be made by the same third party against the Indemnified Party (or any Affiliate thereof); or (iii) which exceeds the limits of indemnification set forth in this Agreement.

(d) In the event that the Indemnifying Party fails or elects not to assume the defense of an Indemnified Party against such Third Party Claim which the Indemnifying Party had the right to assume pursuant to Section 10.04(c), the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to defend or prosecute such claim in any manner as it may reasonably deem appropriate and may settle such claim after giving written notice thereof to the Indemnifying Party, on such terms as such Indemnified Party may deem appropriate, and the Indemnified Party may seek prompt reimbursement from the Escrow Fund for any Losses incurred in connection with such settlement. If no settlement of such Third Party Claim is made, the Indemnified Party may seek prompt reimbursement from the Escrow Fund for any Losses arising out of any judgment rendered with respect to such claim. Any Losses for which an Indemnified Party is entitled to indemnification hereunder shall be promptly paid as suffered, incurred or accrued (in accordance with GAAP). If the Indemnifying Party does not elect to assume the defense of a Third Party Claim which it has the right to assume hereunder, the Indemnified Party shall have no obligation to do so.

(e) In the event that the Indemnifying Party is not entitled to assume the defense of the Indemnified Party against such Third Party Claim pursuant to Section 10.04(c), the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to defend or prosecute such claim and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner it may reasonably deem appropriate after giving written notice thereof to the Indemnifying Party, and the Indemnified Party may seek prompt reimbursement from the Escrow Fund for any Losses incurred in connection with such judgment or settlement. In such case, the Indemnified Party shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably requested by the Indemnified Party. If no settlement of such Third Party Claim is made, the Indemnified Party may seek prompt reimbursement from the Escrow Fund for any Losses arising out of any judgment rendered with respect to such claim. Any Losses for which an Indemnified Party is entitled to indemnification hereunder shall be promptly paid as suffered, incurred or accrued (in accordance with GAAP).

Section 10.05  Members’ Representative.

(a) CHGCM Co., LLC, and SGD (such person or persons and any successor or successors being collectively, each or either or both, the “Members’ Representative”) shall act as the representative of the Members, and shall be authorized to act on behalf of the Members and to take any and all actions required or permitted to be taken by the Members’ Representative under this Agreement with respect to any claims (including the settlement thereof) made by a Parent Indemnified Party for indemnification pursuant to this Article X and with respect to any actions to be taken by the Members’ Representative pursuant to the terms of the Escrow Agreement (including, without limitation, the exercise of the power to (i) authorize the delivery of Escrow Securities to a Parent Indemnified Party in satisfaction of claims by a Parent Indemnified Party, (ii) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to any claims for indemnification and (iii) take all actions necessary in the judgment of the Members’ Representative for the accomplishment of the foregoing). In all matters relating to this Article X, the Members’ Representative shall be the only party entitled to assert the rights of the Members, and the Members’ Representative shall perform all of the obligations of the Members hereunder. The Parent Indemnified Parties shall be entitled to rely on all statements, representations and decisions of the Members’ Representative. The Members shall have the right to change either one or both of the persons serving as Members’ Representative from time to time, which shall be effective upon written notification to the Parent; provided, however that any person serving as a Members’ Representative must be a Member or employed by a Member.

(b) The Members shall be bound by all actions taken by the Members’ Representative in his, her or its capacity thereof, except for any action that conflicts with the limitations set forth in subsection (d) below. The Members’ Representative shall promptly, and in any event within five (5) business days, provide written notice to the Members of any action taken on behalf of them by the Members’ Representative pursuant to the authority delegated to the Members’ Representative under this Section 10.05. The Members’ Representative shall at all times act in his or her capacity as Members’ Representative in a manner that the Members’ Representative believes to be in the best interest of the Members. Neither the Members’ Representative nor any of its directors, officers, agents or employees, if any, shall be liable to any person for any error of judgment, or any action taken, suffered or omitted to be taken under this Agreement or the Escrow Agreement, except in the case of its gross negligence, bad faith or willful misconduct. The Members’ Representative may consult with legal counsel, independent public accountants and other experts selected by it. The Members’ Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the Escrow Agreement. As to any matters not expressly provided for in this Agreement or the Escrow Agreement, the Members’ Representative shall not exercise any discretion or take any action.

(c) Each Member shall indemnify and hold harmless and reimburse the Members’ Representative from and against such Member’s ratable share of any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by the Members’ Representative arising out of or resulting from any action taken or omitted to be taken by the Members’ Representative under this Agreement or the Escrow Agreement, other than such liabilities, losses, damages, claims, costs or expenses arising out of or resulting from the Members’ Representative’s gross negligence, bad faith or willful misconduct.

(d) Notwithstanding anything to the contrary herein or in the Escrow Agreement, the Members’ Representative is not authorized to, and shall not, accept on behalf of any Member any merger consideration to which such Member is entitled under this Agreement and the Members’ Representative shall not in any manner exercise, or seek to exercise, any voting power whatsoever with respect to shares of capital stock of the Company or Parent now or hereafter owned of record or beneficially by any Member unless the Members’ Representative is expressly authorized to do so in a writing signed by such Member.

Section 10.06  Taxes.  In addition to, and not by way of limitation on, the indemnities set forth in Section 10.02(a), the Members agree to, and shall, indemnify a Parent Indemnified Party and hold each of them harmless for Losses resulting from Taxes for all tax periods prior to Closing (or otherwise related to a tax periods prior to Closing).

Section 10.07  Reduction of Indemnified Amounts.

(a) Notwithstanding any provision of this Article X to the contrary, Losses owed by the Members to a Parent Indemnified Party shall be reduced by the amount of any mitigating recovery a Parent Indemnified Party shall have received with respect thereto from any recovery by the Parent Indemnified Party under any insurance policies, without regard to whether the Parent Indemnified Party or another person paid the premiums therefor. If such a recovery is received by an a Parent Indemnified Party after it receives payment or other credit under this Agreement with respect to indemnified Losses, then a refund equal to the aggregate amount of such recovery shall be made promptly to the Members.

(b) Notwithstanding any provision of this Article X to the contrary, Losses owed by Parent to a Member Indemnified Party shall be reduced by the amount of any mitigating recovery a Member Indemnified Party shall have received with respect thereto from any recovery by the Member Indemnified Party under any insurance policies, without regard to whether the Member Indemnified Party or another person paid the premiums therefor. If such a recovery is received by an a Member Indemnified Party after it receives payment or other credit under this Agreement with respect to indemnified Losses, then a refund equal to the aggregate amount of such recovery shall be made promptly to Parent.

Section 10.08  Exclusive Rights and Remedies.  The provisions of this Article X shall be the exclusive basis of the parties to this Agreement for (i) any breach of a representation or warranty herein and (ii) any failure of a party to comply with any obligation, covenant, agreement or condition herein.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties and/or their designees or successors at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.01):

(a) if to Parent or Merger Sub:

JK Acquisition Corp.
4400 Post Oak Parkway
Suite 2530
Houston, Texas 77027
Facsimile No.: (713) 552-9226
Attention: James P. Wilson

with a copy to:

Patton Boggs LLP
2001 Ross Avenue, Suite 3000
Dallas, Texas 75201
Facsimile No.: (214) 758-1550
Attention: Fred S. Stovall, Esq.

(b) if to the Company:

Multi-Shot, LLC
2507 N. Frazier
Conroe, Texas 77303
Facsimile No.: (936) 441-6635
Attention: Allen Neel

with a copy to:

Catalyst Hall Growth Capital Co., LLC
2 Riverway, Suite 1710
Houston, Texas 77056
Facsimile No.: (713) 623-0473
Attention: Ron Nixon and Rick Herrman

with a copy to:

SG-Directional, LLC
P.O. Box 3417
Little Rock, Arkansas 72203-3417
Facsimile No.: (501) 377-3463
Attn: Ronald M. Clark

(c) if to the Members’ Representatives:

Catalyst Hall Growth Capital Co., LLC
2 Riverway, Suite 1710
Houston, Texas 77056
Facsimile No.: (713) 623-0473
Attention: Ron Nixon and Rick Herrman

and

SG-Directional, LLC
P.O. Box 3417
Little Rock, Arkansas 72203-3417
Facsimile No.: (501) 377-3463
Attn: Ronald M. Clark

with a copy to:

Franklin, Cardwell & Jones, P.C.
1001 McKinney, Suite 1800
Houston, Texas 77002
Facsimile No.: (713) 227-5657
Attention: Randolph Ewing, Esq.

with a further copy to:

Locke, Liddell & Sapp, PLLC
3400 JPMorgan Chase Tower
600 Travis
Houston, Texas 77002
Facsimile No.: (713) 229-2510
Attention: Craig L. Weinstock, Esq.

Section 11.02  Certain Definitions.

(a) As used in this Agreement, the following terms shall have the following meanings:

(i) “Adjusted EBITDA” means for any period, an amount equal to: the sum, without duplication, of the amounts for such period of (a) Net Income, (b) interest expense, (c) provisions for taxes based on income, (d) total depreciation expense, (e) total amortization expense, (f) non-cash losses in connection with dispositions of equipment having a basis at the time of disposition, (g) so called “First Tier Bonuses” or “Commission Bonuses” paid to or accrued to management personnel, as defined in Schedule B of each of the employment agreements dated August 1, 2004, between Messrs. Neel, Culbreth and Cudd and the Company, and further defined within these agreements as 0.50% of monthly sales for one of the aforementioned participants and 1.00% of Company’s monthly EBITDA for two of the aforementioned participants, (h) any bonuses or payments made to or accrued to employees of the Company under the Multi-Shot LLC 2004 Incentive Plan and the Multi-Shot, LLC Special Bonus Plan, each of such plans having been terminated on or about April 1, 2007, and (j) any and all management fees paid to or accrued for with respect to amounts due to Affiliates of the Company (which shall not exceed an aggregate of $120,000 on an annualized basis), all as determined in accordance with GAAP.

(ii) “Affiliate” of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified person.

(iii) “beneficial owner” with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its Affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its Affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its Affiliates or associates or person with whom such person or any of its Affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares.

(iv) “business day” means any day on which banks are not required or authorized to close in New York, New York.

(v) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

(vi) “Dispute” means that certain lawsuit styled JK Acquisition Corp. v. Multi-Shot, LLC, et al, Cause No. 2007-42384, District Court of Harris County, Texas.

(vii) “EBITDA” means for a period, an amount equal to: the sum, without duplication, of the amounts for such period of (a) Net Income, (b) interest expense, (c) provisions for taxes based on income, (d) total depreciation expense, and (e) total amortization expense.

(viii) “Escrow Agent” means First Zions National Bank, a national banking association.

(ix) “Estimated Parent Expenses” means the $3,202,500 of expenses estimated to be comprised of (1) the $300,000 advanced by Messrs. Wilson and Spickelmier to date, (2) up to $500,000 additional advances that Messrs. Wilson and Spickelmier may fund, (3) the $350,000 to be paid to Patton Boggs pursuant to the PB Agreement, (4) the $500,000 to be paid to Gibbs & Bruns pursuant to the GB Agreement, and (5) the $1,552,500 payable to FBW.

(x) “FARMITA” means that certain First Amended and Restated Membership Interest Transfer Agreement, dated as of March 30, 2007, by and among the Company, the Original Members and SGD.

(xi) “FBW” means Ferris, Baker Watts, Incorporated.

(xii) “FBW Warrants” means the warrants to purchase up to 1,400,000 shares of Parent Common Stock at an exercise price of $6.50 per share held by FBW.

(xiii) “Founder Expenses” means all documented expenses paid to third parties not affiliated with James P. Wilson or Keith D. Spickelmier at the direction of Messrs. Wilson or Spickelmier that are reasonable in amount and purpose until the Closing, which Founder Expenses will be listed on Section 11.02(a)(x) of the Parent Disclosure Schedule to be delivered to the Company at Closing, provided that the Founder Expenses shall not include amounts paid to Patton Boggs under the PB Agreement or to Gibbs & Bruns under the GB Agreement or the amounts payable to FBW.

(xiv) “Gain Share Plan” means that certain 2007 Gain Share Plan adopted by the Board of Managers of the Company on or about April 1, 2007.

(xv) “GB Agreement” means an agreement among Parent, Merger Sub, James P. Wilson, Keith D. Spickelmier, Herbert C. Williamson, Michael H. McConnell and Gibbs & Bruns, a copy of which is attached hereto as Exhibit F.

(xvi) “Knowledge” means, with respect to any party hereto, actual or deemed knowledge of: (i) in the case of the Company, the Company’s managers, as well as Allen Neel, Paul Culbreth, David Cudd, and Scott Bork, and (ii) in the case of Parent, James P. Wilson, Keith D. Spickelmier, Michael H. McConnell and Herbert C. Williamson, and such knowledge that would be imputed to such persons upon reasonable inquiry or due investigation. An individual will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (i) such fact circumstance, event or other matter is reflected in one or more documents, written or electronic, that are or have been in such individual’s possession or that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities, or (ii) such knowledge could be obtained from reasonable inquiry of those persons employed by the Company (as the case may be) charged with administrative or operational responsibility for such matter for such party by the person in the discharge of his duties and responsibilities with regards to those persons.

(xvii) “Net Income” means, for any period, the net income (or loss) of the Company for such period taken as a single accounting period determined in conformity with GAAP.

(xviii) “Original Members” means all of the Company’s existing Members, excluding SGD.

(xix) “Parent Expense Excess” means the amount to which the aggregate liabilities and indebtedness at the Closing exceed the Estimated Parent Expenses.

(xx) “PB Agreement” means an agreement between Parent, Merger Sub and Patton Boggs, a copy of which is attached hereto as Exhibit G.

(xxi) “Permitted Liens” means (a) mechanic’s and materialmen’s liens and similar encumbrances arising in the ordinary course of the Business of the Company that are not delinquent and not material to the business of the Company, (b) liens or encumbrances for federal, state, local, foreign and other taxes or assessments not yet due and payable or delinquent, (c) purchase money encumbrances and encumbrances securing rental payments under capital lease arrangements that are not delinquent and not material to the Business, and (d) liens in favor of Wells Fargo Bank.

(xxii) “Permitted Tax Distributions” means any distribution by the Company to its Members of such portion of the Net Income for any applicable year necessary to pay the Taxes incurred by the Members as permitted by the Company Regulations.

(xxiii) “Person” means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

(xxiv) “Recapitalization” means the transaction consummated on or about April 1, 2007 pursuant to the terms of that certain Recapitalization and Purchase Agreement dated effective April 1, 2007, by and among the Company, the Original Members and SGD.

(xxv) “RST Transaction” means the transaction under which the Company is acquiring an ownership interest, together with Cyrus Solutions Corporation, a Texas corporation (“Cyrus”) in a legal entity to be formed.

(xxvi) “Settlement Agreement” means that certain Settlement Agreement entered into by and among Parent, Company and SGD, which settles the Dispute.

(xxvii) “Stephens” means The Stephens Group, LLC, an Arkansas limited liability company.

(xxviii) “Stephens Group Debt” means all indebtedness or other obligations of the Company owing to Stephens pursuant to that certain subordinated promissory note dated on or about April 1, 2007, executed by the Company in favor of Stephens in the original principal amount of $15,000,000.

(xxix) “subsidiary” or “subsidiaries” of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

(xxx) “Transaction Expenses” means all out-of-pocket expenses and costs incurred by the Company and/or the Members from and after May 15, 2006, in connection with or relating to (A) the negotiation, drafting and contemplated consummation of the transactions contemplated under the Original Agreement, the Second Agreement, this Agreement and the Settlement Agreement, and (B) the Dispute, including, without limitation, all legal, accounting, tax, travel and ordinary expenses, but excluding any expenses referenced under Section 3.22 hereof, which Transaction Expenses will be summarized on Section 11.02(a)(xxvi) of the Company Disclosure Schedule to be delivered to the Parent at Closing.

(xxxi) “Ulterra Acquisition” means the transaction consummated on July 6, 2007, pursuant to the terms of that certain Asset Purchase Agreement dated effective July 6, 2007, by and among the Company, Ulterra MWD, L.P. and Ulterra Drilling Technologies, L.P.

(b) The following terms shall have the meanings defined for such terms in the Sections of this Agreement set forth below:

Term	Section

2006 Balance Sheet	2.02(b)
Acquisition Documents	10.01(a)
Actual Net Enterprise Value	2.03(i)
Actual Parent Stock Consideration	2.03(i)
Adjusted EBITDA	11.02(a)(i)
Adjustment Amount	2.03(a)
Adjustment Notice	2.03(a)
Affiliate	7.02(b), 7.10, 11.02(a)
AMEX	2.03(h)
Antitrust Laws	7.06(b)
Assets	3.17
Audited Financial Statements	3.08(a)
Back Up Transaction	5.18
Beneficial Owner	11.02(a)
Business	3.13
Business Day	11.02(a)
Cash Consideration	2.01(b)
Cash Exercise Warrant	2.06(n)
Cash Exercise Warrant Shares	2.06(j)
CERCLA	3.13
Certificate of Merger	1.02
CHGCM	Recitals
Closing	1.02
Closing Balance Sheet	2.03(a)
Closing Date	1.02
Closing Indebtedness	2.03(a)
Closing Working Capital	2.03(a)
COBRA	3.11(d)
Code	2.04(g)
Company	Preamble, 3.15(c)
Company Basic Representations	10.01(a)
Company Charter Documents	3.02
Company Confidential Information	3.14(f)
Company Disclosure Schedule	Article III
Company Exluded Changes	7.19(c)
Company Financial Statements	3.08(a)
Company Insiders	7.13
Company Intellectual Property	3.14(a)
Company Interest Certificates	2.04(a)
Company Interest to Cash Exchange Ratio	2.01(b)
Company Interest to Parent Common Stock Exchange Ratio	2.01(b)
Company Interest to Parent Warrant Exchange Ratio	2.01(b)

Term	Section

Company Interests	Preamble
Company Material Adverse Effect	3.01
Company Permits	3.07(a)
Competing Transaction	7.04(b)
Contingent Award	2.06(a)
Contingent Award Calculation	2.06(f)
Contingent Award Dispute Notice	2.06(f)
Contingent Award Notice	2.06(e)
Contingent Award Per Share Market Value	2.06(b)
Contingent Award Shares	2.06(d)
Control	11.02(a)
Current Assets	2.02(a)
Current Liabilities	2.02(a)
Determination	2.06(c)
Determination Date	2.06(c)
DGCL	1.01
Dispute	11.02(a)
Dispute Notice	2.03(b)
EBITDA	11.02(a)
Effective Time	1.02
Employee Obligation	3.14(i)
Employment Agreement(s)	7.05(b)
Environmental Laws	3.13
Environmental Liabilities	3.13
Environmental Permits	3.13
ERISA	3.11(a)
ERISA Affiliate	3.11(e)
Escrow Account	2.04(b)
Escrow Agent	11.02(a)
Escrow Agreement	2.04(b)
Escrow Fund	2.04(b)
Escrow Per Share Market Value	2.03(h)
Escrow Securities	2.04(a)
Escrow Shares	2.01(b)
Escrow Warrants	2.04(a)
Estimated Closing Balance Sheet	2.02(b)
Estimated Closing Working Capital	2.02(b)
Estimated Indebtedness	2.02(b)
Estimated Net Enterprise Value	2.01(b)
Estimated Parent Expenses	11.02(a)
Estimated Third Party Indebtedness	2.01(b)
Exchange Act	5.04(b)
Exchange Agent	2.04(a)
Exchange Value	2.08(a)

Term	Section

Execution Date	Preamble
FARMITA	11.02(a)
FBW	11.02(a)
FBW Warrants	11.02(a)
Final Conversion Schedule	7.16
FIRPTA	8.02(p)
Form S-4 Alternative	7.02(b)
Founder Expenses	11.02(a)
Founders	8.01(a)
Founders RR Agreement	5.17
Fully Diluted Company Interest Amount	2.01(b)
GAAP	2.02(a)
Gain Share Plan	11.02(a)
GB Agreement	11.02(a)
Governmental Entity	3.06(b)
Gross Enterprise Value	2.01(b)
Gross Redemption Dollar Amount	2.08(a)
Hazardous Substances	3.13
HSR Act	3.06(b)
Indebtedness	2.01(b)
Indemnification Claim	2.04(b)
Indemnified Party	10.04(a)
Indemnifying Party	10.04(a)
Independent Accounting Firm	2.03(d)
Index Warrant	2.06(b)
Index Warrant Exercise Notice	2.06(o)
Index Warrant Holder	2.06(b)
Infringement	3.14(a)
Initial Determination Date	2.06(c)
Initial Merger Consideration	2.01(e)
Intellectual Property	3.14(a)
Interim Financial Statements	3.08(a)
Inventions	3.14(a)
IP Rights	3.14(a)
Knowledge	11.02(a)
Law	3.06(a)
Legal Proceeding	3.10
Legal Requirement	3.13
Letter of Transmittal	2.04(a)
Liabilities	3.08(b)
Liens	3.17
Losses	10.02(a)
Marks	3.14(a)
Material Contracts	3.12(a)

Term	Section

Measurement Date	2.06(b)
Measurement Period	2.06(b)
Member Indemnified Parties	10.03(a)
Members	Preamble
Members’ Representative	10.05(a)
Merger	Preamble
Merger Consideration	2.03(i), 2.08(k)
Merger Sub	Preamble
Multi-employer Plan	3.11(c)
Multiple Employer Plan	3.11(c)
Multi-Shot, Inc.	1.04(a)
Net Income	11.02(a)
Net Redemption Dollar Amount	2.08(a)
New Membership Interests	7.02(b)
Non-Disclosure Agreement	7.03(b)
Non-Solicitation Agreement(s)	7.05(c)
Opinion	5.07
Order	8.01(b)
Original Agreement	Preamble
Original Members	11.02(a)
Other Filings	7.01(a)
Parent	Preamble, 5.14(c)
Parent Assets	5.15
Parent Audited Financial Statements	5.11(a)
Parent Basic Representations	10.01(b)
Parent Common Stock	Preamble
Parent Disclosure Schedule	Article V
Parent Expense Excess	11.02(a)
Parent Excluded Changes	7.19(c)
Parent Indemnified Parties	10.02(a)
Parent Interim Financial Statements	5.11(a)
Parent Liens	5.15
Parent Material Adverse Effect	5.01(a)
Parent Preferred Stock	5.03(a)
Parent Reference Balance Sheet	5.11(a)
Parent SEC Reports	5.05(a)
Parent Shares	2.01(b)
Parent Stock Consideration	2.01(b)
Parent Stockholder Approval	7.01(a)
Parent Stockholders’ Meeting	3.32
Parent Warrant	2.01(b)
Patton Boggs	1.02
PB Agreement	11.02(a)
Permitted Liens	11.02(a)

Term	Section

Permitted Tax Distributers	11.02(a)
Person	11.02(a)
Plan(s)	3.11(a)
Preliminary Conversion Schedule	7.16
Proceeds	2.03(i)(i)
Proxy Statement	3.32
Public Stockholders	8.01(a)
RCRA	3.13
Real Property	3.13
Recapitalization	11.02(a)
Redemption Calculations	2.08(a), 2.08(c)
Redemption Dispute Notice	2.08(a), 2.08(c)
Redemption Liability Amount	2.08(a)
Redemption Liability Shares	2.08(a)
Redemption Notice	2.08(a), 2.08(b)
Redemption Option	2.08(a)
Redemption Price Differential	2.08(a)
Redemption Share Price	2.08(a)
Redemption Shares Number	2.08(a)
Redemption Value Safe Harbor	2.08(a)
Redemption Warrant	2.08(a)
Reference Balance Sheet	3.08(a)
Registration Rights Agreement	7.02(a)
Release	3.13
Remedial Action	3.13
Representatives	7.03(a)
RST Transaction	11.02(a)
Safe Harbor Shares	2.08(a)
SEC	5.5(a)
Second Agreement	Preamble
Second Determination Date	2.06(c)
Section 16 Information	7.13
Securities Act	2.07
Settlement Agreement	11.02(a)
SGD	Preamble
Shares in Excess of Safe Harbor	2.08(a)
Software	3.14(j)
Source Materials	3.14(c)
Stephens	11.02(a)
Stephens Group Debt	11.02(a)
Subsidiary(ies)	11.02(a)
Surviving Corporation	1.01
Target Working Capital	2.03(g)
Tax(s)	3.15(c)

Term	Section

Tax Authority	3.15(c)
Tax Return(s)	3.15(a)
Taxable	3.15(c)
Terminating Company Breach	9.01(c)
Terminating Parent Breach	9.01(d)
Third Determination Date	2.06(c)
Third Determination Period	2.06(c)
Third Party Claims	10.04(b)
TLLCA	1.01
Total Exercise Warrant Value	2.06(d)
Trading Price	2.06(b)
Transaction Expenses	11.02(a)
Transaction — Related Members’ Equity Charges	2.01(c)
Ulterra Acquisition	11.02(a)
Used	3.14(a)
WARN Act	7.15
Weighted Average Index Warrant Exercise Price	2.06(d)
Working Capital	2.02(a)

Section 11.03  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 11.04  Assignment; Binding Effect; Benefit.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 11.05  Incorporation of Exhibits.  The Company Disclosure Schedule, the Parent Disclosure Schedule, the Schedules and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

Section 11.06  Specific Performance.  Each party acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each party agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court in the United States or in any state having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled pursuant hereto.

Section 11.07  Governing Law; Forum.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law. In any action between the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of either the state courts located in Harris County, Texas or the United States District Court for the Southern District of Texas and (ii) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid.

(b) Notwithstanding anything contained in this Agreement to the contrary, the parties hereto agree that a condition precedent to Parent or Merger Sub asserting a claim or cause of action against the Company and/or any Member alleging that the Company or such Member has breached any obligation(s) to provide access to information and to personnel as reasonably necessary for Parent to prepare and file the Proxy Statement with the SEC, shall be that (i) Parent and/or Merger Sub shall provide written notice of the alleged breach to the Company and the Members’ Representative, (ii) the Company and/or the Members’ Representative, shall have three (3) business days from the date of receipt of the aforementioned written notice to cure the alleged breach, and (iii) if Parent and/or Merger Sub contend that an alleged breach has not been cured after the expiration of this three (3) business day cure period, then as a final condition precedent to asserting a claim or cause of action against the Company and/or any Member alleging that the Company or such Member has breached any obligation(s) to provide access to information and to personnel as reasonably necessary for Parent to prepare and file the Proxy Statement with the SEC, Parent or Merger Sub first shall seek compliance by filing a motion with the 234th Judicial District Court in Harris County, Texas seeking to compel compliance with this Agreement. The parties hereto further agree that the 234th Judicial District Court shall retain jurisdiction over the parties to enforce this Agreement with respect to any such alleged breach(es), and agree not to take the position that such motion is a procedurally improper mechanism for seeking such relief or that the Court lacks the authority to order specific compliance with this Agreement. Parent and Merger Sub acknowledge and agree that Parent and Merger Sub shall be barred from asserting a claim or cause of action against the Company and/or any Member alleging the Company and/or a Member has breached any obligation(s) to provide access to information or otherwise assist with the SEC proxy process if Parent or Merger Sub fails to follow the procedures set forth in the first sentence of this Subparagraph with respect to such alleged breach, and any such failure to so comply with the aforementioned procedures shall operate as an absolute waiver of any such claims or causes of action by Parent or Merger Sub.

Section 11.08  Time of the Essence.  For purposes of this Agreement and the transactions contemplated by this Agreement, time is of the essence.

Section 11.09  Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 11.10  Construction and Interpretation.

(a) For purposes of this Agreement, whenever the context requires, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Schedules” and “Exhibits” are intended to refer to an Article or Section of, or Schedule or Exhibit to, this Agreement.

(e) Except as otherwise indicated, all references (i) to any agreement (including this Agreement), contract or Law are to such agreement, contract or Law as amended, modified, supplemented or replaced from time to time, and (ii) to any Governmental Entity include any successor to that Governmental Entity.

(f) This Agreement may not be modified by the parties’ course of dealing or course of performance. The parties expressly agree that their duties, obligations and rights shall not be expanded, altered or modified based on their conduct. Furthermore, the wavier of any right on one occasion shall not constitute the waiver of that right on any other occasion or the wavier of any other rights. Moreover, any action voluntarily undertaken by the Company or its members shall not modify alter or expand their obligations in connection with Parent’s Proxy Statement or otherwise under this Agreement.

Section 11.11  Further Assurances.  Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

Section 11.12  Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.13  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 11.14  Entire Agreement.  This Agreement (including the Exhibits, the Schedules, the Company Disclosure Schedule and the Parent Disclosure Schedule) and the Non-Disclosure Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

[Remainder of this page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, each of Parent, Merger Sub, the Company and the Members’ Representative has executed or has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

JK ACQUISITION CORP.

By:	/s/ James P. Wilson
James P. Wilson
Chief Executive Officer

MULTI-SHOT, INC.

By:	/s/ James P. Wilson
James P. Wilson
President

MULTI-SHOT, LLC

By:	/s/ Allen Neel
Allen Neel
President

SG-DIRECTIONAL, LLC
(in such capacity as Members’ Representative)

By:	The Stephens Group, LLC,
Its Manager

By:	/s/ Ronald M. Clark
Ronald M. Clark
Senior Vice President

CATALYST/HALL GROWTH CAPITAL MANAGEMENT CO., LLC
(in such capacity as Members’ Representative)

By:	/s/ Rick Herrman
Rick Herrman
President

Merger Agreement — Signature Pages

JOINDER OF MEMBERS

Each of the undersigned Members hereby joins in execution of this Agreement to evidence its or his agreement to be bound by the provisions contained in Article IV, Article VII, Article X and Article XI, to the extent that such provisions relate to such Member individually.

SG-DIRECTIONAL, LLC

By:	The Stephens Group, LLC,
Its Manager

By:	/s/ Ronald M. Clark
Ronald M. Clark
Senior Vice President

CATALYST/HALL GROWTH CAPITAL, LP

By:	Catalyst/Hall Growth Capital Management Co.,
LLC
Its sole general partner

By:	/s/ Rick Herrman
Rick Herrman
President

CATALYST/HALL PRIVATE EQUITY, LP

By:	Catalyst/Hall Private Equity Management
Company, LLC
Its sole general partner

By:	/s/ Rick Herrman
Rick Herrman
President

Merger Agreement — Signature Pages

CATALYST CAPITAL PARTNERS I, LTD.

By:	The Catalyst Group, Inc.
Its sole general partner

By:	/s/ Rick Herrman
Rick Herrman
Vice President
CATALYST CAPITAL PARTNERS II, LTD.

By:	The Catalyst Group II, Inc.
Its sole general partner

By:	/s/ Rick Herrman
Rick Herrman
Vice President

CRF AIR, LLC

By:	/s/ Jay C. Jimerson
Jay C. Jimerson
Manager

/s/  Robert P. Vilyus
ROBERT P. VILYUS

/s/  Allen Neel
ALLEN NEEL

/s/  David Cudd
DAVID CUDD

/s/  Paul Culbreth
PAUL CULBRETH

Merger Agreement — Signature Pages

Schedule 2.06(d)
Contingent Award Calculation — Example

Merger
Agreement
section. ref.
2.06 (c)	Initial Determination Date (“IDD”)		6/30/2008

Assumptions:	1) 1,000,000 Index Warrants exercised during the IDD;
	2) $7/sh. weighted avg. Total Exercise Warrant Value/sh. for those exercised Index Warrants
	3) $5/sh. Weighted Average Index Warrant Exercise Price
Step One:

2.06 (d) (i) (A)	Multiple-Assumed Contingent Award Per Share Market Value	$7.00
	Xs (times)
2.06 (d) (i) (B)	1,000,000 Index Warrants exercised during IDD period	1,000,000

	determining, Total Exercised Warrant Value	$7,000,000
Step Two:

2.06 (d) (ii) (A)	Calc.-Aggregate # of Index Warrants for IDD Period	1,000,000

2.06 (d) (ii) (B)	Calc.-Aggregate Total Exercised Warrant Value for IDD Period	$7,000,000

2.06 (d) (ii) (C)	Calc.-Per share weighted avg. Total Exercised Warrant Value for all Index Warrants during DD Period	$7.00
Step Three:

2.06 (d) (iii) (A)	Multiply # shs. in 2.06 (d) (ii) (A) above	1,000,000
	Times
2.06 (d) (iii) (B)	# of shares in 2.06 (d) (iii) A by $5.00	$5.00

		$5,000,000
Step Four:

2.06 (d) (iv) (A)	Subtract-the amount determined in 2.06 (d) (iii)	$5,000,000
	from
2.06 (d) (iv) (B)	the Total Exercised Warrant Value for Initial Determination Period 2.06 (d) (i)	$7,000,000

	Determining-Contingent Award amt.	$2,000,000
Step Five:

	If Contingent Award amt. > than $0
2.06 (d) (v) (A)	Divide-Contingent Award amount per 2.06 (d) (iv)	$2,000,000
	By
2.06 (d) (v) (B)	Amount determined in 2.06 (d) (ii) (C):
	(per/sh. weighted avg. Total Exercise Warrant Value for the Determination Period)	$7.00

	In determining the # of
	Parent Common Shares to be issued (“Contingent Award Shares”)	285,714